As filed with the Securities and Exchange Commission on September 21, 2005
Registration No. 333-126556

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
to
FORMS F-4* and S-4*
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Compagnie Générale de Géophysique
(Exact Name of Registrant as Specified in its Charter)
General Geophysics Company
(Translation of Registrant’s Name Into English)

Republic of France (State or Other Jurisdiction of Incorporation or Organization)	1382 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)
1, rue Léon Migaux
91341 Massy
France
(33) 1 64 47 3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michel Ponthus Senior Executive Vice President Legal Affairs and Human Resources and Secretary General Compagnie Générale de Géophysique 1, rue Léon Migaux 91341 Massy France	Thomas N. O’Neill III Linklaters 25, rue de Marignan 75008 Paris France

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering Price	Aggregate	Amount of
of Securities to be Registered	Registered	Per Senior Note(1)	Offering Price(1)	Registration Fee(2)

7 1/2% Senior Notes due 2015	$165,000,000	100%	$165,000,000	$19,420.50

Guarantees of 7 1/2% Senior Notes due 2015(3)	$165,000 000	—	—	—(4)

(1)	The notes being registered are being offered in exchange for 7 1/2% Senior Notes due 2015 previously sold in transactions exempt from registration under the Securities Act. The registration fee was computed based on the face value of the 7 1/2% Senior Notes due 2015 solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(2)	Calculated pursuant to Rule 457(f) under the Securities Act of 1933.

(3)	The 7 1/2% Senior Notes due 2015 are unconditionally guaranteed, on a joint and several basis, by certain subsidiaries on a senior unsecured basis. No separate consideration will be paid in respect of these guarantees. See inside facing page for the registrant guarantors.

(4)	Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

		Primary Standard
Name and Address, Including Zip Code and	State or Other	Industrial
Telephone Number, Including Area Code, of	Jurisdiction of	Classification Code	I.R.S. Employer
Principal Executive Offices	Incorporation	Number	Identification No.

CGG Americas Inc.	Texas	1382	74 - 1596771
16430 Park Ten Place Houston, Texas 77084 (1) 281 646 2400
CGG Canada Services Ltd.	Alberta, Canada	1382
450, 808-4th Avenue SW Calgary, Alberta TP3 E8 Canada (1) 403 266 1011
CGG Marine Resources	Norway	1382
Norge A/ S OH Bangs Vei 70 N-1363 Høvik Norway (47) 67 11 34 72
Sercel, Inc.	Oklahoma	1382	73 - 1396603
17200 Park Row Houston, Texas 77084 (1) 281 492 6688
Sercel Canada Ltd.	New Brunswick, Canada	1382
1108 55th Avenue, NE Calgary, Alberta TZE 6Y Canada (1) 403 275 3544
Sercel Australia Pty Ltd.	New South Wales, Australia	1382
274 Victoria Road Rydalmere, New South Wales 2116 Australia (61) 2 8832 5500

*	This registration statement comprises a filing on Form F-4 with respect to the securities of the registrants (other than CGG Americas Inc. and Sercel Inc.) and a filing on Form S-4 with respect to the securities of CGG Americas Inc. and Sercel Inc.

Offer to Exchange All Outstanding
7 1/2% Initial Senior Notes due 2015
Guaranteed on a senior basis by certain subsidiaries
($165,000,000 aggregate principal amount outstanding)
for
7 1/2% Exchange Senior Notes due 2015
Guaranteed on a senior basis by certain subsidiaries
Compagnie Générale de Géophysique
(General Geophysics Company)
          We are offering to exchange all of our outstanding unregistered 7 1/2% Senior Notes due 2015 issued on April 28, 2005 for new registered 7 1/2% Senior Notes due 2015. The outstanding notes and the new notes are sometimes collectively referred to as the notes. The terms of the new notes are identical to the terms of the outstanding notes except that the new notes are registered under the Securities Act of 1933 (the “Securities Act”) and, therefore, are freely transferable.

Please consider the following:	Information about the Notes:

•   You should carefully review the Risk Factors beginning on page 22 of this prospectus.

•   Our offer to exchange outstanding notes for new note will be open until 5:00 p.m., New York City time, on October 25, 2005, unless we extend the exchange offer.

•   The exchange offer is not conditional upon any minimum aggregate principal amount of outstanding notes being tendered.

•   Tenders of outstanding notes may be withdrawn any time prior to the expiration of the exchange offer.

•   The exchange of outstanding notes for new notes will not be a taxable event for U.S. federal income tax purposes.

•   You should also carefully review the procedures for tendering the outstanding notes beginning on page 55 of this prospectus.

•   If you fail to tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

•   No public market currently exists for the notes. Application has been made for the new notes to be listed on the Euro MTF market of the Luxembourg Stock Exchange.

• The notes will mature on May 15, 2015.

•   We will pay interest on the notes semi-annually on May 15 and November 15 of each year, beginning, with respect to the new notes, November 15, 2005, at the rate of 7 1/2 % per annum.

•   We may redeem the notes on or after may 15, 2010 at the redemption prices set forth on page 65 of this prospectus.

•   We have the option until May 15, 2008, to redeem up to 35% of the original aggregate principal amount of the notes with the net proceeds of certain types of equity offerings.

•   At any time prior to May 15, 2010, we may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of the notes plus the applicable premium described in this prospectus.

•   We may also redeem all, but not fewer than all, of the notes at a redemption price equal to 100% of the principal amount of the notes in the event of certain changes affecting tax laws.

•   The notes are our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness and senior in right of payment to all our existing and future subordinated indebtedness.

•   The notes will be initially guaranteed on a senior unsecured basis by certain of our subsidiaries. The notes and the subsidiary guarantees will be effectively subordinated to all our secured obligations, all secured obligations of our subsidiaries that guarantee the notes and all obligations of our subsidiaries that do not guarantee the notes.

• If we undergo a change of control or sell some of our assets, we may be required to offer to purchase notes from you.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus is September 23, 2005

      This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this prospectus. We have not authorized any person to provide information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) applicable to foreign private issuers. In accordance with the Exchange Act, we electronically file reports, including annual reports on Form 20-F and interim reports on Form 6-K, and other information with the Securities and Exchange Commission. You may obtain these reports and other information by sending a written request to Compagnie Générale de Géophysique, 1, rue Léon Migaux, 91341 Massy, France, Attention: Investor Relations Officer, Telephone: (33) 1 64 47 3000.
      You can inspect and copy these reports, and other information, without charge, at the Public Reference Room of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. In addition, you can inspect material filed by us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which American Depositary Shares representing shares of our common stock are listed. As a foreign private issuer, we are not subject to the proxy rules under Section 14 or the short-swing insider profit disclosure rules under Section 16 of the Exchange Act.
      All information referred to above will, for so long as the notes are listed on the Luxembourg Stock Exchange, also be available, without charge, at the specified office of the Paying Agent in Luxembourg during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted) from the date of this prospectus.
PRESENTATION OF INFORMATION
      In this prospectus, references to “United States” or “U.S.” are to the United States of America, references to “U.S. dollars”, “$” or “U.S.$” are to United States dollars, references to “France” are to the Republic of France, references to “FF” are to French francs and references to “euro” or “€” are to the single currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the Treaty Establishing the European Union.
      Unless otherwise indicated, statements in this prospectus relating to market share, ranking and data are derived from management estimates based, in part, on independent industry publications, reports by market research firms or other published independent sources. Any discrepancies in any table between totals and the sums of the amounts listed in such table are due to rounding.
      As used in this prospectus “CGG”, “we”, “us” and “our” refer to Compagnie Générale de Géophysique and its subsidiaries, except as otherwise indicated.

INCORPORATION BY REFERENCE
      The Commission allows us to “incorporate by reference” the information we file with the Commission in other documents, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the Commission after the date of this prospectus automatically updates and supersedes this prospectus.

      We incorporate by reference each of the following documents:

•	our amended annual report on Form 20-F/A for the financial year ended December 31, 2004 filed with the Commission on September 19, 2005;

•	our report on Form 6-K submitted to the Commission on September 8, 2005 containing our unaudited interim financial statements for the six months ended June 30, 2005;

•	our report on Form 6-K submitted to the Commission on September 8, 2005 setting out our new group management organization; and

•	our report Form 6-K submitted to the Commission on September 16, 2005 announcing our mandatory offer for and compulsory acquisition of shares of Exploration Resources ASA not yet owned by us.

      In addition, we incorporate by reference each of the following documents that we will file with the Commission after the date of this prospectus from now until the first anniversary of the effective date of the registration statement pertaining to the new notes:

•	reports filed under Section 13(a), 13(c) or 15(d) of the Exchange Act; and

•	any future reports filed on Form 6-K that indicate that they are incorporated by reference in this prospectus.

      You may obtain a copy of any of the documents referred to above (excluding exhibits) at no cost by contacting us at the following address:

Compagnie Générale de Géophysique
1, rue Léon Migaux
91341 Massy, France
Attention: Investor Relations Officer
Tel: (33) 1 64 47 3000
      To obtain timely delivery, you must request any document no later than five days before the date of the expiration of this exchange offer, meaning no later than October 20, 2005.

FORWARD-LOOKING STATEMENTS
      This prospectus includes forward-looking statements. We have based these forward-looking statements on our current views and assumptions about future events.
      These forward-looking statements are subject to risks, uncertainties and assumptions we have made, including, among other things:

•	changes in international economic and political conditions, and in particular in oil and gas prices;

•	our ability to reduce costs;

•	our ability to finance our operations on acceptable terms;

•	the timely development and acceptance of our new products and services;

•	the effects of competition;

•	political, legal and other developments in foreign countries;

•	the timing and extent of changes in exchange rates for non-U.S. currencies and interest rates;

•	the accuracy of our assessment of risks related to acquisitions, projects and contracts, and whether these risks materialize;

•	our ability to integrate successfully the businesses or assets we acquire;

•	our ability to sell our seismic data library;

•	our ability to access the debt and equity markets during the periods covered by the forward-looking statements, which will depend on general market conditions and on our credit ratings for our debt obligations; and

•	our success at managing the risks of the foregoing.

      We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

PROSPECTUS SUMMARY
      This summary highlights selected information from this prospectus to help you understand our business and the terms of the notes. You should carefully read all of this prospectus, including the consolidated financial statements and related notes, to understand fully our business and the terms of the notes, as well as some of the other considerations that may be important to you in making your investment decision. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the notes is appropriate for you.
About Compagnie Générale de Géophysique
      We believe we are a leading international provider of geophysical services and manufacturer of geophysical equipment. Founded in France in 1931, we provide geophysical services principally to oil and gas companies that use seismic imaging to help explore for, develop and manage oil and gas reserves by:

•	identifying new areas where subsurface conditions are favorable for the accumulation of oil and gas;

•	determining the size and structure of previously identified oil and gas fields; and

•	optimizing development and production of oil and gas reserves (reservoir management).

      We sell our geophysical equipment primarily to other geophysical service companies.
      Our operations are organized into two main segments: Services and Products. Services accounted for 57% and Products accounted for 43% of our consolidated revenues for the year ended December 31, 2004. For the six months ended June 30, 2005, Services accounted for 63% and Products accounted for 37% of our consolidated revenues. We generate revenues (by location of customers) on a worldwide basis. For the year ended December 31, 2004, 30% of our consolidated revenues were from the Americas, 40% from the Middle East and the Asia-Pacific region, 20% from Europe and CIS, and 10% from Africa. For the six months ended June 30, 2005, 30% of our consolidated revenues were from the Americas, 27% from the Middle East and Asia-Pacific region, 37% from Europe and CIS, and 6% from Africa.
      Our address is 1, rue Léon Migaux, 91341 Massy, France, and our telephone number is +(33) 1 64 47 30 00.
Industry Conditions
      Overall demand for geophysical services and equipment is dependent upon spending by oil and gas companies for exploration, production development and field management activities. This spending depends in part on present and expected future oil and gas prices. We believe that the medium-term outlook for the geophysical services sector, particularly the offshore segment, and the demand for geophysical products is fundamentally positive for a number of reasons:

•	Renewed geopolitical stability in the aftermath of the Iraq conflict, while uncertain, may gradually restore confidence and visibility in the oil and gas industry, improving the prospects for new projects by our clients.

•	Economic growth, particularly in more active regions such as Asia (notably China and India), is generating increased energy demand and leading to higher energy prices and increased exploration efforts.

•	The need to replace depleting reserves and maximize the recovery of oil in existing reservoirs should encourage capital expenditures by our clients in exploration and production, which we expect will benefit the seismic industry.

•	The scope of application of geophysical services has considerably increased over the last several years as a result of significant research and development efforts. Geophysical services can now potentially be applied to the entire sequence of exploration, development and production as opposed to exploration only. This is particularly true with technologies such as 4D (time lapse seismic data).

•	Finally, the depth and duration of the contraction in the geophysical sector between 1999 and 2003 may have increased awareness among geophysical service providers of the risks related to market overcapacity.
Services
      Our services are organized into the following three Strategic Business Units (“SBUs”):

•	the Land SBU for land seismic acquisition services;

•	the Offshore SBU for marine seismic acquisition, multi-client library sales, and related services; and

•	the Processing & Reservoir SBU for seismic data processing, data management and reservoir studies.

Land SBU
      We believe we are a leading land seismic contractor outside of North America, particularly in difficult terrain. At December 31, 2004, we had eight land crews performing specialized 3D and 2D seismic surveys, all of which were recording data. Land seismic acquisition includes all seismic surveying techniques where the recording sensor is either in direct contact with, or in close proximity to, the ground. Our Land SBU offers integrated services, including the acquisition and processing of seismic data on land, in transition zones and on the ocean floor (seabed surveys). In September 2003, we launched a restructuring program to substantially lower fixed costs in our land acquisition unit, which was substantially completed by December 2003. We have developed partnerships with local seismic acquisition companies in several countries (Kazakhstan, Indonesia and Libya). We bring to these partnerships our international expertise, technical know-how, equipment and experienced key personnel as needed, while local partners provide their logistical resources, equipment and knowledge of the environment and local market.
      Revenues from our Land SBU accounted for 24% and 11% of our revenues in 2003 and 2004, respectively, and 14% or our revenues for the six months ended June 30, 2005.

Offshore SBU
      We provide a full range of 3D marine seismic services, principally in the Gulf of Mexico, the North Sea and off the coasts of West Africa and Brazil as well as in the Asia-Pacific region. The capacity to both acquire and process marine seismic data is an important element of our overall strategy to maintain and develop our leading position in marine seismic data acquisition and processing. We currently operate a fleet of five vessels, two of which we own and three of which we operate under time charters. Time charters allow us to change vessels in order to keep pace with market developments and provide us with the security of continued access to vessels without the significant investment required for ownership.
      We undertake both exclusive and non-exclusive (multi-client) marine surveys. When we acquire marine seismic data on an exclusive basis, the customer directs the scope and extent of the survey and retains ownership of the data obtained. In regions where there is extensive petroleum exploration, such as Brazil, the Gulf of Mexico, West Africa, the Mediterranean Sea and the North Sea, we also undertake multi-client (or non-exclusive) surveys whereby we retain ownership of the seismic data. This enables us to provide multiple companies access to the data by way of license. As a result, we have the potential to obtain multiple and higher revenues, while our customers who license the data have the opportunity to pay lower prices.
      Revenues from our Offshore SBU accounted for 26% and 30% of our revenues in 2003 and 2004, respectively, and 36% of our revenues for the six months ended June 30, 2005.

Processing & Reservoir SBU
      We provide seismic data processing and reservoir services through our network of 26 data processing centers (including two dedicated 4D processing centers) and reservoir teams located around the world. Our seismic data processing operations transform seismic data acquired in the field into 2D cross-sections or 3D images of the earth’s subsurface using Geocluster, our proprietary seismic software. These images are then interpreted by geophysicists and geologists for use by oil and gas companies in evaluating prospective areas, selecting drilling sites and managing producing reservoirs. We process seismic data acquired by our own land and marine acquisition crews as well as seismic data acquired by non-affiliated third parties. Marine seismic data has been a significant source of the growth in demand for our data processing services and represents over two-thirds of the operating revenues generated in our processing centers. In addition, we reprocess previously processed data using new techniques to improve the quality of seismic images.
      We complement our network of international centers with regional multi-client centers and dedicated centers that bring processing facilities within our clients’ premises. Fourteen of our data processing centers are “dedicated” centers that are located in our clients’ offices. We believe that these dedicated centers are responsive to the trend among oil and gas companies to outsource processing work while providing our clients with a high level of service. These centers enable our geoscientists to work directly with clients and tailor our services to meet individual clients’ needs.
      Revenues from our Processing & Reservoir SBU accounted for 18% of our revenues in 2003 and for 15% in 2004, and 13% of our revenues for the six months ended June 30, 2005.
Products
      We conduct our equipment development and production operations through Sercel Holding S.A. and its subsidiaries (“Sercel”). Sercel is the market leader in the development and production of seismic acquisition systems and specialized equipment in the land and offshore seismic markets. Sercel’s principal product line is seismic recording equipment, particularly the 408UL 24-bit recording systems. Sercel is operated as an independent division and makes most of its sales to purchasers other than CGG.
      Sercel significantly expanded its product range and increased its market share in the seismic equipment industry with the acquisitions of GeoScience Corporation in December 1999 and Mark Product in 2000 and has continued its expansion in 2003 and 2004. In October 2003, Sercel acquired Sodera S.A., a leading provider of air gun sources used mainly in marine seismic data acquisition. In January 2004, Sercel acquired a division of Thales Underwater Systems Pty Ltd that develops and manufactures surface marine seismic acquisition systems, particularly solid streamers, and seabed marine seismic acquisition systems. Also in 2004, Sercel acquired a 51% stake in the capital of Sercel-JunFeng Geophysical Equipment Co Ltd, a Chinese company based in Hebei, China, to reinforce Sercel’s manufacturing capabilities for geophones, cables and connectors. Both Thales’ seismic equipment business and Sercel-JunFeng have been consolidated within the CGG group from January 2004. In addition, through the recent acquisitions of Createch and Orca, Sercel is continuing its expansion while strengthening its position in two areas with perceived growth potential: sea-floor seismic systems and borehole seismic tools.
      Revenues from our Products segment accounted for 33% and 43% of our consolidated operating revenues in 2003 and 2004, respectively, and 37% of our revenues for the six months ended June 30, 2005.
Our Strategy
      We intend to continue to strengthen our competitive position in the global geophysical services and products markets by capitalizing on growth opportunities resulting from both the application of new technologies in every sector of our business — from exploration to production and reservoir management — and from our diversified geographic presence.
      To achieve our objective we have adopted the following strategies:

Focus on Growth Areas for Geophysical Services
      We believe that the continued development and enhancement of our proprietary seismic data recording equipment and software will help us to remain among the leading providers of 3D land seismic surveys. We believe that our proprietary equipment and software provide us with a competitive advantage in specific growth markets, such as data acquisition in transition zones and difficult terrain, where recent technological advances have made seismic acquisition more feasible. We intend to focus on developing our technological capabilities in emerging markets for geophysical services, such as reservoir appraisal and production monitoring. We believe that, due to our extensive international experience, we also have a competitive advantage in certain geographic markets such as Europe, Africa, the Middle East and Latin America, where we have been operating longer than many of our competitors and where we have developed partnerships with local seismic acquisition companies in several countries. We also believe that we have unique experience and expertise in complex land acquisition projects.
      We intend to maintain our position in the marine seismic market for non-exclusive data by developing our non-exclusive data library. We believe that a strong position in this market segment enhances our global competitive position and may provide opportunities for significant future sales. In developing our non-exclusive data library, we carefully select survey opportunities in order to maximize our return on investment. We also intend to apply the latest advances in depth imaging technology to a selected part of our library.
      Given the growing importance of geophysics in reservoir characterization, we intend to further develop the synergies between our data processing and reservoir services. This approach places us in a better position to meet the requirements of our clients with an extensive range of integrated services. We also intend to increase our processing capability in developing disciplines, such as lithology prediction (identification of the rock layers covering and surrounding the oil trap), as well as applications relating to reservoir description and monitoring, including 3D pre-stack depth imaging, multi-component and 4D studies. We also plan to continue promoting and developing our dedicated processing center services within our clients’ offices.
      We also intend to develop an innovative suite of solutions for reservoir development and reservoir monitoring. In 2004, for example, we carried out several pilot sub sea projects using ocean-bottom seismic sensors in the Gulf of Mexico.

Develop Technological Synergies for Products and Capitalize on New Generation Equipment
      We believe Sercel is the leading producer of land, marine and sub-sea geophysical equipment. We plan to continue developing synergies among the technologies available within Sercel and to capitalize fully on our position as a market leader. Through internal expenditures on research and development, we seek to improve existing products and maintain an active new product development program in all segments of the geophysical equipment market (land, marine and ocean-bottom).

Develop and Utilize Innovative Technology
      We believe that growth in demand for geophysical services will continue to be driven by the development of new technologies. We expect multi-component (3C/4C) surveys and time-lapse (4D) surveys to become increasingly important for new production-related applications, particularly in the marine sector, and expect specialized recording equipment for difficult terrain to become more important in land seismic data acquisition, particularly in transition zones and shallow water. We believe that to remain competitive, geophysical services companies will need to combine advanced data acquisition technology with consistently improving processing capacity in order to reduce further delivery times for seismic services.
      In this respect, we intend to continue our high level of research and development investment to reinforce our technological leadership.

Emphasize Client Service
      We believe it is important to operate in close proximity to our clients to develop a better understanding of their individual needs and to add measurable value to their business processes. We respond to these needs by creating new products or product enhancements that improve the quality of data and reduce the data delivery time to clients. We believe that our regional multi-client and dedicated data processing centers in our clients’ offices provide us with an advantage in identifying contract opportunities, optimizing service to clients and developing products responsive to new market demands, such as seismic techniques applied to reservoir management. We believe that we are well positioned to benefit from the industry trend towards increased outsourcing that is leading oil and gas companies to place greater emphasis on relationships and service quality, including health, safety and protection of the environment, in their selection of third party service providers, including geophysical services providers.

Provide Integrated Services
      We are committed to providing clients with a full array of seismic data services, from acquisition and processing to data interpretation and management. We believe that integration of compatible technology and equipment increases the accuracy of data acquisition and processing, enhances the quality of our client service and thereby improves productivity in oil and gas exploration and production. Our clients increasingly seek integrated solutions to better evaluate known reserves and improve the ratio of recoverable hydrocarbons from producing fields. We are continuing to develop our ability to provide geosciences solutions through a combination of various exploration and production services, including technical data management, reservoir characterization and interpretation of well information.

Monitor Industry Consolidation Opportunities
      We will continue to monitor developments in the industry and remain committed to pursuing attractive opportunities for consolidation, if they appear. We believe that the goal of any such consolidation would be to exploit synergies and to promote the emergence of seismic operators possessing larger financial and technological bases.
Recent Developments
      On August 29, 2005, we acquired a controlling stake of approximately 60% of Exploration Resources ASA. We did not previously own any shares in Exploration Resources. We have continued to acquire shares of Exploration Resources and at September 15, we had acquired an aggregate of approximately 92% of the issued shares and to 94% of the voting rights, once adjusted for the existence of treasury shares, of Exploration Resources. Exploration Resources is a Norwegian based provider of marine seismic services to the global oil and gas industry with focus on towed seismic data acquisition, multi-client seismic services, and 4C/4D/seabed operations. Exploration Resources is listed on the Oslo Stock Exchange under the ticker code “EXRE”. All shares were acquired at a purchase price of approximately NOK 340 per share. We commenced a mandatory cash offer for all remaining shares in Exploration Resources in accordance with the provisions of the Norwegian Securities Act on September 16, 2005 at an offer price of NOK 340 per share. We believe that the employees, the assets and the technological base of Exploration Resources and its subsidiary Multiwave are substantially complementary with our activities.
      On September 1, 2005, we entered into a single currency U.S.$375 million term credit facility with Crédit Suisse, London Branch and BNP Paribas as arrangers, with a maturity date at September 1, 2006 with the option (upon our request and upon approval of a majority of the lenders) to extend it for a further six months. The use of proceeds for this credit facility is to fund our initial purchase of approximately 60% of Exploration Resources shares, our continuing purchases of Exploration Resources shares, our mandatory offer for the purchase of the remaining Exploration Resources shares and the squeeze out of remaining shareholders.

Summary of the Terms of the New Notes

Securities Offered	U.S.$165,000,000 aggregate principal amount of 7 1/2% Exchange Senior Notes due 2015.

Maturity	May 15, 2015.

Interest Payment Dates	We will pay interest on the notes semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2005.

Guarantees	Initially, the notes will be guaranteed on a senior unsecured basis by Sercel, Inc., Sercel Canada Ltd. and Sercel Australia Pty Ltd (the “Sercel Guarantors”) and CGG Americas, Inc., CGG Canada Services Ltd. and CGG Marine Resources Norge A/ S (together with the Sercel Guarantors, the “Initial Guarantors”). Our other subsidiaries will not initially guarantee the notes and, in certain circumstances, we may elect to have the Sercel Guarantors released from their guarantees of the notes.

The Initial Guarantors have fully and unconditionally guaranteed, on a joint and several basis, the payment of all interests, principal and other amounts, if any, under the notes and the indenture for the notes.

The Initial Guarantors (including their subsidiaries that have not guaranteed the notes) generated, in IFRS, before consolidation entries, €227.8 million of revenues, €36.3 million of operating income and €35.4 million of net income in the year ended December 31, 2004 and held €347.3 million of total assets before consolidation entries as of December 31, 2004. They generated, before consolidation entries, €116.4 million of revenues, €15.2 million of operating income and €7.7 million of net income in the six months ended June 30, 2005 and held €388.8 million of total assets before consolidation entries as of June 30, 2005.

The Sercel Guarantors (excluding their subsidiaries that have not guaranteed the notes) generated, in IFRS, before consolidation entries, €104.8 million of revenues, €6.8 million of operating income and €14.2 million of net income in the year ended December 31, 2004 and held €150.8 million of total assets before consolidation entries as of December 31, 2004. They generated, before consolidation entries, €55.6 million of revenues, €102.0 million of operating loss and €1.9 million of net loss in the six months ended June 30, 2005 and held €181.6 million of total assets before consolidation entries as of June 30, 2005. The revenue, operating income, net income and assets of the Sercel Guarantors are included in those of the Initial Guarantors.

Ranking	The notes will be our senior unsecured obligations, ranking equally in right of payment with all our other existing and future senior unsecured indebtedness and senior in right of payment to all our existing and future subordinated indebtedness. The notes and the subsidiary guarantees will be effectively subordinated to all our secured obligations and all secured obligations of the subsidiaries that guarantee the notes, including any indebtedness under our syndicated credit facility. The notes and the subsidiary guarantees also will be effectively subordinated to all current and future indebtedness of subsidiaries that do not guarantee the notes. The indenture permits us and our subsidiaries to incur additional indebtedness

(included additional secured indebtedness), subject to certain conditions. As of June 30, 2005, there was €58.0 million of outstanding indebtedness effectively senior to the notes.

Optional Redemption	We may redeem all or a part of the notes at any time on or after May 15, 2010 at the redemption prices described in this prospectus. We may redeem up to 35% of the aggregate principal amount of the notes prior to May 15, 2008 using the proceeds of certain equity offerings. At any time prior to May 15, 2010, we may redeem all or part of the notes at a redemption price equal to 100% of the principal amount of the notes plus the applicable premium described in this prospectus. We may also redeem all, but not less than all, of the notes at a redemption price equal to 100% of the principal amount of the notes in the event of certain changes in tax laws.

Change of Control	If we undergo a change of control, each holder may require us to repurchase all or a portion of the notes held by such holder at 101% of the principal amount thereof, plus accrued and unpaid interest.

Redemption for Changes in Tax Law	We will be required to pay additional amounts to the holders of the notes to compensate them for any amounts deducted from payments to them in respect of the notes on account of certain taxes and other governmental charges. If we become obligated to pay such additional amounts as a result of a change in law, the notes will be subject to redemption, in whole but not in part, at our option at a price equal to 100% of the principal amount of the notes.

Certain Covenants and Events of Default	The indenture for the notes contains certain covenants and events of default that, among other things, limit our ability and that of certain of our subsidiaries to:

• incur or guarantee additional indebtedness or issue preferred shares;

• pay dividends or make other distributions;

• purchase equity interests or redeem subordinated indebtedness early;

• create or incur certain liens;

• create or incur restrictions on the ability to pay dividends or make other payments to us;

• enter into transactions with affiliates;

• issue or sell capital stock of subsidiaries;

• engage in sale-and-leaseback transactions; and

• sell assets or merge or consolidate with another company.

All of these limitations are subject to a number of important qualifications.

If at any time the notes receive ratings of BBB- or higher from Standard & Poor’s and Baa3 or higher from Moody’s, and no default or event of default has occurred and is continuing, certain restrictions, covenants and events of default will cease to be applicable to the notes for so long as the notes maintain such ratings.

Summary of the Exchange Offer
      On April 28, 2005, we issued and sold the outstanding notes outside the United States in reliance on Regulation S under the Securities Act and to certain qualified institutional buyers within the United States in reliance on Rule 144A under the Securities Act.
      We entered into a registration rights agreement with the initial purchasers in the private offering of the outstanding notes in which we agreed to deliver to you this prospectus and to complete the exchange offer within 210 days after the date we issued the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for new notes with substantially identical terms.
      You should read the discussion under the headings “— Summary of the Terms of the New Notes” beginning on page 11 and “Description of the Notes” beginning on page 61 for further information regarding the new notes.
      We summarize the terms of the exchange offer below. You should read the discussion under the heading “The Exchange Offer” beginning on page 52 for further information regarding the exchange offer and resale of the new notes.

The Exchange Offer	We are offering to exchange up to $165 million aggregate principal amount of new notes for up to $165 million aggregate principal amount of the outstanding notes. Outstanding notes may be exchanged only in integral multiples of $1,000.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on October 25, 2005, or such later date and time to which we extend it.

Withdrawal of Tenders	You may withdraw your tender of outstanding notes prior to the expiration date, unless previously accepted for exchange. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any outstanding notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange Offer	We will not be required to accept outstanding notes for exchange if the exchange offer would be unlawful or would violate any interpretation of the staff of the Commission. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered. Please read the section “The Exchange Offer — Conditions to the Exchange Offer” beginning on page 54 for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	If your outstanding notes are held through The Depository Trust Company (“DTC”) and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any new note you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the outstanding notes or the new notes;

• if you are not a broker-dealer or are a broker-dealer but will not receive new notes for your own account in exchange for outstanding notes, you are not engaged in and do not intend to engage in the distribution of the new notes;

• if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, that the outstanding notes to be exchanged for new notes were acquired by you as a result of market-making or other trading activities and that you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

• you are not our “affiliate”, as defined in Rule 405 of the Securities Act, nor a broker-dealer tendering outstanding notes acquired directly from us for your own account.

Special Procedures for Beneficial Owners	If you own a beneficial interest in outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and cannot comply, prior to the expiration date, with the applicable procedures under the automated tender program of DTC, you must tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer — Guaranteed Delivery Procedures” beginning on page 58.

Certain U.S. Federal Income Tax Considerations	The exchange of outstanding notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Certain U.S. Federal Income Tax Consequences of the Exchange Offer” beginning on page 106.

Use of Proceeds	We will not receive any cash proceeds from the issuance of new notes.
The Exchange Agent
      We have appointed JPMorgan Chase Bank as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:
For Delivery by Mail, Overnight Delivery or Delivery By Hand:
JPMorgan Chase Bank
2001 Bryan Street, 10th Floor
Dallas, Texas 75201
Attn: Frank Ivins
For Facsimile Transmission
(for eligible institutions only):
+1 (214) 468-6494
Attn: Frank Ivins
For Information by Telephone:
+1 (800) 275-2048

Right Under Registration Rights Agreement	If we fail to complete the exchange offer as required by the registration rights agreement, we will be obligated to pay liquidated damages to holders of the outstanding notes. Please read “Outstanding Notes Registration Rights Agreement” beginning on page 102 for more information regarding your rights as a holder of outstanding notes.

Listing	Application has been made for the new notes to be listed on the Euro MTF market of the Luxembourg Stock Exchange.

Governing Law	New York.

Trustee and Principal Paying Agent	JPMorgan Chase Bank, National Association.

Luxembourg Paying Agent	Dexia Banque Internationale à Luxembourg.
For further information regarding the new notes, see “Description of the Notes”.
Principal Executive Office
      Our headquarters are located at l, rue Léon Migaux, 91341 Massy, France, and our telephone number is +33 1 64 47 3000.
Risk Factors
      See “Risk Factors” beginning on page 22 for a discussion of certain factors to be considered in connection with an investment in the new notes.

SUMMARY FINANCIAL AND OPERATING INFORMATION
      The tables below set forth summary consolidated financial and operating data as of and for each of the five years in the period ended December 31, 2004 and the six month periods ended June 2004 and 2005, and the tables should be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements and “Operating and Financial Review and Prospects” included in our annual report for the year ended December 31, 2004 incorporated by reference in this prospectus and our unaudited interim condensed consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our report on Form 6-K presenting our results as of and for the six months ended June 30, 2005 incorporated by reference in this prospectus.
      The summary financial data for each of the years in the five-year period ended December 31, 2004 have been derived from our audited consolidated financial statements prepared in accordance with French GAAP, which differs in certain respects from IFRS and U.S. GAAP. All interim financial data is unaudited.
      For the year ended December 31, 2000 there were no material differences between French GAAP and U.S. GAAP. Beginning with the financial statements for the year ended December 31, 2001, French GAAP differs in certain significant respects from U.S. GAAP.
      The differences between French GAAP and U.S. GAAP as they relate to us, and the reconciliation of net income and shareholders’ equity to U.S. GAAP are described in Note 28 to our consolidated financial statements. included in our annual report for the year ended December 31, 2004 incorporated by reference in this prospectus, and the differences between IFRS and U.S. GAAP as they relate to us, and the reconciliation of net income and shareholders’ equity to U.S. GAAP are described in note 22 to our unaudited interim condensed consolidated financial statements included in our report on Form 6-K presenting our results as of and for the six months ended June 30, 2005 incorporated by reference in this prospectus.
      We adopted IFRS, as adopted by the EU, as our primary accounting principles from January 1, 2005. Please read “Operating and Financial Review and Prospects — Trend Information — Transition to IFRS Accounting” in our annual report for the year ended December 31, 2004 incorporated by reference in this prospectus. Our first consolidated financial statements under IFRS, as adopted by the EU, were those as of and for the three months ended March 31, 2005. Our consolidated financial statements for the six months ended June 30, 2005 were prepared in accordance with IFRS, and we presented restated financial statements under IFRS as of and for the six months ended June 30, 2004. Please see our unaudited interim condensed consolidated financial statements included in our report on Form 6-K presenting our results as of and for the six months ended June 30, 2005 incorporated by reference in this prospectus and the section “Transition to International Financial Reporting Standards” in this prospectus.
      The information in the following tables and in our consolidated financial statements is presented in euro. We prepared our consolidated financial statements in French francs for periods through December 31, 2000; however, we have adopted the euro as our reporting currency for the periods after January 1, 2001. We have restated our 2000 annual consolidated financial statements in euro at the fixed exchange rate of €1.00 = FF 6.55957. Although our 2000 annual consolidated financial statements depict the same trends as would have been shown had they been presented in French francs, they may not be directly comparable to the financial statements of other companies originally reported in a currency other than the French franc and subsequently restated in euro. A comparison of our financial statements and those of another company that had historically used a reporting currency other than the French franc that takes into account actual fluctuations in exchange rates could be materially different from a comparison of our financial statements and those of another company as translated into euro.

As of and for the year ended December 31,

2004	2003	2002	2001	2000

(in € millions, except per share and operating data)
Statement of Operations Data:
Amounts in accordance with French GAAP:
Operating revenues	692.7	612.4	700.7	802.9	695.3
Cost of operations	(556.0)	(491.0)	(531.4)	(641.7)	(579.9)
Gross profit	136.7	121.4	169.3	161.2	115.4
Research and development expenses, net	(33.5)	(26.9)	(27.1)	(35.3)	(26.9)
Selling, general and administrative expenses	(79.5)	(78.8)	(86.7)	(84.8)	(83.2)
Other revenues (expenses)	12.0	(5.1)	6.1	13.7	13.5
Operating income	35.7	10.6	61.6	54.8	18.8
Interest and other financial income and expense, net	(22.4)	(21.0)	(32.6)	(23.0)	(15.9)
Exchange gains (losses), net	4.4	4.6	7.9	(1.4)	(5.8)
Equity in income of affiliates	10.3	6.5	6.4	8.8	2.6
Income (loss) before income taxes and minority interest	28.0	0.7	43.3	39.2	(0.3)
Income tax expense	(9.7)	(3.1)	(17.4)	(16.8)	(10.6)
Goodwill amortization	(6.2)	(7.7)	(6.3)	(6.5)	(4.7)
Minority interest	(1.0)	(0.3)	(2.2)	(0.2)	3.6
Net income (loss)	11.1	(10.4)	17.4	15.7	(12.0)
Per share amounts: Basic(1)	0.95	(0.89)	1.49	1.35	(1.28)
Diluted (2)	0.94	(0.89)	1.49	1.35	(1.28)
Amounts in accordance with U.S. GAAP:
Operating revenues	709.5	645.6	719.0	795.0	695.3
Operating income	55.0	42.7	81.9	48.6	14.1
Net income (loss)	3.3	3.1	15.1	9.3	(12.0)
Per share amounts:
Basic common stock holder(1)	0.28	0.27	1.29	0.80	(1.28)
Diluted common stock holder(2)	0.28	0.26	1.29	0.80	(1.28)
Balance Sheet Data:
Amounts in accordance with French GAAP:
Cash and cash equivalents	130.8	96.4	116.6	56.7	60.1
Working capital(3)	106.7	81.1	170.9	191.8	180.3
Property, plant and equipment, net	204.5	216.0	265.0	280.7	140.7
Multi-client data library	124.5	145.0	127.1	91.9	77.5
Total assets	939.6	879.4	1,024.7	1,014.4	839.3
Shareholders’ equity	395.7	396.6	437.5	462.8	320.7
Amounts in accordance with U.S. GAAP:
Total assets	975.8	924.2	1,036.8	1,008.0	839.3
Shareholders’ equity	396.4	413.4	431.0	456.4	320.7
Other Historical Financial Data and Ratios:
Amounts derived from French GAAP data:
ORBDA(4)	165.4	162.3	210.1	200.5	150.5
Capital expenditures(5)	51.7	44.4	130.6	55.0	39.5
Investments in multi-client data library	51.1	109.7	130.1	78.8	92.5
Total financial debt	270.0	235.6	318.3	285.7	264.5
Net financial debt(6)	139.2	139.2	201.7	229.0	204.4
Ratio of earnings to fixed charges(7)	1.5	x	0.5	x	2.0	x	2.0	x	—
Operating Data (at end of period):
Land crews in operation	8	12	14	12	20
Streamers in operation	39	42	42	48	30
Data processing centers in operation	26	26	26	26	25

(1)	Basic per share amounts have been calculated on the basis of 11,681,406 issued and outstanding shares in 2004, 11,680,718 issued and outstanding shares in 2003 and 2002, 11,609,393 issued and outstanding shares in 2001 and 9,389,214 issued and outstanding shares in 2000.

(2)	Diluted per share amounts have been calculated on the basis of 11,818,603 issued and outstanding shares in 2004, 11,760,630 issued and outstanding shares in 2003, 11,680,718 issued and outstanding shares in 2002, 11,609,393 issued and outstanding shares in 2001 and 9,485,053 issued and outstanding shares in 2000. In 2002 and 2001, the effects of stock options were not dilutive (as a result of applying the treasury stock method).

(3)	Consists of trade accounts and notes receivable, inventories and work-in-progress and other current assets less trade accounts and notes payable, accrued payroll costs, income tax payable, advance billings to customers and other current liabilities.

(4)	“ORBDA” (Operating Result Before Depreciation and Amortization) is defined as operating income (loss) excluding non-recurring revenues (expenses) plus depreciation, amortization and additions (deductions) to valuation allowances of assets and add-back of dividends received from equity companies. ORBDA is presented as additional information because our syndicated credit facility dated March 12, 2004 requires us to respect a maximum ratio of consolidated net debt to ORBDA. Our U.S.$375 million single term credit facility dated September 1, 2005 also contains covenants regarding the maintenance of ORBDA to total interest costs and net debt to ORBDA. ORBDA is not a measure of financial performance under French GAAP, U.S. GAAP or IFRS and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with French GAAP, U.S. GAAP or IFRS. See “Operating and Financial Review and Prospectus — Liquidity and Capital Resources” included in our amended annual report on Form 20-F/A for the year ended December 31, 2004 filed with the Commission on September 19, 2005 and incorporated by reference in this prospectus for additional information regarding ORBDA, including a reconciliation of ORBDA to net cash provided by operating activities.

(5)	“Capital expenditures” is defined as purchases of property, plant and equipment plus equipment acquired under capital lease.
     The following table presents a reconciliation of capital expenditures to purchases of property, plant and equipment and equipment acquired under capital lease for the periods indicated:

	For the year ended December 31,

	2004	2003	2002	2001	2000

	(in € millions)
Purchase of property, plant and equipment	43.0	36.3	122.0	41.8	33.1
Equipment acquired under capital lease	8.7	8.1	8.6	13.2	6.4

Capital expenditures	51.7	44.4	130.6	55.0	39.5

(6)	“Net Debt” is the amount of bank overdrafts plus current portion of long-term debt, plus long-term debt less cash and cash equivalents.

(7)	The term “earnings” is the amount of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, plus fixed charges, plus amortization of capitalized interest, plus distributed income to equity investees, plus the share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, less interest capitalized, less preference security dividend requirements of consolidated subsidiaries, less the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. The term “fixed charges” means the sum of the following: (a) interest expensed or capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries. The term “preference security dividend” is the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities, computed as the amount of the dividend divided by one minus the effective income tax rate applicable to continuing operations. The deficiency of earnings to fixed charges was €7.6 million for the year ended December 31, 2000.

		As of
	As of	December 31, 2004
	and for the	and for the
	six months ended	six months ended
	June 30, 2005	June 30, 2004

	(unaudited)
	(in € millions, except per share and
	operating data)
Statement of Operations Data:
Amounts in accordance with IFRS
Operating revenues	383.7	321.4
Cost of operations	(297.5)	(263.5)
Gross profit	87.0	57.9
Research and development expenses — net	(14.8)	(13.3)
Selling, general and administrative expenses	(41.9)	(38.6)
Other revenues (expenses) — net	0.8	9.8
Operating income	29.5	15.8
Cost of financial debt	(19.6)	(11.3)
Other financial income (loss)	0.7	(3.6)
Income from consolidated companies before income taxes	10.6	0.9
Income taxes	(14.6)	(9.2)
Net income from consolidated companies	(4.0)	(8.3)
Equity in income (losses) of investees	6.7	4.8
Net income	2.7	(3.5)
Attributable to:
Shareholders	2.7	(3.8)
Minority interest	—	0.3
Weighted average number of shares outstanding	11,736,024	11,680,968
Dilutive potential shares from stock-options	216,224	114,920
Dilutive potential shares from convertible bonds	1,400,000	—
Dilutive weighted average number of shares outstanding	13,352,248	11,795,888
Net earning per share
Basic	0.23	(0.30)
Diluted	0.23	(0.30)
Amounts in accordance with U.S. GAAP:
Operating revenues	398.9	327.6
Operating income	29.3	17.3
Net income (loss)	22.0	1.8
Per share amounts:
Basic common stock holder(1)	1.88	0.15
Diluted common stock holder(2)	1.78	—
Balance Sheet Data:
Amounts in accordance with IFRS:
Cash and cash equivalents	113.1	130.6
Working capital(3)	130.2	118.8
Property, plant and equipment, net	232.6	204.1
Multi-client data library	113.8	124.6
Total assets	1,033.7	973.6
Shareholders’ equity	455.4	428.8

		As of
	As of	December 31, 2004
	and for the	and for the
	six months ended	six months ended
	June 30, 2005	June 30, 2004

	(unaudited)
	(in € millions, except per share and
	operating data)
Amounts in accordance with U.S. GAAP:
Total assets	1,046.3	975.8
Shareholders’ equity	438.4	396.4
Other Historical Financial Data and Ratios:
ORBDA(4)	97.0	78.4
Amounts derived from IFRS data:
Capital expenditures(5)	50.3	28.3
Investments in multi-client data library	15.0	27.4
Total financial debt	256.1	253.1
Net financial debt(6)	143.0	122.5
Ratio of earnings to fixed charges(7)	2.2x
Operating Data (at end of period):
Land crews in operation	11	8
Streamers in operation	40	39
Data processing centers in operation	29	26

(1)	Basic per share amounts have been calculated on the basis 11,736,024 issued and outstanding shares in the six months ended June 30, 2005 and 11,680,968 issued and outstanding shares in the six months ended June 30, 2004.

(2)	Diluted per share amounts have been calculated on the basis of 13,352,248 issued and outstanding shares in the six months ended June 30, 2005 and 11,795,888 issued and outstanding shares in the three months ended March 31, 2004.

(3)	Consists of trade accounts and notes receivable, inventories and work-in-progress, income tax assets and other current assets less trade accounts and notes payable, accrued payroll costs, income tax payable, advance billings to customers and other current liabilities.

(4)	“ORBDA” (Operating Result Before Depreciation and Amortization) is defined as operating income (loss) excluding non-recurring revenues (expenses) plus depreciation, amortization and additions (deductions) to valuation allowances of assets and add-back of dividends received from equity companies. ORBDA is presented as additional information because our syndicated credit facility dated March 12, 2004 requires us to respect a maximum ratio of consolidated net debt to ORBDA. Our U.S.$375 million single term credit facility dated September 1, 2005 also contains covenants regarding the maintenance of ORBDA to total interest costs and net debt to ORBDA. ORBDA is not a measure of financial performance under IFRS or U.S. GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with IFRS or U.S. GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in the report on Form 6-K submitted to the Commission on September 8, 2005 containing our unaudited interim financial statements for the six months ended June 30, 2005 and incorporated by reference in this prospectus for additional information regarding ORBDA, including a reconciliation of ORBDA to net cash provided by operating activities.

(4)	“Capital expenditures” is defined as purchases of property, plant and equipment plus equipment acquired under capital lease. The following table presents a reconciliation of capital expenditures to purchases of property, plant and equipment and equipment acquired under capital lease for the periods indicated:

	For the six
	months ended
	June 30,

	2005	2004

	(unaudited)
	(in € millions)
Purchase of property, plant and equipment	37.1	20.8
Equipment acquired under capital lease	13.2	7.5
Capital expenditures	50.3	28.3

(6)	“Net Financial Debt” is the amount of bank overdrafts plus current portion of long-term debt, plus long-term debt less cash and cash equivalents.

(7)	The term “earnings” is the amount of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, plus fixed charges, plus amortization of capitalized interest, plus distributed income to equity investees, plus the share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, less interest capitalized, less preference security dividend requirements of consolidated subsidiaries, less the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. The term “fixed charges” means the sum of the following: (a) interest expensed or capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries. The term “preference security dividend” is the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities, computed as the amount of the dividend divided by one minus the effective income tax rate applicable to continuing operations.

RISK FACTORS
      An investment in the notes involves risks. Before investing in the notes, you should carefully consider the following risk factors and all information contained in this prospectus. Additional risks and uncertainties of which we are not aware or that we believe are immaterial may also adversely affect our business, financial condition, liquidity, results of operations or prospects. If any of these events occur, our business, financial condition, liquidity, results of operations or prospects could be materially and adversely affected. If that happens, we may not be able to pay interest or principal on the notes when due and you could lose all or part of your investment.
Risks Related to Our Business

Our results of operations can be significantly affected by currency fluctuations.
      As a company that derives a substantial amount of its revenue from sales internationally, we are subject to risks relating to fluctuations in currency exchange rates. In each of the years ended December 31, 2004, 2003 and 2002, over 90% of our operating revenues and approximately two-thirds of our operating expenses were denominated in currencies other than the euro. These included the U.S. dollar and, to a significantly lesser extent, other non-euro Western European currencies, principally the British pound and the Norwegian kroner. In addition, a significant portion of our revenues that were invoiced in euros related to contracts that were effectively priced in U.S. dollars, as the U.S. dollar often serves as the reference currency when bidding for contracts to provide geophysical services. Our exposure to fluctuations in the euro/ U.S. dollar exchange rate has increased considerably over the last few years due to increased sales outside of Europe.
      Fluctuations in the exchange rate of the euro against such other currencies, particularly the U.S. dollar, have had in the past and can be expected in future periods to have a significant effect upon our results of operations. Since we participate in competitive bids for data acquisition contracts that are denominated in U.S. dollars, a depreciation of the U.S. dollar against the euro (such as has occurred since the second half of 2003) harms our competitive position against that of other companies whose costs and expenses are denominated in U.S. dollars. For financial reporting purposes, such depreciation negatively affects our reported results of operations since U.S. dollar-denominated earnings that are converted to euros are stated at a decreased value. While we attempt to reduce the risks associated with such exchange rate fluctuations through our hedging policy, we cannot assure you that we will be effective or that fluctuations in the value of the currencies in which we operate will not materially affect our results in the future.

We have had operating losses in the past and we cannot assure you that we will be profitable in the future.
      We recorded net losses each year from 1998 to 2000. In 2001 and 2002, we recorded net income of €15.7 million and €17.4 million, respectively, marking a return to profitability. After recording a net loss of €10.4 million in 2003, primarily due to a charge for the restructuring of our land seismic acquisition business unit, we recorded net income of €11.1 million in 2004. We have taken measures designed to respond to the circumstances existing in the industry underlying prior year losses; however, we cannot assure you that the implementation of these actions will lead to profitability in future years.

We are subject to risks related to our international operations that could harm our business and results of operations.
      With operations worldwide, and with a majority of our revenues derived outside of the United States and Western Europe, including emerging markets, our business and results of operations are subject to various risks inherent in international operations. These risks include:

•	instability of foreign economies and governments;

•	risks of war, seizure, renegotiation or nullification of existing contracts; and

•	foreign exchange restrictions, laws and other policies affecting trade and investment.

      While we carry insurance against political risks associated with such operations, in amounts we consider appropriate in accordance with industry practices, we cannot assure you that we will not be subject to material adverse developments with respect to our international operations. In addition, the tax treatment of certain of our complex transactions is difficult to predict with certainty, and, although we believe that we have made appropriate provisions for taxation, the imposition of tax on such transactions could require cash payments by us.
      We and our subsidiaries and our affiliated entities also conduct business in countries known to experience government corruption. We are committed to doing business in accordance with our code of ethics but there is a risk that we, our subsidiaries or affiliated entities or their respective officers, directors, employees and agents may take action in violation of applicable laws, including the Foreign Corrupt Practices Act of 1977. Any such violations could result in substantial civil and/or criminal penalties and might adversely affect our business and results of operations or financial condition. See “Directors, Senior Management and Employees — Board Practices — Audit Committee” in our annual report on Form 20-F for the year ended December 31, 2004, dated April 18, 2005 incorporated by reference in this prospectus.

Future businesses and technologies that we may acquire may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.
      An aspect of our current business strategy is to seek new businesses, technologies and products to broaden the scope of our existing and planned product lines and technologies. For example, we recently acquired Exploration Resources, a Norway-based provider of marine seismic services to the global oil and gas industry with a focus on towed seismic data acquisition, multi-client seismic services, and 4C/4D/seabed operations. In addition, we acquired several manufacturers of seismic products in 2003 and 2004 in order to expand Sercel’s product line. We also believe that the seismic industry should continue to consolidate with the goal of exploiting synergies and to promoting the emergence of seismic operators possessing larger financial and technological bases. Although we regularly explore opportunities with respect to possible acquisitions of businesses, technologies or products, we do not currently have any understandings, commitments or agreements relating to any such material transactions. Future transactions of this type could result in the incurrence of debt and contingent liabilities and an increase in amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect upon us.
      Risks we could face with respect to recent and future acquisitions include:

•	difficulties in the integration of the operations, technologies, products and personnel of the acquired company;

•	diversion of management’s attention away from other business concerns; and

•	expenses of any undisclosed or potential legal liabilities of the acquired company.

      The risks associated with acquisitions could have a material adverse effect upon our business, financial condition and results of operations. We cannot assure that we will be successful in consummating future acquisitions on favorable terms, if at all.

We invest significant amounts of money in acquiring and processing seismic data for multi-client surveys and for our data library without knowing precisely how much of the data we will be able to sell or when and at what price we will be able to sell the data.
      We invest significant amounts in acquiring and processing seismic data that we own. By making such investments, we assume the risk that:

•	we may not fully recover the costs of the data through future sales. The amounts of these data sales are uncertain and depend on a variety of factors. Many of these factors are beyond our control. In addition, the timing of these sales can vary greatly from period to period. Technological or regulatory changes or other developments could also adversely affect the value of the data;

•	the value of our multi-client data could be significantly adversely affected if any material adverse change occurred in the general prospects for oil and gas exploration, development and production activities in the areas where we acquire multi-client data; and

•	any reduction in the market value of such data will require us to write down its recorded value, which could have a significant adverse effect on our results of operations.

Our working capital needs are difficult to forecast and may be subject to significant and rapid increases which could result in additional financing requirements that we may not be able to obtain at all or on satisfactory terms.
      It is difficult for us to predict with certainty our working capital needs. This is due primarily to working capital requirements related to our marine seismic acquisition business and related to the development and introduction of new lines of geophysical equipment products. For example, under specific circumstances, we may extend the length of payment terms we grant to our customers. We may therefore be subject to significant and rapid increases in our working capital needs that we may have difficulty financing on satisfactory terms or at all due to limitations in our existing debt agreements.

Technological changes and new products and services are frequently introduced in our market, and our technology could be rendered obsolete by these introductions or we may not be able to develop and produce new and enhanced products on a cost-effective and timely basis.
      Technology changes rapidly in our industry, and new and enhanced products are frequently introduced in the market for our products and services, particularly in our equipment manufacturing and data processing and geosciences sectors. Our success depends to a significant extent upon our ability to develop and produce new and enhanced products and services on a cost-effective and timely basis in accordance with industry demands. While we commit substantial resources to research and development, we cannot assure you that we will not encounter resource constraints or technical or other difficulties that could delay our introduction of new and enhanced products and services in the future. In addition, our continuing development of new products inherently carries the risk of obsolescence with respect to our older products. We cannot assure you that new and enhanced products and services, if introduced, will gain market acceptance or will not be adversely affected by technological changes or product or service introductions.

We depend on proprietary technology.
      Our results of operations depend in part upon our proprietary technology. We rely on a combination of patents, trademarks and trade secret laws to establish and protect our proprietary technology. We hold or have applied for approximately 140 patents, in various countries, for products and processes. These patents last for between four and 20 years, depending on the date of filing and the protection accorded by each country. In addition, we enter into confidentiality and license agreements with our employees, customers and potential customers and limit access to and distribution of our technology. However, we cannot assure you that actions we take to protect our proprietary rights will be adequate to deter the misappropriation or independent third party development of our technology. Although we have not been involved in any material litigation regarding our intellectual property rights or the possible infringement of intellectual property rights of others, we cannot assure you that such litigation will not be brought in the future. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as either the laws of France or the laws of the United States.

We depend on attracting and retaining qualified employees to develop our business know-how.
      Our results of operations depend in part upon our business know-how. We believe that development of our know-how depends in large part on our ability to attract and retain highly skilled and qualified personnel. Any inability of ours in the future to hire, train and retain a sufficient number of qualified employees could impair our ability to manage and maintain our business and to develop and protect our know-how.

We rely on significant customers, so the loss of a single or a few customers could have a material adverse impact on our business.
      A relatively small number of clients account for a significant percentage of our revenues. During 2003, our three largest clients accounted for 14.7%, 8.5% and 5.5% of our operating revenues, respectively. During 2004, our two largest clients accounted for 6.7% and 6.1% of our operating revenues, respectively. The loss of a substantial amount of the business of any of these clients could have a material adverse effect on our operating revenues and our business.

The nature of our business is subject to significant ongoing operating risks for which we may not have adequate insurance or for which we may not be able to procure adequate insurance on economical terms, if at all.
      Our seismic data acquisition activities, particularly in deepwater marine areas, are often conducted under harsh weather and other hazardous conditions and are subject to risks of loss from business interruption, delay or equipment destruction. We carry insurance against the destruction of or damage to our seismic equipment and against business interruption for our data processing activities in amounts we consider appropriate in accordance with industry practice. However, we cannot assure you that our insurance coverage will be adequate in all circumstances or against all hazards, or that we will be able to maintain adequate insurance coverage in the future at commercially reasonable rates or on acceptable terms.

We have adopted new accounting standards as of and for the three months ended March 31, 2005 and six months ended June 30, 2005 and subsequent fiscal periods that may materially change our financial statements and financial reporting.
      European Union regulations currently require that all companies whose securities are listed in the European Union must apply IFRS in preparing their financial statements for financial years beginning on or after January 1, 2005. As a result, we used IFRS in preparing our financial statements for the three months ended March 31, 2005 and six months ended June 30, 2005 and will use IFRS in subsequent financial periods. Our financial statements prepared in accordance with the new IFRS standards in fiscal year 2005 may differ materially from our financial statements prepared in accordance with French GAAP, particularly with respect to our accounting treatment of development costs and goodwill amortization. Consequently, the methods used by the financial community to assess our financial performance and value our ordinary shares could be affected. See “Operating and Financial Review and Prospects — Trend Information — Transition to IFRS Accounting” in our annual report for the year ended December 31, 2004 and our report on Form 6-K presenting our results as of and for the six months ended June 30, 2005, both incorporated by reference in this prospectus, and the section “Transition to International Financial Reporting Standards” in this prospectus.
Risks Related to our Industry

We depend on capital expenditures by the oil and gas industry, and reductions in such expenditures have had, and may in the future have, a material adverse impact on our business.
      Demand for our products and services has historically been dependent upon the level of capital expenditures by oil and gas companies for exploration, production and development activities. These expenditures are significantly influenced by oil and gas prices and by expectations regarding future oil and gas prices. Oil and gas prices may fluctuate based on relatively minor changes in the supply and demand for oil and gas, expectations regarding future supply and demand for oil and gas and certain other factors beyond our control. Lower or volatile oil and gas prices tend to limit the demand for our services and products.
      Factors affecting the prices of oil and gas include:

•	level of demand for oil and gas;

•	worldwide political, military and economic conditions, including political developments in the Middle East, economic growth levels and the ability of OPEC to set and maintain production levels and prices for oil;

•	level of oil and gas production;

•	policies of governments regarding the exploration for and production and development of oil and gas reserves in their territories; and

•	global weather conditions.

      The markets for oil and gas historically have been volatile and are likely to continue to be so in the future.
      Historically, there has been an average lag of six months between recovery in the market for petroleum products and implementation by oil companies of projects requiring seismic services. However, despite oil prices above $30 per barrel since mid-2003, oil companies only began to significantly increase their demand for seismic services in mid-2004, due to uncertainty about future price levels for oil and gas. We believe that global geopolitical uncertainty, particularly following the events of September 11, 2001 and the conflict in Iraq in 2003, harmed the confidence and visibility that are essential in our clients’ long term decision-making processes. As a consequence, they have delayed or cancelled many projects. Continued geopolitical uncertainty in the Middle Eastern producing region (where we are particularly active) could lead oil companies to delay or cancel additional geophysical projects. Any events that affect worldwide oil and gas supply, demand or prices or that generate uncertainty in the market could reduce exploration and development activities and negatively affect our operations. We cannot assure you as to future oil and gas prices or the resulting level of industry spending for exploration, production and development activities.

We are subject to intense competition, which could limit our ability to maintain or increase our market share and to maintain our prices at profitable levels.
      Most of our contracts are obtained through a competitive bidding process, which is standard for the industry in which we operate. While no single company competes with us in all of our segments, we are subject to intense competition with respect to each of our segments. We compete with large, international companies as well as smaller, local companies. In addition, we compete with major service providers and government-sponsored enterprises and affiliates. We are subject to particularly intense competition in the land seismic acquisition market, notably from Chinese companies that have entered the market and have expanded their international market share. Some of our competitors operate more data acquisition crews than we do and have substantially greater financial and other resources. These and other competitors may be better positioned to withstand and adjust more quickly to volatile market conditions, such as fluctuations in oil and gas prices and production levels, as well as changes in government regulations. In addition, if geophysical service competitors increase their capacity in the future (or fail to reduce capacity if demand decreases), the excess supply in the seismic services market could apply downward pressure on prices.

We have high levels of fixed costs that will be incurred regardless of our level of business activity.
      Our business has high fixed costs, and downtime or low productivity due to reduced demand, weather interruptions, equipment failures or other causes could result in significant operating losses.

Our land and marine seismic acquisition activities are seasonal in nature.
      Our land and marine seismic acquisition activities are seasonal in nature. We generally experience decreased revenues in the first quarter of each year due to the effects of weather conditions in the Northern Hemisphere and to the fact that our principal clients are generally not prepared to fully commit their annual exploration budget to specific projects during that period.
      We have historically experienced higher levels of activity in our equipment manufacturing operations in the fourth quarter as our clients seek to fully deploy annual budgeted capital.

Risks Related to our Indebtedness

Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations.
      We have a significant amount of debt. As of June 30, 2005, our total consolidated long-term financial debt, consolidated total assets and shareholders’ equity were €247.3 million, €1,033.7 million and €455.4 million, respectively. We cannot assure you we will be able to generate earnings to cover fixed charges in future years.
      Our substantial debt could have important consequences to you. For example, it could

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants of our indebtedness, among other things, our ability to borrow additional funds.

      Failing to comply with restrictive covenants in our loan agreements or the indenture relating to our senior notes could result in an event of default that, if not cured or waived, could have a material adverse effect on us.

Despite current debt levels, we and our subsidiaries may still be able to incur substantially more debt.
      We and our subsidiaries may be able to incur substantial additional debt (including secured debt) in the future. As of June 30, 2005, we had no outstanding borrowings under our syndicated credit facility, leaving us with U.S.$60 million of availability thereunder. We had availability of €2.8 million under all other credit facilities. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we, and they, now face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
      Our ability to make payments on and refinance our indebtedness, including indebtedness relating to the notes, and to fund planned capital expenditures will partly depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
      We cannot assure you that our business will generate sufficient cash flow from operations, that we will realize operating improvements on schedule, that we will find purchasers for the assets we intend to sell or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If we are unable to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing or debt restructuring would be possible, that any assets could be sold or, if sold, the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms.

The indenture governing the notes and our debt agreements may limit our ability to respond to changes in market conditions or to pursue business opportunities.
      As of June 30, 2005, we had total consolidated financial debt of €247.3 million and total shareholders’ equity of €455.4 million. We may need to borrow additional amounts in the future to meet our anticipated working capital and capital expenditure needs. In addition, the indenture governing the notes, our new

U.S.$60 million syndicated credit facility, which was signed on March 12, 2004 and replaces our previous syndicated credit facility, and our U.S.$375 million term credit facility signed on September 1, 2005 to fund purchases of Exploration Resources shares contain restrictive covenants. These covenants limit our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee additional indebtedness or issue preferred shares;

•	pay dividends or make other distributions;

•	purchase equity interests or redeem subordinated indebtedness early;

•	create or incur certain liens;

•	create or incur restrictions on the ability to pay dividends or make other payments to us;

•	enter into transactions with affiliates;

•	issue or sell capital stock of subsidiaries;

•	engage in sale-and-leaseback transactions; and

•	sell assets or merge or consolidate with another company.

Complying with the restrictions contained in some of these covenants requires us to meet certain ratios and tests, notably with respect to consolidated interest coverage, total assets, net debt, equity and net income. The requirement that we comply with these provisions may negatively affect our ability to react to changes in market conditions, take advantage of business opportunities we believe to be desirable, obtain future financing, fund needed capital expenditures, significantly increase research and development expenditures, or withstand a continuing or future downturn in our business.

Our results could be affected by changes in interest rates.
      Our sources of liquidity include credit facilities with financial institutions charging variable interest rates over the course of drawdown periods of from one to twelve months. As a result, our interest expenses could increase if short-term interest rates increase. However, our exposure to interest rate fluctuations is reduced to the extent that the main part of our financial debt at June 30, 2005 consisted of a bond issue maturing in April 2015 and bearing a fixed interest rate and subordinated bonds convertible into new ordinary shares or redeemable into new shares and/or existing shares and/or in cash maturing in November 2012 and also bearing a fixed interest rate. A large part of our sources of liquidity also consists of long-term credit facilities and capital leases of various durations with fixed interest rates.
Risks Related to the Notes

Your right to receive payments on the notes is effectively junior to some of our existing indebtedness and possibly all of our future borrowings.
      The notes effectively rank behind all of our secured indebtedness, to the extent of the assets which secure such indebtedness, including any future borrowings under our syndicated credit facility.
      The notes effectively rank behind all of the indebtedness of our subsidiaries that are not guarantors. As a result, upon any distribution to our creditors or the creditors of such subsidiaries in a bankruptcy, liquidation or reorganization or similar proceeding relating to us, our subsidiaries or our respective property, the holders of our secured debt and any creditors of our subsidiaries that are not guarantors of the notes will be entitled to be paid in full in cash before any payment may be made with respect to the notes. As of June 30, 2005, there was €58.0 million of outstanding indebtedness effectively senior to the notes.
      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, our subsidiaries or our respective properties, holders of the notes will participate with our trade creditors and all other holders of our senior unsecured indebtedness in the assets remaining. In any of these cases, we may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of secured debt.

If we are unable to comply with the restrictions and covenants in the indenture governing the notes and our debt agreements, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed.
      If we are unable to comply with the restrictions and covenants in the indenture governing the notes or in our current or future debt agreements, there would be a default under the terms of these agreements. Our ability to comply with these restrictions and covenants, including to meet our financial ratios and tests may be affected by events beyond our control. As a result, we cannot assure you that we will be able to comply with these restrictions and covenants or meet these tests. In the event of a default under these agreements, our lenders could terminate their commitments to lend to us or accelerate the loans and declare all amounts borrowed due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, we cannot assure you that our assets would be sufficient to repay in full all of our indebtedness, including the notes, or that we would be able to find alternative financing. Even if we could obtain alternative financing, we cannot assure you that it would be on terms that are favorable or acceptable to us.

We will rely in part on our subsidiaries for funds necessary to meet our financial obligations, including the notes. Only certain of our subsidiaries will initially guarantee the notes.
      We conduct a significant proportion of our activities through our subsidiaries. We will depend in part on those subsidiaries for dividends and other payments to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on the notes. We cannot assure you that the earnings from, or other available assets of, these operating subsidiaries, together with our own operations, will be sufficient to enable us to pay principal or interest on the notes when due.
      Only certain of our subsidiaries will initially guarantee the notes. Our other subsidiaries have no obligation to pay amounts due on the notes and will not initially guarantee the notes. As a result, the notes are effectively subordinated to existing and future third party indebtedness and other liabilities of those subsidiaries. For the year ended December 31, 2004, subsidiaries who have initially guaranteed the notes (excluding their subsidiaries that have not guaranteed the notes) generated, in IFRS, before consolidation entries, €227.8 million of revenue, €36.3 million of operating income and €35.4 million of net income and held €347.3 million of total assets (before consolidation entries) as of December 31, 2004. For the six month period ended June 30, 2005, they generated, before consolidation entries, €116.4 million of revenue, €15.2 million of operating income and €7.7 million of net income and held €388.8 million of total assets (before consolidation entries) as of June 30, 2005.
      Furthermore, if Sercel SA or one of the Sercel Guarantors issues equity interests to, or has capital stock transferred to, an entity outside our group, we may elect to have the Sercel Guarantors released and relieved of their obligations under the subsidiary guarantees, as described in “Description of the Notes — Subsidiary Guarantees — Release”.

Although the occurrence of specific change of control events affecting us will permit you to require us to repurchase your notes, we may not be able to repurchase your notes.
      Upon the occurrence of specific change of control events affecting us, you will have the right to require us to repurchase your notes at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages. Our ability to repurchase your notes upon such a change of control event would be limited by our access to funds at the time of the repurchase and the terms of our debt agreements, which agreements could restrict or prohibit such a repurchase. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our credit facilities. The source of funds for these repayments would be our available cash or cash generated from other sources. However, we cannot assure you that we will have sufficient funds available upon a change of control to make these repayments and any required repurchases of tendered notes.

A trading market for the notes may not develop or continue to exist.
      The new notes are a new issue of securities with no established trading market. The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. Although we have applied for the notes to be listed on the Euro MTF market of the Luxembourg Stock Exchange, a liquid trading market may not develop or continue to exist for the notes or, if issued, the exchange notes.
      We have agreed either to commence a registered exchange offer for the notes or to register resales of the notes under the Securities Act. We cannot assure you, however, that this registration will be completed or that any trading market in the notes will develop after the registration.

Insolvency laws in France may not be as favorable to you as U.S. or other insolvency laws.
      We are incorporated under the laws of France. Consequently, we and our French subsidiaries will be subject to French laws and proceedings affecting creditors, including article 1244-1 of the French Civil Code (Code civil), voluntary judicial amicable settlement of debt proceedings (règlement amiable) and insolvency proceedings, which may be either judicial reorganization or liquidation proceedings (redressement or liquidation judiciaire). A bill to reform French insolvency proceedings is expected to be adopted by the French Parliament in the coming months, which law is anticipated to be enforceable from January 2006. The description of French insolvency laws below is made subject to the adoption of such bill, which will introduce a new regime to assist companies before they enter liquidation proceedings.
      Pursuant to article 1244-1 of the French Civil Code, French courts may, in any civil proceeding involving the debtor, whether initiated by the debtor or the creditor, taking into account the debtor’s financial position and the creditor’s financial needs, defer or otherwise reschedule over a maximum period of two years the payment dates of payment obligations. In addition, if a debtor specifically initiates proceedings therefor, French courts may decide that any amounts, the payment date of which is thus deferred or rescheduled, will bear interest at a rate which is lower than the contractual rate (but not lower than the legal rate) and that payments made shall first be allocated to repayment of principal. If a court order under article 1244-1 is made, it will suspend any pending enforcement measures, and any contractual interest or penalty for late payment will not accrue or be due during the period ordered by the court.
      A company may initiate, in its sole discretion, voluntary judicial amicable settlement of debts proceedings (règlement amiable) with respect to itself, provided it (i) is able to pay its debts as they come due out of its available assets and (ii) experiences legal, economic or financial difficulties or cannot obtain financing suited to its needs. At the request of the company, the court will enter an order appointing a conciliator (conciliateur) to help the company reach an agreement with its creditors for reducing or rescheduling its indebtedness. The company’s major creditors must be a party to the agreement in order for it to be approved by the court. In the context of such a proceeding, French courts have the power (a) for a maximum period of four months, to prohibit a company from paying any prior debts and to prohibit its creditors from pursuing any legal proceedings against it to (i) obtain the payment of such debts, (ii) terminate an agreement with the company for failure to pay a monetary amount or (iii) seize or attach any of its assets and (b) to defer or otherwise reschedule the company’s payment obligations over a maximum period of two years.
      A company’s directors are required to petition for insolvency proceedings within 15 days of its becoming unable to pay its debts as they come due. A company’s creditors, the relevant commercial court or the public prosecutor may also file a petition for insolvency proceedings if the company becomes unable to pay its debts as they come due. The date on which the debtor became unable to pay its debts as they came due, (i.e., the date of suspension of payments (date de cessation des paiements)), is deemed to be the date of the court order commencing insolvency proceedings (jugement d’ouverture). However, in this order or in a subsequent order, a court may set the date of suspension of payments at an earlier date of up to 18 months prior to the court order commencing proceedings. If the proceedings are judicial reorganisation proceedings, an administrator appointed by the court investigates the affairs of the debtor during an initial observation period (période d’observation) and makes proposals for the debtor’s reorganization, sale or liquidation. The court can order the liquidation of the debtor at any time during the observation period. There is no observation period if the court directly opens judicial liquidation proceedings against the debtor. The outcome of the proceedings is decided by the court without a vote of the creditors.
      The importance of the date of suspension of payments is that it marks the beginning of the suspect period (période suspecte). Certain transactions made during the suspect period may be void or voidable. Void transactions include transactions or payments entered into during the suspect period that constitute voluntary preferences for the benefit of certain creditors to the detriment of other creditors. These include transfers of assets for no or nominal consideration (à titre gratuit), contracts under which the reciprocal obligations of the debtor significantly exceed those of the other party, payments on debts not due at the time of payment, payments of matured debts otherwise than through recognized means of payment (e.g., checks, promissory notes, cash), security granted for debts previously incurred, provisional measures unless the writ of attachment or seizure predates the date of suspension of payments. Voidable transactions include transfers of assets for no or nominal consideration (à titre gratuit) within six months prior to the commencement of the suspect period and, if the party dealing with the debtor knew or should have known that it had suspended payment of its debts, transactions entered into, or payments made when due, after the date of suspension of payments.
      As a general rule, creditors domiciled in France whose debts arose prior to the commencement of bankruptcy proceedings must file a claim with the creditors’ representative within two months of the publication of the court order in the Bulletin Officiel des Annonces Civiles et Commerciales. This period is extended to four months for creditors domiciled outside France. Creditors who have not submitted their claims during this period are barred from receiving distributions made in connection with the bankruptcy proceedings and their unasserted claims are extinguished. Employees are not subject to such limitations.
      From the date of the court order commencing insolvency proceedings, a debtor is prohibited from paying debts outstanding prior to that date, subject to limited exceptions. During this period, creditors may not pursue any legal action against the debtor with respect to any claim arising prior to the court order commencing insolvency proceedings if the objective of the legal action is:

•	to obtain an order for, or payment of, a sum of money by the debtor to the creditor;

•	to terminate a contract for non-payment of amounts owed by the debtor; or

•	to enforce the creditor’s rights against any asset of the debtor.

Contractual provisions to the effect that:

•	termination of agreements with, or the acceleration of the payment obligations of, a company which result from:

•	the opening of judicial reorganization proceedings (redressement judiciaire) against such company, or

•	the existence of the state of suspension of payments (i.e., the inability to pay due debts out of available assets) against such company shall not be enforceable; and

•	termination of agreements with a company shall result from the opening of judicial liquidation proceedings (liquidation judiciaire) against such company may not be enforceable.
      An administrator may terminate executory contracts. If the administrator elects to continue a contract, the administrator must ensure that the debtor fully performs its post-petition contractual obligations.
      If the court adopts a judicial reorganization plan, it can prohibit for a period of time the sale of an asset that it deems to be essential to the continued business of the debtor and can postpone the payment of debts owed by the debtor.
      In general, French insolvency legislation favors the continuation of a business and protection of employment over the payment of creditors. It assigns priority to the payment of certain creditors, including the employees, judicial expenses and post-petition creditors.

Courts, under certain circumstances, may void the guarantees of the notes provided by certain of our subsidiaries.
      Our creditors or the creditors of one or more guarantors of the notes or a liquidator, administrator or other controller appointed to the guarantor could challenge the guarantees as fraudulent transfers, conveyances, preferences, insolvent transactions or uncommercial transactions or on other grounds (including because of the absence of a corporate benefit to the guarantor) under applicable U.S. federal or state law, applicable Canadian federal or provincial law, applicable Australian law, applicable Norwegian law or the applicable law governing the country of incorporation of any future guarantors. While the relevant laws vary from one jurisdiction to another, the entering into the guarantees by certain of our subsidiaries could be found to be a fraudulent transfer, conveyance, preference, insolvent transaction or uncommercial transaction or otherwise void or unenforceable if a court were to determine that, for example, one or more of the following apply to the provision of the guarantee:

•	a guarantor delivered its guarantee with the intent to defeat, hinder, delay, defraud or otherwise interfere with its existing or future creditors;

•	the guarantor did not receive fair consideration or benefit for the delivery of the guarantee and the guarantor was insolvent at the time it delivered the guarantee;

•	the guarantor was insolvent at the time of execution of the guarantee or was rendered insolvent by reason of its execution of the guarantee or the observance of its obligations under the guarantee;

•	a reasonable person in the guarantor’s circumstances would not have entered into the transaction having regard to the benefits (if any) to the guarantor, the detriment to the guarantor and the respective benefits to other parties;

•	the guarantor was engaged, or was about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business;

•	the guarantor intended to incur, or believed it would incur, debts beyond its ability to pay the debts as they matured;

•	the guarantor was a defendant in an action for money damage, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied); or

•	the availability of certain equitable remedies that are in the discretion of the courts.

      To the extent a court voids a guarantee as a fraudulent transfer, preference, insolvent transaction or uncommercial transaction or conveyance or holds it unenforceable for any other reason, holders of notes would cease to have any direct claim against the guarantor that delivered the guarantee. If a court were to take this action, the guarantor’s assets would, in certain jurisdictions, be applied first to satisfy the guarantor’s liabilities, including trade payables and preferred stock claims, if any, before any portion of its assets could be distributed to us to be applied to the payment of the notes. We cannot assure you that a guarantor’s remaining assets would be sufficient to satisfy the claims of the holders of notes relating to any voided portions of the guarantees. In other jurisdictions (such as Australia), if a guarantee is so voided or held unenforceable, you will cease to have any claim against the guarantor.

EXCHANGE RATES
The European Monetary System
      Under the Treaty on European Union negotiated at Maastricht, The Netherlands, in 1991 (the “Maastricht Treaty”) and signed by the then 12 EU Member States in early 1992, the European Monetary Union (the “EMU”), with a single European currency under the monetary control of the European Central Bank, was introduced. On January 1, 1999, the last stage of the EMU came into effect with the adoption of fixed exchange rates between national currencies and the euro. On January 1, 2002, the euro became the official currency of the following 12 EU Member States: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. As a result, national currencies (including the French franc) ceased to exist during the first quarter of 2002, after transition periods during which national currencies of such Member States and the euro co-existed.
Exchange Rates
      The following table sets forth, for the periods and dates indicated, certain information concerning the exchange rates for the euro expressed in U.S. dollars per euro. Information concerning the U.S. dollar exchange rate is based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the “Noon Buying Rate”). Such rates are provided solely for convenience and no representation is made that French francs or euro were, could have been, or could be, converted into U.S. dollars at these rates or at any other rate. Such rates were not used by us in the preparation of our audited consolidated financial statements incorporated by reference in this prospectus. The Noon Buying Rate on September 20, 2005 was U.S.$1.2177 per euro.

	Dollars per euro exchange rate

Year ended December 31,	Period-end	High	Low	Average(1)

2000	0.94	1.03	0.83	0.92
2001	0.89	0.95	0.84	0.90
2002	1.05	1.05	0.86	0.95
2003	1.26	1.26	1.04	1.14
2004	1.35	1.36	1.18	1.24

Month

March 2005	—	1.35	1.29	—
April 2005		1.31	1.28	—
May 2005		1.29	1.23	—
June 2005	—	1.23	1.20	—
July	—	1.22	1.19	—
August	—	1.24	1.21	—
September (through September 20)	—	1.25	1.22	—

(1)	The annual average rate is the average of the Noon Buying Rates on the last business day of each month.

OFFERING OF THE OUTSTANDING NOTES
      On April 28, 2005, we issued $165,000,000 aggregate principal amount of the outstanding notes to certain initial purchasers of those notes (the “Initial Purchasers”) at a price of 98.25% of the principal amount of those notes in a private transaction not registered under the Securities Act. The Initial Purchasers then offered and resold the outstanding notes outside the United States in reliance on Regulation S under the Securities Act and to qualified institutional buyers within the United States in reliance on Rule 144A under the Securities Act, at a price to such purchasers of 100% of the principal amount of those notes. We used the approximately $159.8 million of proceeds (after deducting the Initial Purchasers’ discounts and commissions and fees and expenses) to redeem and pay accrued interest on all of the outstanding $150 million aggregate principal amount of our 10 5/8% Senior Notes due 2007, which occurred on June 1, 2005.
USE OF PROCEEDS
      We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

TRANSITION TO INTERNATIONAL FINANCIAL REPORTING STANDARDS
      As we are listed in a European Union country and in accordance with CE regulation No. 1606/2002 dated July 19, 2002, our 2005 consolidated financial statements will be prepared in accordance with International Financial Reporting Standards (IFRS) as endorsed by European Union.
      In view of the publication of the 2005 consolidated financial statements with comparative information for 2004, and in accordance with the recommendation of the French securities regulator the Autorité des Marchés Financiers (AMF) concerning disclosure of financial information during the transition period, we have prepared financial information for the 2004 financial year relating to IFRS transition with the expected quantifiable impact of IFRS adoption on:

•	the balance sheet at transition date, January 1, 2004, which is when the confirmed impact of transition will be recorded in shareholders’ equity in the publication of the 2005 consolidated financial statements,

•	the balance sheet as of 31 December 2004,

and the statement of operations for the 2004 financial year.
      This information was examined by our Audit Committee at their meeting of May 11, 2005.
      IFRS differs in certain significant respects from French GAAP, which we used to prepare our financial statements as of and for the years ended December 31, 2004, 2003 and 2002 included in our annual report on Form 20-F for the year ended December 31, 2004 filed with the SEC on April 18, 2005 and incorporated by reference in this prospectus. Our financial statements prepared in accordance with IFRS as endorsed by the EU are not comparable to our financial statements prepared in accordance with French GAAP.
      Additionally, IFRS is currently being applied in France and in a large number of other countries simultaneously for the first time. Furthermore, due to a number of new and revised standards included within the body of standards that comprise IFRS, there is not yet a significant body of established practice on which to draw in forming opinions regarding interpretation and application. Accordingly, practice is continuing to evolve. At this preliminary stage, therefore, the full financial effect of reporting under IFRS as it will be applied and reported on in our first IFRS financial statements cannot be determined with certainty and may be subject to change.
      For all these reasons, it is possible that the audited opening balance would not be the opening balance from which consolidated financial statements for the year ended at December 31, 2005 would actually be prepared.

1	Principles and Options We Applied for the Preparation of our First Consolidated Financial Statements in IFRS
      We have based the preparation of the above-mentioned 2004 financial information quantifying the impact of IFRS transition on those IFRS standards and interpretations that we believe should be applied in the preparation of our comparative consolidated financial statements as of December 31, 2005. The 2004 financial information, as detailed in the notes to this document, results from:

•	IAS/ IFRS and related interpretations whose application will be compulsory at December 31, 2005, based on current information;

•	IAS/ IFRS and related interpretations whose application will be compulsory after December 31, 2005 and for which we have opted for earlier application, as authorized under IFRS first application;

•	the outcome expected at this point in time of the technical issues and exposure drafts currently being examined by the IASB and IFRIC, which may be applicable in the publication of its 2005 IFRS consolidated financial statements;

•	the options and exemptions that we expect to apply for the preparation of our first 2005 IFRS consolidated financial statements.

      We have, according to general provisions of IFRS 1 — First-time adoption of International Financial Reporting Standards, opted to apply the following options and exemptions as follows:

•	Business combinations (IFRS 3): we have opted not to restate business combinations that occurred before January 1, 2004,

•	Measurement of certain items of property, plant and equipment at fair value (IAS 16): we have opted not to reassess property, plant and equipment and intangible assets at fair value. Property, plant and equipment are maintained at historical cost,

•	Actuarial gains and losses on pension and other post-employment benefit plans (IAS 19): cumulative unrecognized actuarial gains and losses on pension and other post-employment benefit plans at January 1, 2004 have been recognized in shareholders’ equity in the opening balance sheet,

•	Cumulative translation adjustments: the accumulated total of translation adjustments at January 1, 2004 has been reversed against consolidated reserves,

•	Financial instruments: IAS standards 32 through 39 on financial instruments have been applied as from January 1, 2004.

2	IFRS Consolidated Balance Sheet and Statement of Operations
IFRS BALANCE SHEET

	2004

	January 1	December 31

	(in € millions)
ASSETS
Cash and cash equivalents	96.4	130.6
Trade accounts and notes receivable	170.1	204.8
Inventories and work-in-progress	62.4	81.4
Income tax assets	3.6	4.0
Other current assets	53.4	48.7
Total current assets	385.9	469.5
Deferred tax assets	20.0	31.5
Investments and other financial assets	43.3	12.5
Investments in companies under equity method	26.9	30.8
Property, plant and equipment, net	215.9	204.1
Goodwill and intangible assets, net	217.2	225.2
Total non-current assets	523.3	504.1

TOTAL ASSETS	909.2	973.6

LIABILITIES
Bank overdrafts	3.2	2.8
Current portion of financial debt	24.6	73.1
Trade accounts and notes payable	78.8	98.3
Accrued payroll costs	47.5	47.6
Income tax payable	16.9	24.0
Advance billings to customers	16.9	13.2
Provisions — current portion	20.1	14.2
Other current liabilities	21.3	22.8
Total current liabilities	229.3	296.0
Deferred tax liabilities	18.8	26.7
Provisions — non-current portion	12.7	16.0
Financial debt	202.1	177.2
Other non-current liabilities	18.3	19.8
Total non-current liabilities	251.9	239.7
Common stock	23.4	23.4
Additional paid-in-capital	292.7	173.4
Retained earnings	94.7	214.5
Treasury shares	(0.8)	1.8
Net income — attributable to shareholders	—	19.5
Convertible bond — equity component	—	9.7
Income and expenses recognized directly in equity	9.2	3.7
Cumulative translation adjustment	—	(17.2)
Total shareholders’ equity	419.2	428.8
Minority interests	8.8	9.1
Total shareholders’ equity and minority interests	428.0	437.9

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	909.2	973.6

IFRS CONSOLIDATED STATEMENT OF OPERATIONS

2004
December 31

(in € millions)
Operating revenues	692.7
Cost of operations	(556.7)

Gross profit	136.0

Research and development expenses, net	(28.8)
Selling, general and administrative expenses, net	(78.6)
Other revenues (expenses), net	19.3

Operating income	47.9

Cost of net financial debt	(27.8)
Other financial incomes (expenses), net	1.2

Income before income taxes	21.3

Income taxes	(11.1)

Income (loss) from consolidated companies	10.2

Equity in income of affiliates	10.3

Net income	20.5

Attributable to:
— Shareholders	19.5
— Minority interests	1.0

3	Summary of Significant Accounting Policies
      As we are listed in a European Union country and in accordance with CE regulation No. 1606/2002 dated July 19, 2002, our 2005 consolidated financial statements will be prepared in accordance with the IFRS (International Financial Reporting Standards) framework as endorsed by European Union.
      Since January 1, 1999, our consolidated financial statements were prepared in accordance with French GAAP in compliance with the regulation No. 99-02 of the Comité de la Réglementation Comptable approved by the decree dated June 22, 1999.
      We have followed the IFRS 1 regulations governing first-time adoption of IFRS as a first-time adopter of the standards as described above. Reconciliation statements for the 2004 consolidated statement of operations and equity as of January 1, 2004 and December 31, 2004 using the IFRS accounting standards and the French GAAP standards are contained in this “Transition to International Financial Reporting Standards” section.
     3.1     Basis of Consolidation
      The consolidated financial statements include the accounts of CGG and all majority-owned subsidiaries.
      Investments in which our ownership interest ranges from 20% to 50% and we exercise significant influence over operating and financial policies are accounted for using the equity method. Certain investments where our ownership is below 20% may be accounted for using the equity method when we exercise significant influence (Board membership or equivalent) of the business.
      All inter-company transactions and accounts are eliminated in consolidation.
      Consolidated financial statements are reported in euros.

3.2 Foreign Currency
      The accounts of our foreign subsidiaries are maintained in the local currency, which is the functional currency, with the exception of the accounts of subsidiaries operating in Indonesia and Venezuela. In those cases, the functional currency is the U.S. dollar, the currency in which these subsidiaries primarily conduct their business.
      Transactions denominated in currencies other than the functional currency of a given entity are recorded at the exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies other than the functional currency are re-evaluated at year-end exchange rates and any resulting unrealized exchange gains and losses are included in income.
      When translating the foreign currency financial statements of foreign subsidiaries to euro, year-end exchange rates are applied to asset and liability accounts, while average annual exchange rates are applied to income statement accounts. Adjustments resulting from this process are recorded in a separate component of shareholders’ equity.
      With respect to foreign affiliates accounted for using the equity method, the effects of exchange rate changes on the net assets of the affiliate are recorded in a separate component of shareholders’ equity.
     3.3     Business Combinations
      Business combinations after January 1, 2004 are accounted for in conformity with IFRS. Assets and liabilities are recognized at their fair value at the date of acquisition. The remaining difference between the fair value of assets and liabilities acquired and the acquisition cost is recognized as a goodwill and allocated to the cash generating unit.
     3.4     Revenues
      Revenue from the sale of goods is recognized in the income statement when the significant risks and rewards of ownership have been transferred to the buyer. Revenue from services rendered is recognized in the income statement in proportion to the stage of completion of the transaction at the closing date.
     3.4.1     Multi-Client Surveys
      Multi-client surveys consist of seismic surveys to be licensed to customers on a non-exclusive basis. All costs directly incurred in acquiring, processing and otherwise completing seismic surveys are capitalized into the multi-client library. The value of our multi-client library is stated on our balance sheet at the aggregate of those costs less accumulated amortization or at fair value if lower. We review the library for potential impairment of our independent surveys on an ongoing basis.
      Revenues related to multi-client surveys result from pre-commitments and licenses after completion of the surveys (“after-sales”).
      Pre-commitments — Generally we obtain pre-commitments from a limited number of customers before a seismic project is completed. These pre-commitments cover part or all of the survey area blocks. In return for the commitment, the customer typically gains the ability to direct or influence the project specifications, advance access to data as it is being acquired, and favorable pricing. We recognize pre-commitments as revenue based on the ratio of project cost incurred during that period to total estimated project cost. We believe this ratio to be generally consistent with the physical progress of the project.
      After-sales — Generally we grant a license entitling non-exclusive access to a complete and ready for use, specifically defined portion of our multi-client data library in exchange for a fixed and determinable payment. We recognize after sales revenue upon the client executing a valid license agreement and having been granted access to the data. Within thirty days of execution and access, the client may exercise our warranty that all the data conforms to technical specifications.

      After-sales volume agreements — We enter into a customer arrangement in which we agree to grant licenses to the customer for access to a specified number of blocks of the multi-client library. These arrangements enable the customer to select and access the specified blocks for a limited period of time. We recognize revenue when the blocks are selected and the client has been granted access to the data.
     3.4.2     Exclusive Surveys
      In exclusive surveys, we perform seismic services for a specific customer. We recognize proprietary/contract revenue as the services are rendered. We evaluate the progress to date, in a manner generally consistent with the physical progress of the project, and recognize revenue based on the ratio of the project cost incurred during that period to the total estimated project cost. We believe this ratio to be generally consistent with the physical progress of the project.
     3.4.3     Other Geophysical Services
      Revenue from our other geophysical services is recognized as the services are performed.
     3.4.4     Equipment Sales
      Revenues on equipment sales are recognized upon delivery to the customer. Any advance billings to customers are recorded in current liabilities.
     3.4.5     Software and Hardware Sales
      Revenues from the sale of software and hardware products are recognized following acceptance of the product by the customer, at which time we have no further significant vendor obligations remaining. Any advance billings to customers are recorded in current liabilities.
      If an arrangement to deliver software, either alone or together with other products or services, requires significant production, modification, or customization of software, the entire arrangement is accounted for as a production-type contract, i.e. using the percentage of completion method.
      Revenue is recognized when all of the following criteria are met:

•	the contract is signed;

•	delivery has occurred;

•	the fee is fixed or determinable; and

•	collectibility is probable.

      If the software arrangement provides for multiple deliverables (e.g. upgrades or enhancements, post contract customer support such as maintenance, or services), the revenue is allocated to the various elements based on specific objective evidence of fair value, regardless of any separate allocations stated within the contract for each element. Each element is appropriately accounted for under the applicable accounting deliverable.
      Maintenance revenues consist primarily of post contract customer support agreements and are recorded as advance billings to customers and recognized as revenue on a straight-line basis over the contract period.
     3.5     Cost of Net Financial Debt
      Cost of financial debt includes expenses related to financial debt, composed of bonds, debt component of convertible bonds, bank loans, and capital-lease obligations and other financial borrowings, net of income provided by cash and cash equivalents.

     3.6     Intangible and Tangible Assets
      In accordance with IAS 16 “Property, Plant and equipment” and with IAS 38 “Intangible Assets”, only items whose cost can be reliably measured and of which the future economic benefits are likely to flow to us are liable for recognition in our consolidated financial statements.
      In accordance with IAS 36 “Impairment of assets”, the carrying amounts of our assets, other than inventories and deferred tax assets, are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. Factors we considered important that could trigger an impairment review include the following:

•	significant underperformance relative to expected operating results based upon historical and/or projected data,

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business, and

•	significant negative industry or economic trends.

      For goodwill, assets that have an indefinite useful life and intangible assets that are not yet available for use, the recoverable amount is estimated at each balance sheet date.
      An impairment loss is recognized whenever the carrying amount of an asset exceeds its recoverable amount. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.
      The recoverable amount of tangible and intangible assets is the greater of their net fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.
      Impairment losses are recognized in the income statement. Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to cash-generating units (group of units) and then, to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis.
     3.6.1     Goodwill
      Upon transition to IFRS, goodwill will no longer be amortized in accordance with IFRS 3 “Business combinations”. Before January 1, 2004, goodwill was amortized using the straight-line method over five years for software and technology activities and from 10 to 20 years depending on the other type of businesses acquired.
      All goodwill is tested for impairment at least annually. The impairment test methodology is based on a comparison between the recoverable amount of each cash generating units with their net asset carrying value (including goodwill). Such recoverable amounts are mainly determined using discounted cash flows and the discount rate used is our weighted average cost of capital.
     3.6.2     Multi-Client Surveys
      Multi-client surveys consist of seismic surveys to be licensed to customers on a non-exclusive basis. All costs directly incurred in acquiring, processing and otherwise completing seismic surveys are capitalized into the multi-client library. The value of our multi-client library is stated on our balance sheet at the aggregate of those costs less accumulated amortization or at fair value if lower. We review the library for potential impairment of our independent surveys on an ongoing basis.
      We amortize the multi-client surveys over the period during which the data is expected to be marketed using a pro-rata method based on recognized revenues as a percentage of total estimated sales (such estimation relies on the historical sales track record).

      In this respect, we use three different sets of parameters depending on the area or type of surveys considered:

•	Gulf of Mexico surveys are amortized on the basis of 66.6% of revenues. Starting at time of data delivery, a minimum straight-line depreciation scheme is applied on a three-year period, should total accumulated depreciation from the 66.6% of revenues amortization method be below this minimum level;

•	Rest of the world surveys: same as above except depreciation is 83.3% of revenues and straight-line depreciation is over a five-year period from data delivery; and

•	Long term strategic 2D surveys are amortized on the basis of revenues according to the above area split and straight-line depreciation on a seven-year period from data delivery.

     3.6.3     Development Costs
      In accordance with IAS 38 “Intangible assets”, expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in the income statement as an expense as incurred.
      Expenditure on development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, is capitalized if:

•	the project is clearly defined, and costs are separately identified and reliably measured,

•	the product or process is technically and commercially feasible,

•	we have sufficient resources to complete development.

•	the intangible asset is likely to generate future economic benefits, either because it is useful to us or through an existing market for the intangible asset itself or for its products.

      We amortize development costs over five years.
      The expenditure capitalized includes the cost of materials, direct labour and an appropriate proportion of overheads. Other development expenditure is recognized in the income statement as an expense as incurred.
      Capitalized development expenditure is stated at cost less accumulated amortization and impairment losses.
     3.6.4     Tangible Assets
      Property, plant and equipment are valued at historical cost less accumulated depreciation and impairment losses. Depreciation is generally calculated over the following useful lives:

• equipments and tools:	3 to 5 years
• vehicles:	3 to 5 years
• seismic vessels:	12 to 20 years
• buildings for industrial use:	20 years
• buildings for administrative and commercial use:	20 to 40 years
      Depreciation expense is determined using the straight-line method.
      Fixed assets acquired through finance lease arrangements or long-term rental arrangements that transfer substantially all the risks and rewards associated with the ownership of the asset to us or tenant are capitalized.
      Residual value, if considered to be significant, is included when calculating the depreciable amount. Tangible assets are segregated into their separate components if there is a significant difference in their expected useful lives, and depreciated accordingly.

     3.7     Investments and Other Financial Assets
      In accordance with IAS 39 “Financial instruments”, investments in non-consolidated companies are classified as available-for-sale and therefore measured at their fair value. The fair value for listed securities is their market price at balance sheet date. If a reliable fair value cannot be established, securities are valued at historical cost. Fair value variations are accounted for directly in shareholders’ equity.
      Where there is objective evidence of impairment of a financial asset (for instance in case of significant and prolonged decline of the value of the asset) an irreversible impairment provision is recorded. This provision can only be released upon the sale of the relevant financial asset.
      Non-consolidated securities and other financial assets are examined at each balance sheet date to detect any objective evidence of impairment. Where this is the case, an impairment loss is recorded.
     3.8     Treasury Shares
      Treasury shares are valued at their cost, as a reduction of shareholders’ equity. Proceeds from the sale of treasury shares are included under shareholders’ equity and have no impact on the income statement.
     3.9     Inventories
      Inventories are valued at the lower of cost (including indirect production costs where applicable) or net realizable value.
      The cost of inventories is calculated on a weighted average price basis for our Products segment and calculated on the first-in first-out principle for our Services segment.
     3.10     Pension and Other Post-Employment Benefit

•	Defined contribution plans
      Obligations for contributions to defined contribution pension plans are recognized as an expense in the income statement as incurred.

•	Defined benefit plans
      Our net obligation in respect of defined benefit pension plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value, and the fair value of any plan assets is deducted. The calculation is performed by using the projected unit credit method.
      When the benefits of a plan are improved, the portion of the increased benefit relating to past service by employees is recognized as an expense in the income statement on a straight-line basis over the average period until the benefits become vested. To the extent that the benefits vest immediately, the expense is recognized immediately in the income statement.
      Actuarial gains and losses that arise subsequent to January 1, 2004 are recorded directly in equity.
     3.11     Convertible Bonds
      Convertible bonds that can be converted into shares at the option of the holder, where the number of shares issued does not vary with changes in their fair value, are accounted for as compound financial instruments according to IAS 32 “Financial instruments: information and presentation”.
      This is the case with our convertible bonds issued on November 4, 2004 (see our annual report on Form 20-F for the year ended December 31, 2004 incorporated by reference in this prospectus). Transaction costs that relate to the issue of a compound financial instrument are allocated to the debt and equity components in proportion to the allocation of proceeds.

      The equity component of the convertible bonds is calculated as the excess of the issue proceeds over the present value of the future interest and principal payments, discounted at the market rate of interest applicable to similar liabilities that do not have a conversion option. The interest expense recognized in the income statement is calculated using the effective interest rate method.

3.12 Financial Instruments
      We use derivative financial instruments to hedge our exposure to foreign exchange fluctuations (principally U.S. dollar) from operational, financing and investment activities. In accordance with our treasury policy, we do not hold or issue derivative financial instruments for trading purposes. However, derivatives that do not qualify for hedge accounting are accounted for as trading instruments in “Other financial income (loss)”.
      Exchange gains or losses on foreign currency financial instruments that represent an economic hedge of a net investment in a foreign subsidiary are reported as translation adjustments in shareholders’ equity under the line item “Cumulative translation adjustments”.
      Derivative financial instruments are stated at fair value. The gain or loss on reassessment to fair value is recognized immediately in the income statement. However, where derivatives qualify for hedge accounting, recognition of any resulting gain or loss is as follows (Cash flow hedges):

•	changes in the fair value of the effective hedged amount are accounted for in shareholders’ equity. The ineffective portion is recorded in “Other financial income (loss)”,

•	changes in the fair value of derivatives eligible to fair value hedge accounting are recorded in “Other operating income (loss)”, where they offset the changes in the fair value of the hedged assets, liabilities and firm commitments.

3.13 Stock-Options
      In accordance with the requirements of IFRS 2 “Share-based payment”, stock options granted to employees are included in the financial statements using the following principles: the stock option’s fair value is determined on the grant date and is recognized in personnel costs on a straight-line basis over the period between the grant date and the end of the vesting period. Stock option fair value is calculated using the Black-Scholes model.

4	Reconciliation from French GAAP to IFRS

4.1	Reconciliation of Shareholders’ Equity at January 1, 2004 and at December 31, 2004

	Shareholders’ equity

						Income
						and				Total
					Convertible	expense				shareholders’
	Balance at		Movements	Movements	bond —	recognized	Cumulative	Balance at		equity and
	January 1,	Net	in stock-	in treasury	equity	directly in	translation	December 31,	Minority	minority
	2004	income	options	shares	component	equity	adjustment	2004	interest	interest

	(in € millions)
Total under French GAAP	396.6	11.1		0.6			(12.6)	395.7	9.1	404.8
(a) Tangible assets (IAS 16)	7.2	(0.1)						7.1		7.1
(b) Employee benefits (IAS 19)	0.7	(0.4)					(0.1)	0.2		0.2
(c) Currency translation (IAS 21)	—	4.0					(4.0)	—		—
(d) Treasury shares (IAS 32)	(0.8)	(1.4)		2.0				(0.2)		(0.2)
(e) Goodwill amortization (IAS 36)	—	6.2					(0.4)	5.8		5.8
(f) Development costs (IAS 38)	3.2	4.4					(0.1)	7.5		7.5
(g) Financial instruments (IAS 39)	12.8	(2.0)				(5.5)		5.3		5.3
(h) Financial debt (IAS 39)	0.3	(0.4)			9.7			9.6		9.6
(i) Stock-options (IFRS 2)	—	(0.5)	0.5					—		—
Impact of IFRS restatements before deferred tax and minority interests	420.0	20.9	0.5	2.6	9.7	(5.5)	(17.2)	431.0	9.1	440.1
Impact of deferred tax	(0.8)	(1.4)						(2.2)		(2.2)
Total under IFRS	419.2	19.5	0.5	2.6	9.7	(5.5)	(17.2)	428.8	9.1	437.9
Information about IFRS restatements is disclosed in paragraph 4.5, “Main IFRS restatements”.

4.2	Reconciliation of Balance Sheet at January 1, 2004

	French
	GAAP	Ref.		Reclassifications	Ref.	Restatements	IFRS

	(in € millions)
ASSETS
Cash and cash equivalents	96.4						96.4
Trade accounts and notes receivable	165.5	(j	)	4.6			170.1
Inventories and work-in-progress	64.0			(1.6)			62.4
Income tax assets	—	(k	)	3.6			3.6
Other current assets	57.9	(h	)(k)	(12.2)	(g)	7.7	53.4
Total current assets	383.8			(5.6)		7.7	385.9
Deferred tax assets	—	(k	)	20.0			20.0
Investments and other financial assets	41.5	(j	)(k)(l)	(2.5)	(g)	4.3	43.3
Investments in companies under equity method	33.0	(l	)	(6.1)			26.9
Property, plant and equipment, net	216.0	(m	)	(7.3)	(a)	7.2	215.9
Goodwill and intangible assets, net	205.1	(m	)	8.9	(f)	3.2	217.2
Total non-current assets	495.6			13.0		14.7	523.3
TOTAL ASSETS	879.4			7.4		22.4	909.2

LIABILITIES
Bank overdrafts	3.2			—			3.2
Current portion of financial debt	24.6			—			24.6
Trade accounts and notes payable	78.6			0.2			78.8
Accrued payroll costs	47.7			(0.4)	(b)	0.2	47.5
Income tax payable	18.3			(1.4)			16.9
Advance billings to customers	16.9			—			16.9
Provisions — current portion	—	(n	)	20.1			20.1
Other current liabilities	44.8	(n	)	(23.5)			21.3
Total current liabilities	234.1			(5.0)		0.2	229.3
Deferred tax liabilities	—	(k	)	18.0		0.8	18.8
Provisions — non-current portion	—	(n	)	13.6	(b)	(0.9)	12.7
Financial debt	207.8	(h	)	(5.4)	(h)	(0.3)	202.1
Other non-current liabilities	32.1	(k	)(n)	(13.8)			18.3
Total non-current liabilities	239.9			12.4		(0.4)	251.9
Common stock	23.4			—			23.4
Additional paid-in-capital	292.7			—			292.7
Retained earnings	132.1	(c	)	(51.6)		14.2	94.7
Treasury shares	—			—	(d)	(0.8)	(0.8)
Income and expenses recognized directly in equity	—			—	(g)	9.2	9.2
Cumulative translation adjustment	(51.6)	(c	)	51.6			—
Total shareholders’ equity	396.6			—		22.6	419.2
Minority interests	8.8			—		—	8.8
Total shareholders’ equity and minority interests	405.4			—		22.6	428.0
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	879.4			7.4		22.4	909.2
Information about IFRS restatements is disclosed in paragraph 4.5, “Main IFRS restatements”.
Information about IFRS reclassifications is disclosed in paragraph, “4.6 Main IFRS reclassifications”.

4.3	Reconciliation of Net Income for the Year Ended December 31, 2004

	French
	GAAP	Ref.		Reclassifications	Ref.		Restatements	IFRS

	(in € millions)
Operating revenues	692.7							692.7
Cost of operations	(556.0)				(b	)(f)	(0.7)	(556.7)
Gross profit	136.7						(0.7)	136.0
Research and development expenses, net	(33.5)				(f	)	4.7	(28.8)
Selling, general and administrative expenses, net	(79.5)	(h	)	1.5	(a	)(i)	(0.6)	(78.6)
Other revenues (expenses), net	12.0	(h	)	4.3	(d	)(g)	3.0	19.3
Operating income	35.7			5.8			6.4	47.9
Cost of net financial debt		(h	)	(27.4)	(h	)	(0.4)	(27.8)
Other financial incomes (expenses), net		(o	)	3.6	(c	)(g)	(2.4)	1.2
Financial incomes (expenses), net	(22.4)			22.4				—
Exchange gains (losses), net	4.4	(o	)	(4.4)				—
Income before income taxes	17.7			—			3.6	21.3
Income taxes	(9.7)						(1.4)	(11.1)
Income (loss) from consolidated companies	8.0			—			2.2	10.2
Equity in income of affiliates	10.3							10.3
Goodwill amortization	(6.2)				(e	)	6.2	—
Net income	12.1			—			8.4	20.5
Attributable to:
— Shareholders	11.1			—			8.4	19.5
— Minority interests	1.0			—			—	1.0
Information about IFRS restatements is disclosed in paragraph 4.5, “Main IFRS restatements”.
Information about IFRS reclassifications is disclosed in paragraph, “4.6 Main IFRS reclassifications”.

4.4	Reconciliation of Balance Sheet at December 31, 2004

	French
	GAAP	Ref.		Reclassifications	Ref.		Restatements	IFRS

	(in € millions)
ASSETS
Cash and cash equivalents	130.8				(d	)	(0.2)	130.6
Trade accounts and notes receivable	191.7	(j	)	13.1				204.8
Inventories and work-in-progress	81.4			—				81.4
Income tax assets	—	(k	)	4.0				4.0
Other current assets	58.3	(k	)(h)	(14.9)	(g	)	5.3	48.7
Total current assets	462.2			2.2			5.1	469.5
Deferred tax assets	—	(k	)	31.5				31.5
Investments and other financial assets	31.9	(j	)(k)(l)	(19.4)				12.5
Investments in companies under equity method	36.6	(l	)	(5.8)				30.8
Property, plant and equipment, net	204.5	(m	)	(7.5)	(a	)	7.1	204.1
Goodwill and intangible assets, net	204.4	(m	)	7.5	(e	)(f)	13.3	225.2
Total non-current assets	477.4			6.3			20.4	504.1
TOTAL ASSETS	939.6			8.5			25.5	973.6

LIABILITIES
Bank overdrafts	2.8			—				2.8
Current portion of financial debt	73.1			—				73.1
Trade accounts and notes payable	97.8			0.5				98.3
Accrued payroll costs	47.8			(0.2)				47.6
Income tax payable	24.9			(0.9)				24.0
Advance billings to customers	13.2			—				13.2
Provisions — current portion	—	(n	)	14.2				14.2
Other current liabilities	41.0	(n	)	(18.2)				22.8
Total current liabilities	300.6			(4.6)				296.0
Deferred tax liabilities	—	(k	)	24.5			2.2	26.7
Provisions — non-current portion	—	(n	)	16.2	(b	)	(0.2)	16.0
Financial debt	194.1	(h	)	(7.3)	(h	)	(9.6)	177.2
Other non-current liabilities	40.1	(k	)(n)	(20.3)				19.8
Total non-current liabilities	234.2			13.1			(7.6)	239.7
Common stock	23.4			—				23.4
Additional paid-in-capital	173.4			—				173.4
Retained earnings	252.0	(c	)	(52.2)			14.7	214.5
Treasury shares	—			0.6	(d	)	1.2	1.8
Net income — attributable to shareholders	11.1			—			8.4	19.5
Convertible bond — equity component	—			—			9.7	9.7
Income and expenses recognized directly in equity	—			—	(g	)	3.7	3.7
Cumulative translation adjustment	(64.2)	(c	)	51.6	(c	)	(4.6)	(17.2)
Total shareholders’ equity	395.7			—			33.1	428.8
Minority interests	9.1			—			—	9.1
Total shareholders’ equity and minority interests	404.8			—			33.1	437.9
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	939.6			8.5			25.5	973.6
Information about IFRS restatements is disclosed in paragraph 4.5, “Main IFRS restatements”.
Information about IFRS reclassifications is disclosed in paragraph, “4.6 Main IFRS reclassifications”.

4.5	Main IFRS Restatements

(a)	Tangible assets (IAS 16)
      Distinct components of a tangible asset are accounted for separately when their estimated useful life are materially different. We identified some components or certain constructions and the corresponding amortization was restated according to their specific useful life and their residual value in “Tangible assets” at January 1, 2004, with a positive impact of €7.2 million on shareholders’ equity, as well as the depreciation expense for the year ended December 31, 2004, with a negative impact of €0.1 million in the income statement.

(b)	Employee benefits (IAS 19)
      Actuarial gains and losses on pension and other post-employment benefit plans (IAS 19): cumulative unrecognized actuarial gains and losses on pension and other post-employment benefit plans at January 1, 2004 were recognized in shareholders’ equity in the opening balance sheet, with a positive impact of €0.7 million on shareholders’ equity, and the corresponding amortization of actuarial gains and losses for the year ended December 31, 2004 was cancelled, with a negative impact of €0.4 million in the income statement.

(c)	Currency translation (IAS 21)
      The accumulated total of translation adjustments at January 1, 2004 was reversed against consolidated reserves, with no impact on shareholders’ equity. As a consequence, the loss related to the liquidation of Kantwell, corresponding to the cumulative currency translation adjustment of Kantwell at January 1, 2004 was cancelled in the income statement of the year ended December 31, 2004, with a positive impact of €4.0 million as “Other financial incomes (expenses)” in the income statement.

(d)	Treasury shares (IAS 32)
      Treasury shares valued at their cost price were presented as a reduction of shareholders’ equity, with a negative impact of €0.8 million at January 1, 2004. Gains from the sale of treasury shares recognized in the income statement under French GAAP for the year ended December 31, 2004 were cancelled and recognized under shareholders’ equity, with a negative impact of €1.4 million in the income statement.

(e)	Goodwill amortization (IAS 36)
      Upon transition to IFRS, goodwill will no longer be amortized starting January 1, 2004. As a consequence the goodwill amortization expense for the year ended December 31, 2004 was reversed, with a positive impact of €5.0 million net of deferred tax in the income statement.

(f)	Development costs (IAS 38)
      As a consequence of the implementation of new rules of IAS 38 “Intangible assets” for capitalization of development costs with the retrospective method, development costs previously recognized as expenses under French GAAP were capitalized as “Intangible assets” on January 1, 2004 with a positive impact of €2.4 million on shareholders’ equity. For the year ended December 31, 2004, development costs previously recognized as “Research and development expenses” under French GAAP and complying with requirements for capitalization amounted to €4.7 million and were capitalized. A depreciation expense for capitalized development costs amounting to €0.3 million was recognized as “Cost of operations” over the year ended December 31, 2004. The total impact of those adjustments, net of deferred tax, is a positive impact of €4.2 million in the income statement for the year ended December 31, 2004.
      We implemented information systems to identify development costs that should be capitalized. Nevertheless, it was not possible to have a fully retrospective application of standard IAS 38, due to a lack of measurable information.

(g)	Financial instruments (IAS 39)
      IAS standards 32 through 39 on financial instruments have been applied as from January 1, 2004.
      As a consequence, our PGS investment was reassessed at its fair value at January 1, 2004 in “Investments and other financial assets”, with a positive impact on shareholders’ equity of €4.3 million. PGS was sold during the year ended December 31, 2004 and the €4.3 million restatement was reversed directly in equity.
      Financial hedging instruments (forward exchange contracts) were reassessed at their fair value at January 1, 2004 in “Other current assets”, with a positive impact of €8.5 million euros, including €4.9 million in unrealized gains recognized directly in equity for those financial instruments that qualified for hedge accounting as cash-flow hedges, and €3.6 million in unrealized gains recognized in retained earnings for those financial instruments that did not qualify for hedge accounting. The total impact on shareholders’ equity was €8.5 million at January 1, 2004.
      At December 31, 2004, financial hedging instruments (forward exchange contracts) were reassessed at their fair value for a total amount of €5.3 million in “Other current assets”. Thus, the negative variance of the fair value of financial hedging instruments for the year ended December 31, 2004 amounted to €3.2 million, including a negative impact of €1.2 million recognized directly in equity for those financial instruments that qualified for hedge accounting as cash-flow hedges, and a negative impact of €2.0 million recognized as “Other financial incomes (expenses)” in the income statement for those financial instruments that did not qualify for hedge accounting.
      Furthermore, the impact of forward exchange contracts that qualified for hedge accounting and that related to revenues recognized for the year ended December 31, 2004 was reclassified from “Other financial incomes (expenses)” to “Other revenues in Operating income”, for a total amount of €4.4 million.

(h)	Financial debt (IAS 32 & IAS 39)
      Implementing IFRS (IAS 38) led us to reclassify issuance costs related to financial debt, previously presented as “Other current assets”, as a decrease in financial debt of €5.4 million at January 1, 2004 and of €7.3 million at December 31, 2004. For the year ended December 31, 2004, the amortization of issuance costs, calculated according to the straight-line method, as well as the premium related to the redemption of bonds were reclassified as “Cost of financial debt” for a total amount of €5.8 million, previously recognized as “Sales, General and Administrative expenses” for €1.5 million and as “Other expenses” for €4.3 million. In addition, the amortization of issuance costs was reassessed according to the effective interest rate method over the lifetime of the debt with a negative impact on “Cost of financial debt” of €0.4 million in the income statement for the year ended December 31, 2004.
      The convertible bonds we issued on November 4, 2004 (see our annual report on Form 20-F for the year ended December 31, 2004 incorporated by reference in this prospectus) previously wholly presented as financial debt under French accounting principles were accounted for under IFRS as a compound financial instrument according to IAS 32 “Financial instruments: information and presentation”. The equity component net of allocated issuance costs was assessed at €9.7 million at December 31, 2004 and was reclassified from “Financial debt” to “Convertible bonds — equity component” in shareholders’ equity.

(i)	Stock-options (IFRS 2)
      Fair value of stock-options granted since November 7, 2002, previously not recognized under French GAAP, was recognized under IFRS with a negative impact in the income statement of €0.5 million for the year ended December 31, 2004.

     4.6     Main IFRS Reclassifications
     4.6.1     Balance Sheet

(j)	Long-term portion of trade accounts receivables
      Long-term portion of trade accounts receivables previously presented as “Long-term receivables” under French GAAP was presented as “Trade accounts receivables” under IFRS.

(k)	Income tax and deferred tax
      Income tax assets previously presented under “Other current assets” and income tax liabilities previously presented under “Other current liabilities” under French GAAP were presented under IFRS as a separate caption in the balance sheet. Deferred tax assets previously presented under “Other current assets” or “Long-term receivables” and deferred tax liabilities previously presented under “Other current liabilities” or “Other long-term liabilities” under French GAAP were presented under IFRS as a separate caption in the balance sheet.

(l)	Advances to companies accounted for under equity method
      Advances to companies accounted for under equity method previously presented as “Investments in and advances to companies under the equity method” under French GAAP were presented as “Investments and other financial assets” under IFRS.

(m)	Computer software
      Computer softwares previously presented as “Property, plant and equipment” under French GAAP was presented as “Intangible assets” under IFRS.

(n)	Provisions
      Provisions previously presented under “Other current liabilities” or “Other long-term liabilities” under French GAAP were presented under IFRS as a separate caption in the balance sheet.
     4.6.2     Profit and Loss

(o)	Exchange gains and losses
      Exchange gains and losses previously presented as a separate caption under French GAAP were presented as “Other financial income (expenses)” under IFRS.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
      We entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed to file a registration statement relating to an offer to exchange the outstanding notes for new notes. We also agreed to use our reasonable best efforts to complete that offer within 210 days after April 28, 2005. We are offering the new notes under this prospectus to satisfy those obligations under the registration rights agreement.
      Under the following circumstances, we will use our reasonable best efforts to cause the Commission to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the shelf registration statement effective for up to two years after the date of issuance of the outstanding notes:

•	if any changes in law or applicable interpretations by the staff of the Commission do not permit us to effect the exchange offer as contemplated by the registration rights agreement; or

•	in certain limited circumstances, if any holder of the outstanding notes so requests.

      If we fail to comply with deadlines for registering the issuance of the new notes and completion of the exchange offer, we will be required to pay liquidated damages to holders of the outstanding notes. Please read the section captioned “Outstanding Notes Registration Rights Agreement” for more details regarding the registration rights agreement.
      To exchange an outstanding note for transferable new notes in the exchange offer, you will be required to make the following representations:

•	any new notes will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the new notes;

•	if you are a broker-dealer that will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

•	you are not our “affiliate”, as defined in Rule 405 of the Securities Act, or if you are our affiliate, that you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

Resale of New Notes
      Based on interpretations of the Commission staff in no action letters issued to third parties, we believe that new notes issued under the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	any new notes will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you have not engaged in and do not intend to engage in the distribution of the new notes.

      If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

•	can not rely on such interpretations by the Commission staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

      Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling securityholder’s information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.
      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.
      As of the date of this prospectus, $165 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.
      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the notes and the registration rights agreement.
      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.
      If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes, with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important for noteholders to read the section entitled “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.
      We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date
      The Exchange Offer Will Expire At 5:00 p.m., New York City time on October 25, 2005, unless, in our sole discretion, we extend it.
Extensions, Delay in Acceptance, Termination or Amendment
      We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.
      In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      If any of the conditions described below under “— Conditions to the Exchange offer” have not been satisfied, we reserve the right, in our sole discretion, to delay accepting for exchange any outstanding notes or to extend the exchange offer or to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.
      Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.
Conditions to the Exchange Offer
      Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange, if in our reasonable judgment the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the Commission or any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.
      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us (1) the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution” and (2) such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.
      We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.
      These conditions are for our sole benefit and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.
      In addition, we will not accept for exchange any outstanding notes tendered, and will not issue new notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.
Procedures for Tendering

How to Tender Generally
      Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; and

•	comply with the automated tender offer program procedures of DTC described below.

      In addition, either:

•	the exchange agent must receive outstanding notes along with the letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under “Prospectus Summary — The Exchange Agent” prior to the expiration date.
      The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.
      The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or outstanding notes to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

How to Tender if You Are a Beneficial Owner
      If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender these notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees
      You must have signatures on a letter of transmittal or a notice of withdrawal described below guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

When You Need Endorsements or Bond Powers
      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.
      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC’s Automated Tender Offer Program
      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.
      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgement from a participant in its automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against such participant.

Determinations Under the Exchange Offer
      We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notices not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When we will issue New Notes
      In all cases, we will issue new notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged
      If we do not accept any tendered outstanding notes for exchange for any reason described in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described below, such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us
      By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the new notes;

•	if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

•	you are not our “affiliate”, as defined in Rule 405 of the Securities Act, or, if you are our affiliate, that you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures
      If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date, you may tender if:

•	the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered;

•	stating that the tender is being made thereby;

•	guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.
      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to you if you wish to tender your outstanding notes according to the guaranteed delivery procedures described above.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under “Prospectus Summary — The Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

      Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn; and

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes.

      If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.
      We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

      Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such outstanding notices will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date.
Fees and Expenses
      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.
      We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	Commission registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

      If satisfactory evidence of payment of any transfer taxes payable by a note holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder.
Transfer Taxes
      If you tender your outstanding notes for exchange, you will not be required to pay any transfer taxes. However, if you instruct us to register new notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than you, in your capacity as the registered tendering holder, you will be required to pay any applicable transfer tax.
Consequences of Failure to Exchange
      If you do not exchange your outstanding notes for new notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes.
      In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable state securities laws.

Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the Commission staff, you may offer for resale, resell or otherwise transfer new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, if (1) you are not our “affiliate” within the meaning of Rule 405 under the Securities Act; (2) any new notes will be acquired in the ordinary course of your business; (3) you have no arrangement or understanding with any person to participate in the distribution of the new notes; and (4) you are not engaged in and do not intend to engage in the distribution of the new notes. If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

•	cannot rely on the applicable interpretations of the Commission; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment
      We will record the new notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.
Other
      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES
General
      You can find the definitions of certain terms used in this description under “— Certain Definitions.” In this description, the word “Company” refers only to Compagnie Générale de Géophysique, S.A., and not to any of its subsidiaries.
      The Exchange Notes will be issued and the Offered Notes were issued pursuant to the Indenture dated as of the Issue Date among the Company, the Guarantors and JPMorgan Chase Bank, National Association, as trustee (the “Trustee”). See “Notice to Investors.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
      The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, will define your rights as holders of the Notes.
      If the Exchange Offer is consummated, holders of Offered Notes who do not exchange those notes for Exchange Notes in the Exchange Offer will vote together with holders of Exchange Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder, including acceleration following an Event of Default, must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Offered Notes that remain outstanding after the Exchange Offer will be aggregated with the Exchange Notes, and the holders of such Offered Notes and the Exchange Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the Notes outstanding shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of Offered Notes and Exchange Notes then outstanding.
      Copies of the Indenture are available for inspection during normal business hours at the office of the Company referred to under “— Available Information,” at the corporate trust office of the Trustee at 600 Travis Street, Suite 1150, Houston, Texas 77002, and at the specified office of each Paying Agent, including, for so long as the Notes are listed on the Luxembourg Stock Exchange, at the specified office of the Paying Agent in Luxembourg. Holders of the Notes are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Indenture.
Brief Description of the Notes
      The Notes:

•	are general unsecured obligations of the Company;

•	rank equally in right of payment to all existing and future senior indebtedness of the Company, except for any liabilities preferred by law;

•	rank senior in right of payment to all existing and future subordinated indebtedness of the Company;

•	are guaranteed on a senior unsecured basis by certain Subsidiaries of the Company as described below; and

•	are effectively subordinated to all existing and future indebtedness of Subsidiaries of the Company that are not Guarantors.

      Holders of existing and future secured indebtedness of the Company and its Subsidiaries, including loans under the existing Credit Facilities, will have claims with respect to the assets constituting collateral for such secured indebtedness that are superior to the claims of the holders of the Notes. Accordingly, the Notes and the

Subsidiary Guarantees are effectively subordinated to claims of secured creditors of the Company and the Guarantors to the extent of such collateral.
      Only certain Subsidiaries of the Company will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any Subsidiary of the Company that is not a Guarantor, that Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to the Company.
      As of June 30, 2005, the Company and its Subsidiaries had outstanding total Indebtedness of €256.1 million, of which €45.1 million was secured. As of June 30, 2005, the Initial Guarantors (excluding their Subsidiaries that are not Guarantors) had outstanding total Indebtedness of €24.3 million, all of which was secured. Indebtedness of the Initial Guarantors is included in the total Indebtedness of the Company and its Subsidiaries. In addition, as of June 30, 2005 the Company and its Subsidiaries had availability under their credit facilities of €58.2 million, which if drawn would have been secured. None of the Initial Guarantors are obligors on the existing syndicated credit facility. The Indenture permits the Company and its Subsidiaries (including the Guarantors) to incur additional Indebtedness, including certain additional secured Indebtedness.
      As of the date of the Indenture, all of the Company’s Subsidiaries were Restricted Subsidiaries. Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture and will not guarantee the Notes.
      The outstanding Notes were issued in the Offering in an aggregate principal amount of $165,000,000 (the “Offered Notes”), and an equal aggregate principal amount of Exchange Notes may be issued in exchange for Offered Notes pursuant to the Exchange Offer. The Indenture also provides the Company the flexibility of issuing additional Notes in the future in an unlimited amount; however, any issuance of such additional Notes would be subject to the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock.” The Offered Notes, the Exchange Notes and any such additional Notes are collectively referred to as the “Notes” in this “Description of the Notes.”
      Any Offered Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.
      Whenever the covenants or default provisions or definitions in the Indenture refer to an amount in U.S. dollars or euros, that amount will be deemed to refer to the U.S. Dollar Equivalent or the Euro Equivalent, respectively, of the amount of any obligation denominated in any other currency or currencies, including composite currencies.
      Any other determination of the U.S. Dollar Equivalent or the Euro Equivalent for any purpose under the Indenture will be determined as of a date of determination as described in the definitions of “U.S. Dollar Equivalent” and “Euro Equivalent” under “— Certain Definitions” and, in any case, no subsequent change in the U.S. Dollar Equivalent or the Euro Equivalent after the applicable date of determination will cause such determination to be modified.
Principal, Maturity and Interest
      The Exchange Notes will be limited in aggregate principal amount to $165,000,000 and will mature on May 15, 2015. Interest on the Notes will accrue at the rate of 7 1/2% per annum and will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2005, to holders of record on the immediately preceding May 1 and November 1. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Offered Notes exchanged therefore or, if no interest has been paid, from April 28, 2005. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment and Paying Agents
      Principal of and premium, interest and Liquidated Damages (as defined under “— Registration Rights; Liquidated Damages”), if any, on the Notes will be payable in U.S. dollars at the office or agency of the Company maintained for such purpose in the continental United States and, subject to any fiscal or other laws and regulations applicable thereto, at the specified offices of any other Paying Agent appointed by the Company for such purpose, or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to holders of the Notes at their respective addresses set forth in the register of holders; provided, however, that all payments with respect to Notes the holders of which have given wire transfer instructions to the Company or a Paying Agent will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The principal of the Notes will be payable only upon surrender of any Note at the Corporate Trust Office of the Trustee or at the specified offices of any other Paying Agent.
      If the due date for payment of the principal in respect of any Note is not a business day at the place in which it is presented for payment, the holder thereof will not be entitled to payment of the amount due until the next succeeding business day at such place and will not be entitled to any further interest or other payment in respect of any such delay.
      The Indenture provides that any money deposited with the Trustee or any Paying Agent in trust for the payment of the principal of, premium, if any, interest or Liquidated Damages, if any, on any Note and remaining unclaimed for two years after such principal, premium, if any, interest or Liquidated Damages, if any, have become due and payable will be paid to the Company, and will be discharged from such trust; and the holder of such Note will thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such money will thereupon cease.
      The Corporate Trust Office of the Trustee in Dallas, Texas will initially be designated as the Company’s Paying Agent for payments with respect to the Notes. So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Company will maintain a Paying Agent in Luxembourg. Dexia Banque Internationale à Luxembourg will initially be designated as the Company’s Paying Agent in Luxembourg and as the Company’s agent where Notes may be surrendered for registration of transfer and exchange. The Company may at any time designate one or more additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in the continental United States. The Company will give notice to each holder of Notes, in the manner described under “— Notices”, of any change in Paying Agents.
Subsidiary Guarantees

General
      The obligations of each Guarantor under its Subsidiary Guarantee will be general unsecured obligations of such Guarantor, ranking pari passu in right of payment with all other senior indebtedness of such Guarantor and senior in right of payment to any subordinated indebtedness of such Guarantor. The Subsidiary Guarantees will be joint and several obligations of the Guarantors. Holders of existing and future secured indebtedness of the Guarantors, including loans under the existing Credit Facilities, will have claims with respect to the assets constituting collateral for such secured indebtedness that are superior to the claims of the holders of the Notes.
      The Indenture provides that the obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under bankruptcy, fraudulent conveyance and fraudulent transfer and similar laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance. In addition, the obligations of each Guarantor under its Subsidiary Guarantee shall be limited to the extent required by applicable law.

Guarantors
      Only certain Subsidiaries of the Company will guarantee the Notes, including on the date of the Indenture Sercel Inc., Sercel Canada Ltd. and Sercel Australia Pty Ltd (the “Sercel Guarantors”) and CGG Americas, Inc., CGG Canada Services Ltd. and CGG Marine Resources Norge A/ S (together with the Sercel Guarantors, the “Initial Guarantors”). For more information about the Initial Guarantors, see “General Information” and Note 28 to our consolidated annual financial statements incorporated by reference in this prospectus. The Company’s other Subsidiaries will not initially guarantee the Notes and, in certain circumstances described below under “— Release,” the Company may elect to have the Sercel Guarantors released from their Subsidiary Guarantees. In the event of a bankruptcy, liquidation or reorganization of any Subsidiary of the Company that is not a Guarantor, that Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to the Company. The Initial Guarantors (including their subsidiaries that have not guaranteed the notes) generated, in IFRS, before consolidation entries, €227.8 million of revenues, €36.3 million of operating income and €35.4 million of net income in the year ended December 31, 2004 and held €347.3 million of total assets before consolidation entries as of December 31, 2004. The Initial Guarantors (including their subsidiaries that have not guaranteed the notes) generated, before consolidation entries, €116.4 million of revenues, €15.2 million of operating income and €7.7 million of net income in the six month period ended June 30, 2005 and held €388.8 million of total assets before consolidation entries.
      The Sercel Guarantors (excluding their subsidiaries that have not guaranteed the notes) generated, in IFRS, before consolidation entries, €104.8 million of revenues, €6.8 million of operating income and €14.2 million of net income in the year ended December 31, 2004 and held €150.8 million of total assets before consolidation entries. The Sercel Guarantors (excluding their subsidiaries that have not guaranteed the notes) generated, before consolidation entries, €55.6 million of revenues, €1.2 million of operating loss and €1.9 million of net loss in the six months period ended June 30, 2005 and held €181.6 million of total assets before consolidation entries. The revenue, operating income, net income and assets of the Sercel Guarantors are included in those of the Initial Guarantors. In the circumstances described under “Certain Covenants — Guarantees of Certain Indebtedness by Restricted Subsidiaries” the Indenture will require certain of the Company’s other Subsidiaries to become Guarantors. For more information about the Initial Guarantors, see “General Information”.
      In addition, a Restricted Subsidiary may become a Guarantor, at its option, by executing a supplemental indenture providing for a Subsidiary Guarantee in accordance with the provisions of the Indenture.

Release
      The Indenture provides that, in the event of (a) a transfer, conveyance, sale or other disposition of any Capital Stock of Sercel SA or any Sercel Guarantor or (b) the issue by Sercel SA or any Sercel Guarantor of any Equity Interests, in either case to any Person other than the Company or a Restricted Subsidiary of the Company, the Company may elect to have the Sercel Guarantors released and relieved of any obligations under their Subsidiary Guarantees, provided that the Net Proceeds of such issuance, transfer, conveyance, sale or other disposition are applied in accordance with the covenant described below under “— Put Option of Holders — Asset Sales” and the Sercel Guarantors have no other guarantees of Indebtedness of the Company or any other Guarantors (other than Permitted Guarantees) then outstanding. If a Restricted Subsidiary has become a Guarantor at its option, it may thereafter be released and relieved of its obligations under its Subsidiary Guarantee at its option, provided that such Guarantor has no guarantee of Indebtedness of the Company or any Guarantor (other than Permitted Guarantees) then outstanding. The Indenture further provides that, for purposes of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock”, the release of any Subsidiary Guarantee pursuant to provisions described in this paragraph shall be deemed to be an incurrence by the Restricted Subsidiary whose Subsidiary Guarantee is being released of all Indebtedness then held by such Restricted Subsidiary.
      The Indenture provides that, in the event of a transfer, conveyance, sale or other disposition (including by way of merger or consolidation) of all or substantially all of the assets or all of the Capital Stock of any Guarantor, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and the Indenture, provided that the Net Proceeds of such transfer, conveyance, sale or other disposition are applied in accordance with the covenant described below under “— Put Option of Holders — Asset Sales.” A Guarantor will likewise be released and relieved of its obligations under its Subsidiary Guarantee upon the release of any guarantee of Indebtedness of the Company that required such Guarantor to guarantee the Notes pursuant to the covenant described below under “— Certain Covenants — Guarantees of Certain Indebtedness by Restricted Subsidiaries” except a discharge or release by or as a result of direct payment under such guarantee, provided that the Guarantor has no other guarantee of Indebtedness of the Company or any Guarantor (other than Permitted Guarantees) then outstanding. The Indenture also provides that, if the Board of Directors designates a Guarantor to be an Unrestricted Subsidiary, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and the Indenture, provided that such designation is conducted in accordance with the applicable provisions of the Indenture.

Merger or Consolidation
      The Indenture provides that, for so long as a Restricted Subsidiary provides a Subsidiary Guarantee pursuant to the terms of the Indenture, such Guarantor may not consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Company or another Guarantor), unless:

(a)	subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) shall execute a Subsidiary Guarantee and deliver an opinion of counsel in accordance with the terms of the Indenture;

(b)	immediately after giving effect to such transaction, no Default or Event of Default exists;

(c)	such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have a Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and

(d)	the Company would be permitted by virtue of the Company’s pro forma Consolidated Interest Coverage Ratio, immediately after giving effect to such transaction, to incur at least €1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock.”
Optional Redemption
      At any time prior to May 15, 2010, the Company may redeem the Notes at its option, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to, the date of redemption.
      The Notes will also be redeemable at the Company’s option on or after May 15, 2010, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the 12-month period beginning May 15 of the years indicated below:

Year	Percentage

2010	103.75%
2011	102.50%
2012	101.25%
2013 and thereafter	100.00%
      Further, prior to May 15, 2008, the Company may redeem on any one or more occasions Notes (including Exchange Notes) representing up to 35% of the sum of the aggregate principal amount of the Offered Notes plus any other Notes originally issued under the Indenture after the Issue Date (but excluding for this purpose any Exchange Notes) at a redemption price of 107.5% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings, provided that (a) Notes (including Exchange Notes) representing at least 65%

of the sum of the aggregate principal amount of the Offered Notes plus any other Notes originally issued under the Indenture after the Issue Date (but excluding for this purpose any Exchange Notes) remain outstanding immediately after the occurrence of each such redemption and (b) such redemption occurs within 90 days of the date of the closing of each such Qualified Equity Offering.
Selection and Notice
      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(a)	if the Notes are listed, in compliance with the requirements of the principal securities exchange on which the Notes are listed; or

(b)	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.
      No Notes of $1,000 or less shall be redeemed in part.
      Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. For so long as the Notes are listed on the Luxembourg Stock Exchange and for so long as the rules of such exchange require, notices of redemption will be published once by the Trustee, not less than five business days prior to the redemption date, in a newspaper having general circulation in Luxembourg, which is expected to be the Luxemburger Wort, or if such newspaper ceases to be published or timely publication in it will not be practicable, in such other newspaper as the Trustee deems necessary to give fair and reasonable notice to the holders of Notes.
      Notices of redemption may not be conditional.
      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon surrender of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.
Redemption for Taxation Reasons
      The Indenture provides that the Company may at any time redeem, in whole but not in part, the outstanding Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption if it or any Guarantor has become or would become obligated to pay any Additional Amounts in respect of the Notes as a result of:

(a)	(1) any change in or amendment to the laws or treaties (or regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined under “— Additional Amounts”) or (2) any change in or amendment to any official position regarding the application or interpretation of such laws, treaties, regulations or rulings, which change or amendment is announced or is effective on or after the date of the Indenture and

(b)	such obligation cannot be avoided by the Company or any such Guarantor taking reasonable measures available to it.
      Notwithstanding the preceding, no notice of redemption will be given earlier than 60 days prior to the earliest date on which the Company could be obligated to pay such Additional Amounts if a payment in respect of the Notes was then due. Prior to giving notice of any such redemption, the Company will deliver to the Trustee (y) an Officers’ Certificate stating that the obligation to pay Additional Amounts cannot be avoided by the Company or any such Guarantor taking reasonable measures available to it and (z) a written opinion of an independent legal counsel to the Company to the effect that the circumstances referred to above exist.

Additional Amounts
      The Indenture provides that payments made by or on behalf of the Company or any Guarantor under or with respect to the Notes or the Subsidiary Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, interest, assessment or other governmental charge (“Taxes”) imposed or levied by or on behalf of any jurisdiction in which the Company or any Guarantor (including any successor entities), is then organized or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction by or through which payment is made (each, a “Relevant Taxing Jurisdiction”), unless the Company or any Guarantor (or any Paying Agent) is required to withhold or deduct Taxes under the laws of the Relevant Taxing Jurisdiction or by the interpretation or administration thereof by the relevant taxing authority. If the Company or any Guarantor (or any Paying Agent) is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes or the Subsidiary Guarantees, the Company or any such Guarantor (and each Paying Agent) will pay to each holder of the Notes that are outstanding on the date of the required payment, such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by such holder (including the Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted, provided that no Additional Amounts will be payable with respect to any Note:

(a)	surrendered by the holder thereof for payment of principal more than 30 days after the later of (1) the date on which such payment first became due and (2) if the full amount payable has not been received by or on behalf of the relevant holder on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the holders by the Trustee, except to the extent that the holder would have been entitled to such Additional Amounts on surrendering such Note for payment on the last day of the applicable 30-day period;

(b)	if any tax, assessment or other governmental charge is imposed or withheld by reason of the failure to comply by the holder or, if different, the beneficial owner (ayant-droit) of the Note with a request addressed to such holder or beneficial owner to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of such holder or beneficial owner which is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such tax, assessment or governmental charge;

(c)	held by or on behalf of a holder who is liable for Taxes in respect of such Note by reason of having some connection with the Relevant Taxing Jurisdiction other than the mere purchase, holding or disposition of any Note, or the receipt of payments made by or on behalf of the Company or any Guarantor in respect thereof or any Subsidiary Guarantee, including, without limitation, such holder being or having been a citizen or resident thereof or being or having been present or engaged in a trade or business therein or having had a permanent establishment therein;

(d)	on account of any estate, inheritance, gift, sale, transfer, personal property or other similar tax, assessment or other governmental charge;

(e)	except in the case of the winding up of the Company or any Guarantor, any Note surrendered for payment in the Republic of France;

(f)	any withholding or deduction imposed on a payment to an individual which is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to European Council Directive 2003/48/ EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26 — 27 November 2000 on the taxation of savings income or any agreement between the European Community and any jurisdiction providing for equivalent measures; or

(g)	as a result of any combination of (a), (b), (c), (d), (e) or (f) or with respect to any payment made by or on behalf of the Company or any Guarantor in respect of any Note or Subsidiary Guarantee to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor or beneficial owner would not have been entitled to any Additional Amounts had such beneficiary or settlor or beneficial owner been the holder.

      The Company or any Guarantor will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company will furnish, within 60 days after the date the payment of any Taxes is due pursuant to applicable law, to the Trustee, copies of tax receipts (to the extent received from the relevant tax authorities in the usual course or as generally provided) evidencing that such payment has been made by the Company or any Guarantor. The Trustee will make such evidence available to the holders upon request.
      At least 30 days prior to each date on which any payment under or with respect to the Notes or the Subsidiary Guarantees is due and payable, if the Company or any Guarantor becomes obligated to pay Additional Amounts with respect to such payment, the Company will deliver to each Paying Agent an Officers’ Certificate stating the fact that such Additional Amounts will be payable, and the amount so payable and will set forth such other information as necessary to enable such Paying Agent to pay such Additional Amounts to the holders of the Notes on the payment date. Whenever in the Indenture or this prospectus there is mentioned, in any context, (a) the payment of principal (and premium, if any), (b) purchase prices in connection with a purchase of the Notes, (c) interest or (d) any other amount payable on or with respect to any of the Notes or the Subsidiary Guarantees, such mention is deemed to include mention of the payment of Additional Amounts provided for in this section to the extent, that, in such context, Additional Amounts are, were or would be payable in respect thereof.
      The Company or a Guarantor, as the case may be, will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in the United States, the Republic of France or in any jurisdiction in which a Paying Agent is located from the initial issue or registration of the Notes or on the enforcement of any payments with respect to the Notes or any Subsidiary Guarantee.
      The obligations of the Company or any Guarantor described in this “— Additional Amounts” section will survive the satisfaction and discharge of the Indenture.
Mandatory Redemption
      Except as set forth below under “— Put Option of Holders,” the Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
Put Option of Holders

Change of Control
      The Indenture provides that, upon the occurrence of a Change of Control, each holder will have the right to require the Company to purchase all or any portion (equal to $1,000 or an integral multiple thereof) of the holder’s Notes, pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the “Change of Control Payment”).
      Within 30 days following a Change of Control, the Company will give notice to each holder of Notes, in the manner described under “— Notices”, and the Trustee describing the transaction that constitutes the Change of Control and offering to purchase the Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is given (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the purchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

      On or before the Change of Control Payment Date, the Company will, to the extent lawful,

(a)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(b)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(c)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of the Notes or portions thereof being purchased by the Company.
      The Paying Agent will promptly deliver to each holder of the Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. In addition, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that could affect the Company’s capital structure or the value of the Notes, but that would not constitute a Change of Control. The occurrence of a Change of Control may result in a default under instruments governing other senior indebtedness of the Company and give the lenders thereunder the right to require the Company to repay all outstanding obligations thereunder, possibly limiting the Company’s ability to purchase the Notes upon a Change of Control. The Company’s ability to purchase the Notes following a Change of Control may also be limited by the Company’s then existing financial resources. Should a Change of Control occur at a time when the Company lacks sufficient funds to make the Change of Control Payments or is prohibited from purchasing the Notes under instruments governing other senior indebtedness (and the Company is unable to obtain the consent of the holders of such senior indebtedness or to prepay such senior indebtedness), an Event of Default would occur under the Indenture. See “— Events of Default and Remedies.”
      The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
      A “Change of Control” will be deemed to have occurred upon the occurrence of any of the following:

(a)	the sale, lease, transfer, conveyance or other disposition (other than by merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole,

(b)	the adoption, by holders of Capital Stock of the Company, of a voluntary plan relating to the liquidation or dissolution of the Company,

(c)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d) (3) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting Stock of the Company, or

(d)	the first day on which more than a majority of the members of the Board of Directors of the Company are not Continuing Directors;

provided, however, that a transaction in which the Company becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if (1) the shareholders of the Company immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of such other Person immediately following the consummation of such transaction and (2) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than such other Person (but including the holders of the Equity Interests of such other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Company.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (a) was a member of the Board of Directors on the Issue Date or (b) was nominated for election to the Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the members of the Board of Directors who were members of the Board of Directors on the Issue Date or who were so elected to the Board of Directors thereafter.
      The definition of Change of Control includes an event by which the Company sells, leases, transfers, conveys or otherwise disposes of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Company and its Subsidiaries, taken as a whole, may be uncertain.

Asset Sales
      The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (excluding for this purpose an Event of Loss) unless:

(a)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in accordance with the definition of such term set out below under “— Certain Definitions”, the results of which determination shall be set forth in an Officers’ Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and

(b)	at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents;
provided, however, that the amount of (1) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or the Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (2) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted within 180 days by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) shall be deemed to be cash for purposes of this provision.
      Within 365 days after the receipt of any Net Proceeds from an Asset Sale (including, without limitation, any Event of Loss), the Company or any such Restricted Subsidiary may apply such Net Proceeds to (a) permanently repay the principal of any Indebtedness of the Company ranking in right of payment at least pari passu with the Notes or any Indebtedness of such Restricted Subsidiary (provided that if such Restricted Subsidiary is a Guarantor, then such Indebtedness shall rank in right of payment at least pari passu with its Subsidiary Guarantee), (b) make capital expenditures in respect of Strategic Assets or (c) acquire (including by way of a purchase of assets or a majority of the Voting Stock of a Person, by merger, by consolidation or otherwise) Strategic Assets, provided that if the Company or such Restricted Subsidiary enters into a binding agreement to acquire such Strategic Assets within such 365-day period, but the consummation of the transactions under such agreement has not occurred within such 365-day period and such agreement has not been terminated, then such 365-day period will be extended by 90 days to permit such consummation. If such consummation does not occur, or such agreement is terminated within such 90-day extension period, then the Company may apply, or cause such Restricted Subsidiary to apply, within 90 days after the end of such initial 90-day extension period or the effective date of such termination, whichever is earlier, such Net Proceeds as provided in clauses (a) through (c) of this paragraph. Pending the final application of any such Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce outstanding revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (a) through (c) of this paragraph will be deemed to constitute “Excess Proceeds.”
      When the aggregate amount of Excess Proceeds exceeds €10,000,000, the Company will be required to make an offer to all holders of the Notes (an “Asset Sale Offer”) to purchase the maximum principal amount of the Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture; provided, however, that, if the Company is required to apply such Excess Proceeds to purchase, or to offer to purchase, any Pari Passu Indebtedness, the Company shall only be required to offer to purchase the maximum principal amount of the Notes that may be purchased out of the amount of such Excess Proceeds multiplied by a fraction, the numerator of which is the aggregate principal amount of the Notes outstanding and the denominator of which is the aggregate principal amount of the Notes outstanding plus the aggregate principal amount of Pari Passu Indebtedness outstanding. To the extent that the aggregate principal amount of the Notes tendered pursuant to an Asset Sale Offer is less than the amount that the Company is required to purchase, the Company may use any remaining Excess Proceeds for general corporate purposes in any manner not prohibited by the Indenture. If the aggregate principal amount of the Notes surrendered by holders thereof exceeds the amount that the Company is required to purchase, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.
      The Company will not, and will not permit any Restricted Subsidiary to, enter into or suffer to exist any agreement (other than any agreement governing the Company’s or any Restricted Subsidiary’s Credit Facilities) that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Sale Offer. The agreements governing the Company’s Credit Facilities may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company’s ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors — Risks Related to the Notes.”
      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the purchase of the Notes as a result of an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.
Certain Covenants

Restricted Payments
      The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any

of its Restricted Subsidiaries (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company);

(b)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated in right of payment to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at Stated Maturity; or

(c)	make any Restricted Investment
(all such payments and other actions set forth in clauses (a) through (c) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least €1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock;” and

(3)	such Restricted Payment, together with (x) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (b) through (e) and, to the extent deducted in computing Consolidated Net Income, (f) and (g) of the next succeeding paragraph), and (y) the aggregate amount of all dividends and other payments or distributions paid subsequent to the Issue Date on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any such payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than (i) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company, (ii) dividends or distributions payable to the Company or any of its Restricted Subsidiaries or (iii) if the Restricted Subsidiary making such dividend is not a Wholly Owned Restricted Subsidiary, dividends to its shareholders on a pro rata basis), is less than the sum (without duplication) of the following:

(A)	50% of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2005 to the end of the Company’s most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B)	100% of the aggregate of (1) the net cash proceeds and (2) the fair market value of Strategic Assets transferred or conveyed to the Company (as valued at the time of transfer or conveyance to the Company, and as determined in the manner contemplated by the definition of the term “fair market value”), in each case received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issuance or sale of Disqualified Stock or debt securities of the Company that have been converted into, or exchanged or redeemed for, such Equity Interests (other than any such Equity Interests, Disqualified Stock or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into, or exchanged or redeemed for, Disqualified Stock), plus

(C)	to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

(D)	if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the lesser of (1) an amount equal to the fair market value of the Investments previously made by the Company and its Restricted Subsidiaries in such Subsidiary as of the date of redesignation and (2) the amount of such Investments.

      The preceding provisions will not prohibit any of the following:

(a)	the payment of any dividend within 60 days after the date of declaration thereof if at said date of declaration such payment would have complied with the provisions of the Indenture;

(b)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or any Equity Interests of the Company or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, purchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph;

(c)	the defeasance, redemption, purchase, retirement or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(d)	the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the Company or any of its Wholly Owned Restricted Subsidiaries;

(e)	repurchases of Equity Interests deemed to occur upon exercise of stock options, if such Equity Interests represent a portion of the exercise price of such stock options;

(f)	so long as no Default has occurred and is continuing, the repurchase or other acquisition for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company for allocation (as a free allocation or otherwise) to directors, officers and employees of the Company and its Restricted Subsidiaries not in excess of €2,500,000 in any twelve-month period;

(g)	so long as no Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed €1,000,000 in any twelve-month period;

(h)	loans or advances in the ordinary course of business to Affiliates or Persons with which the Company or a Subsidiary may have contractual arrangements in any jurisdiction reasonably necessary to be made in connection with conducting the business of the Company or a Subsidiary in such jurisdiction in a form that is customary to address foreign investment regulation or practice in such jurisdiction, in an aggregate amount not to exceed €2,000,000 outstanding at any one time;

(i)	so long as no Default has occurred and is continuing, advances constituting Investments or loans to directors, officers and employees of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of €1,000,000 at any one time outstanding; and

(j)	other Restricted Payments not to exceed €15,000,000 in the aggregate.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in the manner contemplated by the definition of the term “fair market value,” and the results of such determination shall be evidenced by an Officers’ Certificate delivered to the Trustee. Not later than 10 business days following the date of making any Restricted Payment (other than a Restricted Payment permitted by clauses (b) through (d) of the preceding paragraph), the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “Restricted Payments” were computed.

Incurrence of Indebtedness and Issuance of Disqualified Stock
      The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” or an “incurrence”) any Indebtedness (including, without limitation, any Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company or any Guarantor may incur Indebtedness or issue Disqualified Stock, and any Restricted Subsidiary may incur Acquired Indebtedness, in each case if the Consolidated Interest Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 3.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness or Disqualified Stock had been issued or incurred, as the case may be, at the beginning of such four-quarter period.
      The preceding paragraph will not apply to the incurrence by the Company or any of its Restricted Subsidiaries of any of the following Indebtedness:

(a)	Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) €125,000,000, plus any fees, premiums, expenses (including costs of collection), indemnities and similar amounts payable in connection with such Indebtedness, and less any amounts derived from Asset Sales and applied to the permanent reduction of Indebtedness under Credit Facilities in accordance with the covenant described under the caption “— Put Option of Holders — Asset Sales” and (y) 10% of the Company’s Consolidated Total Assets;

(b)	Existing Indebtedness;

(c)	Hedging Obligations;

(d)	Indebtedness represented by the Offered Notes, the Exchange Notes issued in connection with the Exchange Offer or the Subsidiary Guarantees;

(e)	intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries, provided, that (1) if the Company or any Guarantor is the obligor on such Indebtedness, then the Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all of the Company’s obligations with respect to the Notes or such Guarantor’s obligations under its Subsidiary Guarantee, as the case may be, and (2) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company, or any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Wholly Owned Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, as of the date of such issuance, sale or other transfer that is not permitted by this clause (e);

(f)	Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any of its Restricted Subsidiaries in the ordinary course of business, including guarantees or obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(g)	Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (or any guarantee thereof or indemnity with respect thereto), in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or any of its Restricted

Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (g), not to exceed €20,000,000 at any time outstanding;

(h)	the guarantee by the Company of Indebtedness of any of its Restricted Subsidiaries or by any Restricted Subsidiary of Indebtedness of the Company or another Restricted Subsidiary, in each case, that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated in right of payment to the Notes or a Subsidiary Guarantee then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(i)	intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries incurred in the ordinary course of business in connection with cash pooling or other cash management arrangements;

(j)	Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness incurred pursuant to the first paragraph and clauses (b), (d), (g) and (j) of the second paragraph of this covenant;

(k)	Indebtedness of Restricted Subsidiaries of the Company (other than Guarantors) in an aggregate principal amount not to exceed 5% of the Company’s Consolidated Total Assets minus the sum of all Indebtedness of Restricted Subsidiaries of the Company (other than Guarantors) then outstanding; and

(l)	any additional Indebtedness of the Company or any Guarantor in an aggregate principal amount not in excess of €25,000,000 at any one time outstanding and any guarantee thereof.

      The Indenture also provides that the Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Subsidiary Guarantees of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or of such Guarantor, as the case may be; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured.
      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, if an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (l) of the second paragraph, or is entitled to be incurred pursuant to the first paragraph, of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

Liens

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens, to secure (a) any Indebtedness of the Company or such Restricted Subsidiary (if it is not also a Guarantor), unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured, or (b) any Indebtedness of any Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantee of such Guarantor is equally and ratably secured; provided, however, that if such Indebtedness is expressly subordinated to the Notes or any Subsidiary Guarantee, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or the Subsidiary Guarantee, as the case may be, with the same relative priority as such Indebtedness has with respect to the Notes or the Subsidiary Guarantee. The incurrence of secured Indebtedness by the Company and its Restricted Subsidiaries is subject to further limitations on the incurrence of Indebtedness as described under “— Incurrence of Indebtedness and Issuance of Disqualified Stock.”

Sale-and-Leaseback Transactions
      The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale-and-leaseback transaction; provided, however, that the Company or any Restricted Subsidiary, as applicable, may enter into a sale-and-leaseback transaction if:

(a) the Company or such Restricted Subsidiary could have (1) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale-and-leaseback transaction pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock” and (2) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption “— Liens,”

(b) the gross cash proceeds of such sale-and-leaseback transaction are at least equal to the fair market value (as determined in accordance with the definition of such term, the results of which determination shall be set forth in an Officers’ Certificate delivered to the Trustee) of the property that is the subject of such sale-and-leaseback transaction, and

(c) the transfer of assets in such sale-and-leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Put Option of Holders — Asset Sales,” if applicable.

Issuances and Sales of Capital Stock of Restricted Subsidiaries
      The Indenture provides that the Company (a) will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any Capital Stock of any Restricted Subsidiary of the Company to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company, and (b) will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company, (except, in the case of both clauses (a) and (b) above, as required in the manner described in clause (b) under the definition of “Wholly Owned Restricted Subsidiary”, provided, that the business and management of the Restricted Subsidiary is, by contract or otherwise, controlled by the Company), unless

(1) the Net Proceeds from such issuance, transfer, conveyance, sale or other disposition are applied in accordance with the covenant described above under “— Put Option of Holders — Asset Sales” and

(2) immediately after giving effect to such transfer, conveyance, sale or other disposition, such Restricted Subsidiary either continues to be a Restricted Subsidiary or, if such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any remaining Investment in such Restricted Subsidiary would have been permitted to be made under the “Restricted Payments” covenant if made on the date of such transfer, conveyance, sale or other disposition.

      For purposes of this covenant, the creation or perfection of a Lien on any Capital Stock of a Restricted Subsidiary of the Company to secure any Indebtedness of the Company or any of its Restricted Subsidiaries will not be deemed to be a disposition of such Capital Stock, provided that any sale by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this covenant.

Dividend and Other Payment Restrictions Affecting Subsidiaries
      The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to do any of the following:

(a) (1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or (2) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries,

(b) make loans or advances to the Company or any of its Restricted Subsidiaries, or

(c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of

(1) agreements governing Credit Facilities or Existing Indebtedness, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such agreements and amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially less favorable to the holders of the Notes, taken as a whole, with respect to such dividend and other payment restrictions, than those contained, in the case of Credit Facilities, in agreements governing Credit Facilities or, in the case of Existing Indebtedness, in agreements governing such Existing Indebtedness, in either case as in effect on the date of the Indenture,

(2) the Indenture, the Notes and the Subsidiary Guarantees,

(3) any agreement for the sale or other disposition of Equity Interests in a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition,

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred,

(5) by reason of customary provisions restricting the subletting or assignment of any lease or the transfer of copyrighted or patented materials,

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired,

(7) customary provisions in agreements for the sale of property or assets,

(8) customary provisions in agreements that restrict the assignment of such agreements or rights thereunder,

(9) provisions with respect to the disposition or distribution of assets or property in any joint venture agreement, assets sale agreement, stock sale agreement or other similar agreement in each case entered into in the ordinary course of business, but in each case only to the extent such encumbrance or restriction relates to the transfer of the property, or encumbers or restricts the assets, subject to such agreement,

(10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business,

(11) Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially less favorable to the holders of the Notes, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced,

(12) any Liens not prohibited by the “Liens” covenant that limit the right of the debtor to dispose of the assets subject to such Liens, or

(13) applicable law.

Transactions with Affiliates
      The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(a) such Affiliate Transaction is in writing and on terms that, when taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Company or such Restricted Subsidiary and

(b) the Company delivers to the Trustee (1) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €2,000,000, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €5,000,000, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (3) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €15,000,000, an opinion as to the fairness to the Company or the relevant Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm that is, in the judgment of the Board of Directors, qualified to render such opinion and is independent with respect to the Company;

provided, however, that the following shall be deemed not to be Affiliate Transactions:

(A) any employment agreement or other employee compensation plan or arrangement (including stock option plans) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

(B) transactions between or among the Company and its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of any such transaction);

(C) loans or advances to officers, directors and employees of the Company or any of its Restricted Subsidiaries made in the ordinary course of business and consistent with past practices of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed €1,000,000 outstanding at any one time;

(D) indemnities of officers, directors and employees of the Company or any of its Restricted Subsidiaries permitted by provisions of the organizational documents of the Company or such Restricted Subsidiary or applicable law;

(E) the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Subsidiary;

(F) any agreement or arrangement in effect as of the Issue Date or any amendment thereto or replacement thereof or any transaction contemplated thereby (including pursuant to any amendment or replacement agreement) so long as any such amendment or replacement agreement, taken as a whole, is no more disadvantageous to the Holders in any material respect that the original agreement as in effect on the Issue Date; and

(G) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments.”

Guarantees of Certain Indebtedness by Restricted Subsidiaries
      The Indenture provides that the Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company or any Guarantor (the “Other Company Indebtedness”) other than Permitted Guarantees unless such Restricted Subsidiary (if it is not already a Guarantor) contemporaneously executes a Subsidiary Guarantee, which Subsidiary Guarantee will be senior to such Restricted Subsidiary’s guarantee of such Other Company Indebtedness if such Other Company Indebtedness so guaranteed is subordinated Indebtedness.

Conduct of Business
      The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in the conduct of any business other than the business being conducted on the Issue Date and such other businesses as are reasonably necessary or desirable to facilitate the conduct and operation of, or ancillary or reasonably related to, such businesses, except to the extent as would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

Anti Layering
      The Indenture provides that the Company will not and will not permit any Guarantor to incur, directly or indirectly, any Indebtedness that is subordinated in right of payment to any Indebtedness of the Company or the Guarantor, as the case may be, unless the Indebtedness so incurred is either pari passu with, or subordinated in right of payment to, the Notes or the relevant Subsidiary Guarantee, as the case may be.
      Unsecured Indebtedness will not be deemed to be subordinated in right of payment to secured Indebtedness solely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinated in right of payment to Indebtedness that is so guaranteed solely because it is not so guaranteed.

Reports
      Whether or not the Company is required to do so by the rules and regulations of the Commission, the Company will file with the Commission (unless the Commission will not accept such a filing):

(i) within the time periods specified in the Commission’s rules and regulations, all annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Form 20-F, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report thereon by the Company’s certified independent accountants; and

(ii) within 60 days after the end of each of the first and third quarters of each fiscal year (and within 75 days after the end of the second quarter of each fiscal year), reports on Form 6-K, or any successor form, attaching (a) unaudited consolidated financial statements for the Company for the period then ended (and the comparable period in the prior year), in each case prepared in accordance with GAAP (as in effect on the date of such report or financial information) including either, to the extent permitted under applicable law and SEC regulations (i) a reconciliation to accounting principles generally accepted in the United States (“U.S. GAAP”) in substantially the form set out in the Form 20-F of the Company for the year ended December 31, 2004 dated on or about April 18, 2005 or (ii) a reconciliation of EBITDA to U.S. GAAP; provided that, in either case, such reconciliation shall be made to U.S. GAAP as in effect on the date of such report or financial information and (b) the information relating to the Company described in Item 5 of Form 20-F (i.e., Operating and Financial Review and Prospects).
Within 15 days of filing, or attempting to file, such information with the Commission, the Company shall furnish such information to the holders of the Notes.
      For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, the above information will also be made available in Luxembourg through the offices of the Paying Agent in Luxembourg.
      In addition, for so long as any Notes remain outstanding and during any period during which the Company is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), the Company and the Guarantors will furnish to the holders of the Notes and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Future Designation of Restricted and Unrestricted Subsidiaries
      The preceding covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness) may be affected by the designation by the Company of any existing or future Subsidiary of the Company as an Unrestricted Subsidiary, or by the redesignation by the Company of an Unrestricted Subsidiary as a Restricted Subsidiary.
      The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation, in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payments would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of “Unrestricted Subsidiary.” The Company may not designate any Restricted Subsidiary to be an Unrestricted Subsidiary at any time during which the Company maintains Investment Grade Status.
      The Board of Directors of the Company may also redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation complies with the requirements of the Indenture described in the definition of “Unrestricted Subsidiary.” If the aggregate amount of all Restricted Payments calculated for purposes of the first paragraph of the covenant described under “— Restricted Payments” above includes an Investment in an Unrestricted Subsidiary that subsequently becomes a Restricted Subsidiary pursuant to the terms of this paragraph, then the aggregate amount of such Restricted Payments will be reduced by the lesser of (a) an amount equal to the fair market value of the Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time it becomes a Restricted Subsidiary and (b) the amount of such Investments.
      Any designation or redesignation pursuant to this covenant by the Board of Directors will be evidenced by the filing with the Trustee of a Board Resolution giving effect to such action and evidencing the valuation of any Investment relating thereto (as determined in good faith by the Board of Directors) and an Officers’ Certificate certifying that such action and valuation complied with the preceding requirements.
Effectiveness of Covenants and Events of Default
      The covenants described under clauses (c) and (d) under “— Subsidiary Guarantees — Merger or Consolidation,” “— Certain Covenants — Restricted Payments,” “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock,” “— Certain Covenants — Dividend and Other Payment Restrictions Affecting Subsidiaries,” “— Certain Covenants — Transactions with Affiliates,” “— Certain Covenants — Conduct of Business,” “— Put Option of Holders — Asset Sales,” clauses (a)(1), (b) and (c) under “— Certain Covenants — Sale-and-Leaseback Transactions,” and “— Certain Covenants — Issuances and Sales of Equity Interests in Restricted Subsidiaries” and the Event of Defaults described under clauses (e) and (f)(4) under “— Events of Default and Remedies” (collectively, the “Suspended Provisions”) will no longer be in effect upon the Company attaining Investment Grade Status. If at any time the Company’s credit rating is downgraded from Investment Grade Status, then the Suspended Provisions will thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Company subsequently attains Investment Grade Status (in which event the Suspended Provisions shall again no longer be in effect for such time that the Company maintains Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture with respect to the Suspended Provisions based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the Company attains Investment Grade Status and before any reinstatement of such Suspended Provisions as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to such reinstatement, regardless of whether such actions or events would have been permitted if the applicable Suspended Provisions remained in effect during such period. There can be no assurance that the Notes will ever achieve Investment Grade Status or that any such rating, if achieved, will be maintained.

Events of Default and Remedies
      The Indenture provides that each of the following constitutes an Event of Default:

(a)	default for 30 days in the payment when due of interest or Liquidated Damages, if any, on the Notes;

(b)	default in payment when due of the principal of or premium, if any, on the Notes;

(c)	failure by the Company to comply with the provisions described under the caption “— Put Option of Holders”;

(d)	failure by the Company for 30 days after it receives written notice from the Trustee or at least 25% in principal amount of the then outstanding Notes to comply with any of its other agreements in the Indenture or the Notes;

(e)	the declaration or payment of any dividend or the making of any other payment or distribution described in subclause (y) of clause (3) under the caption “— Certain Covenants — Restricted Payments”, which declaration, payment or distribution would not be permitted by the provisions described under the heading “— Certain Covenants — Restricted Payments” if it were treated as a Restricted Payment;

(f)	the Company consolidates or merges (fusion) with or into (whether or not the Company is the surviving corporation), or sells, assigns, transfers, leases, conveys, demerges (scission) or otherwise disposes of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(1)	the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance, demerger or other disposition shall have been made is a corporation organized or existing under the laws of the United States (or any state thereof or the District of Columbia), the Republic of France or any other member state of the European Union (as constituted on the Issue Date),

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance, demerger or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee,

(3)	immediately after such transaction no Default or Event of Default exists,

(4)	except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance, demerger or other disposition shall have been made:

(A)	will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and

(B)	will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least €1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock,” and

(5)	the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that such consolidation, merger or disposition and any supplemental indenture in respect thereto comply with this provision and that all conditions precedent in the Indenture relating to such transaction or transactions have been complied with;

(g)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, which default (1) is caused by a failure to pay principal of or premium or interest on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness, including any extension thereof (a “Payment Default”), or (2) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of €10,000,000 and provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(h)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments (not covered by insurance) aggregating in excess of €10,000,000, which judgments are not paid, discharged or stayed for a period of 60 days;

(i)	failure by any Guarantor to perform any covenant set forth in its Subsidiary Guarantee, or the repudiation by any Guarantor of its obligations under its Subsidiary Guarantee or the unenforceability of any Subsidiary Guarantee for any reason other than as provided in the Indenture; and

(j)	certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary.

      If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. The holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest, premium or Liquidated Damages that have become due solely because of such acceleration) have been cured or waived. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.
      In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.
      The holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of or interest or Liquidated Damages, if any, on the Notes.

      The Company will be required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company will be required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator, member, partner or stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.
Legal Defeasance and Covenant Defeasance
      The Company may, at its option and at any time, elect to have all of the obligations of itself and the Guarantors discharged with respect to the outstanding Notes and the Subsidiary Guarantees, respectively (“Legal Defeasance”), except for:

(a)	the rights of holders of outstanding Notes to receive payments in respect of the principal of and premium, if any, interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below,

(b)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of transfer or exchange of the Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(c)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and any Guarantor’s obligations in connection with them and

(d)	the Legal Defeasance provisions of the Indenture.
      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. If Covenant Defeasance occurs, certain other events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance,

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay the principal of and premium, interest and Liquidated Damages, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date,

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service and the French tax authority a ruling or (B) since the date of the Indenture, there has been a change in the applicable income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal or French income tax purposes, respectively, as a result of such Legal Defeasance and will be subject to U.S. federal or

French income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal or French income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal or French income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred,

(4)	no Default or Event of Default shall have occurred and be continuing either (A) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or (B) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 550th day after the date of deposit,

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound,

(6)	the Company must have delivered to the Trustee an opinion of counsel to the effect that, after the 550th day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally,

(7)	the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others, and

(8)	the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange
      A holder of the Notes may transfer or exchange the Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any Note selected for redemption. Also, the Company will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
      The registered holder of a Note will be treated as the owner of it for all purposes, and all references to “holders” in this “Description of the Notes” are to registered holders unless otherwise indicated.
Amendment and Waiver
      Except as provided below, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes).

      Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(a)	reduce the principal amount of the Notes whose holders must consent to an amendment, supplement or waiver,

(b)	reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or purchase of the Notes by the Company,

(c)	reduce the rate of or change the time for payment of interest or Liquidated Damages, if any, on any Note,

(d)	waive a Default or Event of Default in the payment of principal of or premium, interest or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration),

(e)	make any Note payable in money other than that stated in the Notes,

(f)	make any change in the provisions of the Indenture relating to waivers of past defaults or the rights of holders of the Notes to receive payments of principal of or premium, interest or Liquidated Damages, if any, on the Notes,

(g)	waive a redemption or repurchase payment with respect to any Note,

(h)	make any change in the ranking of the Notes relative to other Indebtedness of the Company or the Subsidiary Guarantees relative to other Indebtedness of the Guarantors, in either case in a manner adverse to the holders,

(i)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture,

(j)	make any change in the provisions described under “— Additional Amounts” in a manner adverse to the holders, or

(k)	make any change in the preceding amendment, supplement and waiver provisions.
      Notwithstanding the foregoing, without the consent of any holder of the Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s obligations to holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s properties or assets, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not materially adversely affect the legal rights under the Indenture of any such holder, to secure the Notes pursuant to the requirements of the “Liens” covenant, to add any Guarantor or to release any Guarantor from its Subsidiary Guarantee, in each case as provided in the Indenture, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.
      Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver, amendment or supplement of any terms or provisions of the Indenture or the Notes, unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend or supplement in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation or

(b)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, including principal, premium, if any, and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)	the Company and each Guarantor has paid or caused to be paid all other sums payable by it under the Indenture; and

(4)	the Company has delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
The Trustee
      JPMorgan Chase Bank, National Association serves as trustee under the Indenture.
      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest and a Default occurs it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.
      The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (that is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Governing Law
      The Indenture, the Notes and the Subsidiary Guarantees provide or will provide that they will be governed by the laws of the State of New York.
Consent to Jurisdiction
      The Indenture provides that any suit, action or proceeding with respect to the Indenture, the Notes or the Subsidiary Guarantees may be brought in any New York state or federal court located in the Borough of

Manhattan in the City of New York (“New York Court”) and that the Company and the Guarantors will submit to the non-exclusive jurisdiction of such courts.
Enforceability of Judgments; Indemnification for Foreign Currency Judgments
      A significant portion of the assets of the Company and its subsidiaries is outside the United States, so any judgment obtained in the United States against the Company or any Guarantor, including judgments relating to payments with respect to the Notes, may not be fully collectible within the United States.
      The Company has been informed by its French counsel that a final judgment for a sum of money in relation to the Indenture or the Notes obtained in any New York Court would be recognized and enforceable by the French courts without re-examination or re-litigation of the matters adjudicated, through an action for exequatur brought before the competent French court provided that the court is satisfied that the requirements developed by case law for the enforcement of foreign judgments in France are met, and in particular provided that:

(a)	the judgment concerned is enforceable in the State of New York;

(b)	such judgment has been rendered by a court having jurisdiction over the parties both under its own rules of jurisdiction and in accordance with French rules of international conflicts of jurisdiction and the French courts did not have exclusive jurisdiction to hear the matter;

(c)	the court that rendered such judgment has applied to the merits of the case the laws of the jurisdiction which would have been considered appropriate under French rules of international conflicts of laws;

(d)	the judgment is not contrary to French international public policy (ordre public international), both pertaining to the merits and to the procedure of the case;

(e)	the judgment is not tainted with fraud; and

(f)	the judgment does not conflict with a French judgment or a foreign judgment which has become effective in France and there is no risk of conflict with proceedings pending before the French courts at the time enforcement of the judgment is sought.
      The Indenture also provides that obligations of the Company to any holder of the Notes or the Trustee shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than United States dollars (the “Agreement Currency”), be discharged only to the extent that on the day following receipt by such holder of the Notes or the Trustee, as the case may be, of any amount in the Judgment Currency, such holder of the Notes or the Trustee may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such holder of the Notes or the Trustee, as the case may be, in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding such judgment, to pay to such holder of Notes or the Trustee, as the case may be, the difference, and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such holder of the Notes or the Trustee, as the case may be, such holder of the Notes or the Trustee, as the case may be, agrees to pay to or for the account of the Company such excess, provided that such holder of the Notes or the Trustee, as the case may be, shall not have any obligation to pay any such excess as long as a default by the Company or any Guarantor in its obligations under the Notes, the Indenture or the Subsidiary Guarantees has occurred and is continuing, in which case such excess may be applied by such holder of the Notes or the Trustee, as the case may be, to such obligations.
Additional Information
      Anyone who receives this prospectus may obtain a copy of the Indenture and the proposed form of the Registration Rights Agreement without charge by contacting Compagnie Générale de Géophysique, 1 rue Léon Migaux, 91300 Massy, France, Attention: Investor Relations Officer, Telephone (33-1) 64-47-30-00.

Replacement, Transfer and Exchange
      If any Note at any time is mutilated, destroyed, stolen or lost, such Note may be replaced at the cost of the applicant at the office of the Trustee or the office of the Registrar in Luxembourg. The applicant for a new Note must, in the case of any mutilated Note, surrender such Note to the Trustee or the Registrar in Luxembourg, as applicable, and, in the case of any lost, destroyed or stolen Note, furnish evidence satisfactory to the Trustee or the Registrar in Luxembourg, as applicable, of such loss, destruction or theft, together with such indemnity as the Trustee or the Registrar in Luxembourg, as applicable, and the Company may require.
      Initially, the Trustee will act as Registrar in the continental United States, and Notes may be presented for registration of transfer and exchange at the office of the Trustee in Dallas, Texas. Dexia Banque Internationale à Luxembourg will act initially as Registrar in Luxembourg, and Notes may be presented for registration of transfer and exchange at its office located at 69, route d’Esch, 2953 Luxembourg.
      A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any transfer tax or similar governmental charge required by law. The Company and the Registrar are not required to transfer or exchange any Note selected for redemption. Also, the Company and the Registrar are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
Purchase
      The Company, the Trustee and their respective Affiliates may at any time and from time to time purchase any Note or a beneficial interest in any Note in the open market or otherwise at any price.
Notices
      Any notice to Noteholders will be mailed by first class mail or delivered by overnight air courier guaranteeing next day delivery, in each case to their respective registered addresses shown on the register kept by the Registrar. In addition, for so long as the Notes are listed on the Luxembourg Stock Exchange and its rules so require, any such notice (including notices of redemption) will be published in a newspaper having general circulation in Luxembourg, which is expected to be the Luxemburger Wort, or if such newspaper ceases to be published or timely publication in it will not be practicable, in such other newspaper as the Trustee deems necessary to give fair and reasonable notice to the Noteholders. Also for so long as the Notes are listed on the Luxembourg Stock Exchange, the Company will provide to the exchange a copy of all notices to Noteholders.
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Indebtedness” means with respect to a specified Person (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person or (b) Indebtedness relating to properties or assets acquired by such specified Person. Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of properties or assets from such Person.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of the Indenture, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of the Indenture, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.

      “Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(a)	1.0% of the principal amount of the Note and

(b)	the excess of (1) the present value at such redemption date of (A) the redemption price of the Note at May 15, 2010 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (B) all required interest payments due on the Note during the period from such redemption date through May 15, 2010 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points over (2) the principal amount of the Note, if greater.
      “Asset Sale” means

(a)	the sale, lease, conveyance or other disposition (a “disposition”) of any properties or assets (including, without limitation, by way of a sale-and-leaseback), excluding dispositions in the ordinary course of business (provided that the disposition of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole will be subject to the provisions of the Indenture described above under the caption “— Put Option of Holders — Change of Control” and the provisions described above in clause (f) under the caption “— Events of Default and Remedies” and not to the provisions of the Asset Sales covenant),

(b)	the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Subsidiaries, and

(c)	any Event of Loss,
whether, in the case of clause (a), (b) or (c), in a single transaction or a series of related transactions, provided that such transaction or series of related transactions (1) involves properties or assets having a fair market value in excess of €2,500,000 or (2) results in the payment of net proceeds (including insurance proceeds from an Event of Loss) in excess of €2,500,000. Notwithstanding the preceding provisions of this definition, the following transactions will be deemed not to be Asset Sales:

(A)	a disposition of obsolete or excess equipment or other properties or assets;

(B)	a disposition of properties or assets (including Equity Interests) by the Company to a Wholly Owned Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary;

(C)	a disposition of cash or Cash Equivalents;

(D)	a disposition of properties or assets (including Equity Interests) that constitutes a Restricted Payment that is permitted by the provisions of the Indenture described above under the caption “— Certain Covenants — Restricted Payments;”

(E)	any trade or exchange by the Company or any Restricted Subsidiary of equipment or other properties or assets for equipment or other properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash or Cash Equivalents) is reasonably equivalent to the fair market value of the properties or assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary;

(F)	the creation or perfection of a Lien on any properties or assets (or any income or profits therefrom) of the Company or any of its Restricted Subsidiaries that is not prohibited by the covenant described under the caption “— Liens”;

(G)	a sale-and-leaseback of the Company’s office facilities in Massy, France replacing the sale-and-leaseback transaction relating to such facilities that is outstanding on the Issue Date;

(H)	the surrender or waiver of contract rights or the settlement, release or surrender of contractual, non-contractual or other claims of any kind;

(I)	the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise of collection thereof;

(J)	the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the region; and

(K)	the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property.
      “Attributable Indebtedness” in respect of a sale-and-leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-and-leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means:

(a)	in the case of a corporation, corporate stock,

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including preferred stock,

(c)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(d)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Cash Equivalents” means:

(a)	securities issued or directly and fully guaranteed or insured by the government of the United States of America, the Republic of France or any other country whose sovereign debt has a rating of at least A3 from Moody’s Investors Service, Inc. and at least A — from Standard & Poor’s Ratings Services or any agency or instrumentality of any such government (provided that the full faith and credit of such government is pledged in support thereof), in each case having maturities of not more than 12 months from the date of acquisition,

(b)	certificates of deposit, Eurodollar time deposits and French negotiable debt instruments (titres de créances négociables) with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with or issued by any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus in excess of €500,000,000 and whose long-term debt securities are rated at least A3 by Moody’s Investors Service, Inc. and at least A — by Standard & Poor’s Ratings Services,

(c)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above,

(d)	commercial paper and French negotiable debt instruments (titres de créances négociables) having a rating of at least P-1 from Moody’s Investors Service, Inc. or at least A-1 from Standard & Poor’s Ratings Services and in each case maturing within 12 months after the date of acquisition,

(e)	deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (b) above, provided that all such deposits are made in the ordinary course of business, do not remain on deposit for more than 30 consecutive days and do not exceed €25,000,000 in the aggregate at any one time, with no more than €5,000,000 being deposited in commercial banks within a single country, and

(f)	money market mutual funds substantially all of the assets of which are of the type described in any of the foregoing clauses (a) through (d).
      “Closing Date” means the date of original issuance of the Offered Notes.
      “Common Stock” means the common or ordinary shares of the Company.
      “Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted or excluded in calculating Consolidated Net Income for such period,

(a)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries,

(b)	Consolidated Interest Expense of such Person and its Restricted Subsidiaries,

(c)	depreciation and amortization (including amortization or impairment, if any, of goodwill and of other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries,

(d)	other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries less any non-cash items increasing Consolidated Net Income of such Person and its Restricted Subsidiaries (other than items that will result in cash receipt),

(e)	any expenses, fees, charges or other costs related to any equity offering (other than of Disqualified Stock) permitted by the indenture (whether or not successful), and,

(f)	without duplication, an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, in each case, on a consolidated basis and determined in accordance with GAAP.
      “Consolidated Interest Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Interest Expense of such Person for such period; provided, however, that the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to each of the following transactions as if each such transaction had occurred at the beginning of the applicable reference period:

(a)	any incurrence, assumption, guarantee, repayment, purchase or redemption by such Person or any of its Restricted Subsidiaries of any Indebtedness (other than revolving credit borrowings) subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Calculation Date”);

(b)	any acquisition that has been made by such Person or any of its Restricted Subsidiaries, or approved and expected to be consummated within 30 days of the Calculation Date, including, in each case, through a merger or consolidation, and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the Calculation Date; and

(c)	any other transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X under the Securities Act as in effect from time to time;
provided further, however, that (1) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (2) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.
      “Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of the following:

(a)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of all payments made or received (if any) pursuant to Hedging Obligations in respect of interest rates but excluding amortization of debt issuance costs and non-cash charges other than non-cash interest expenses related to convertible bonds) and

(b)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period.
      “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(a)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof,

(b)	the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, and

(c)	the cumulative effect of a change in accounting principles shall be excluded.
      “Consolidated Net Worth” means, with respect to any Person as of any date, the consolidated stockholders’ equity of such Person and its Restricted Subsidiaries as of such date less the amount of consolidated stockholders’ equity attributable to Disqualified Stock or treasury stock of such Person and its Restricted Subsidiaries as of such date, in each case determined in accordance with GAAP.
      “Consolidated Tangible Net Worth” means, at any date, the Consolidated Net Worth of the Company and its Restricted Subsidiaries as shown on their most recent consolidated balance sheet less, without duplication, all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, as determined in accordance with GAAP.
      “Consolidated Total Assets” means, with respect to any Person as of any date, the consolidated total assets of such Person and its Restricted Subsidiaries as of such date, as determined in accordance with GAAP.
      “Credit Facilities” means, with respect to any Person, one or more debt facilities or commercial paper facilities with banks or other institutional lenders (including with special purpose vehicles established by such banks or lenders to provide such facilities) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or trade letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature or are redeemed or retired in full; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to purchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof may not purchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of the Indenture described under the caption “— Put Option of Holders — Change of Control” or “— Put Option of Holders — Asset Sales,” as the case may be.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “euro or €” means the single currency of participating member states of the European Economic and Monetary Union as contemplated by the Treaty Establishing the European Union.
      “Euro Equivalent” means, with respect to any monetary amount in a currency other than euros, at or as of any time for the determination thereof, the amount of euros obtained by converting such foreign currency involved in such computation into euros at the spot rate for the purchase of euros with the applicable foreign currency as quoted by Reuters (or, if Reuters ceases to provide such spot quotations, by any other reputable service as is providing such spot quotations, as selected by the Company) at approximately 11:00 a.m. (New York City time) on the date not more than two business days prior to such determination.
      “Event of Loss” means, with respect to any property or asset of the Company or any Restricted Subsidiary, (a) any damage to such property or asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss or (b) the confiscation, condemnation or requisition of title to such property or asset by any government or instrumentality or agency thereof.
      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
      “Exchange Notes” means Notes registered under the Securities Act issued in exchange for unregistered Notes pursuant to an Exchange Offer.
      “Exchange Offer” means the offer that may be made by the Company pursuant to a Registration Rights Agreement to issue Exchange Notes in exchange for unregistered Notes.
      “Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on the date of the Indenture, until such amounts are repaid, but shall not include any Indebtedness that is repaid with the proceeds of the Offered Notes.
      The term “fair market value” means, with respect to any asset or Investment, the fair market value of such asset or Investment at the time of the event requiring such determination, as determined in good faith by the Company, or, with respect to any asset or Investment in excess of €15,000,000 (other than cash or Cash Equivalents), as determined by a reputable investment banking, accounting or appraisal firm that is, in the judgment of such Board of Directors, qualified to perform the task for which such firm has been engaged and independent with respect to the Company.
      “Foreign Restricted Subsidiary” means each of CGG Asia Pacific and CGG Pan India Ltd.

      “GAAP” means International Financial Reporting Standards, accounting principles adopted by the International Accounting Standards Board and its predecessor, as in effect from time to time.
      “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
      “Guarantor” means each of:

(1)	Sercel Inc., Sercel Canada Ltd., Sercel Australia Pty Ltd, CGG Americas, Inc., CGG Canada Services Ltd. and CGG Marine Resources Norge A/ S; and

(2)	any other Subsidiary of the Company that executes a supplemental indenture providing for a Subsidiary Guarantee in accordance with the provisions of Indenture, and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with the provisions of the Indenture.
      “Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(a)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements,

(b)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates, and

(c)	any foreign currency futures contract, option or similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in each case to the extent such obligations are incurred in the ordinary course of business of such Person and not for speculative purposes.
      “Indebtedness” means, with respect to any Person, any indebtedness of such Person, without duplication, whether or not contingent, in respect of borrowed money including, without limitation, any guarantee thereof, or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers’ acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade account payable, or representing any Hedging Obligations, if and to the extent any of the preceding indebtedness (other than letters of credit, guarantees and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (b) the principal amount thereof, in the case of any other Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder).
      “Institutional Accredited Investor” means an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
      “Investment Grade Status” shall occur when the Notes receive a rating of “BBB —” or higher from S&P (or its equivalent under any successor rating categories of S&P) and a rating of “Baa3” or higher from Moody’s (or its equivalent under any successor rating categories of Moody’s) or, if either such entity ceases to rate the Notes for reasons outside the normal control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization”, as that term is used in Rule 15c3-1 under the Exchange Act, selected by the Company as a replacement agency.
      “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that the following shall not constitute Investments: (1) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (2) Hedging Obligations and (3) endorsements of negotiable instruments and documents in the ordinary course of business. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Issue Date” means April 28, 2005, the first date on which Notes were issued under the Indenture. The Indenture is dated as of the Issue Date.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement) or any assignment (or agreement to assign) any right to income or profits from any assets by way of security.
      “Merger” includes a fusion, an amalgamation, a compulsory share exchange, a conversion of a corporation into another business entity and any other transaction having effects substantially similar to a merger under the General Corporation Law of the State of Delaware.
      “Net Income” means, with respect to any Person, the net income (or loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,

(a)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale-and-leaseback transactions) or (2) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and

(b)	any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).
      “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (without duplication) the following:

(a)	the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, title insurance premiums, appraiser fees, other out-of-pocket expenses and costs incurred in connection with preparing such asset for sale) and any relocation expenses incurred as a result thereof,

(b)	taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements that will result in a reduction in consolidated tax liability),

(c)	amounts required to be applied to the repayment of Indebtedness (other than under a revolving credit facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale, and

(d)	any reserve (including any reserve against any liabilities associated with such Asset Sale and retained by the Company or the relevant Restricted Subsidiary) established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

      “Non-Recourse Debt” means Indebtedness:

(a)	as to which neither the Company nor any of its Restricted Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is otherwise directly or indirectly liable (as a guarantor or otherwise) or (2) constitutes the lender,

(b)	no default with respect to which (including any rights the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) the holders of Indebtedness of the Company or any of its Restricted Subsidiaries (other than the Notes) to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and

(c)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.
      “Offering” means the offering of the Offered Notes by the Company.
      “Pari Passu Indebtedness” means, with respect to any Net Proceeds from Asset Sales, Indebtedness of the Company and its Restricted Subsidiaries the terms of which require the Company or such Restricted Subsidiary to apply such Net Proceeds to offer to purchase such Indebtedness.
      “Permitted Guarantees” means any guarantee:

(1)	guaranteeing or securing the Notes or any Guarantee;

(2)	in favor of the Company or a Guarantor;

(3)	guaranteeing Indebtedness incurred pursuant to clause (a) of the second paragraph of the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(4)	in existence on the date of the Indenture to the extent guaranteeing, Existing Indebtedness and Permitted Refinancing Indebtedness in respect thereof incurred in compliance with clause (j) of the second paragraph of the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock”.
      “Permitted Investments” means:

(a)	any Investment in the Company (including, without limitation, any acquisition of the Notes) or in a Wholly Owned Restricted Subsidiary of the Company, other than any Investment described in clause (a) of the definition of “Restricted Payments”,

(b)	any Investment in Cash Equivalents,

(c)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (1) such Person becomes a Restricted Subsidiary of the Company or (2) such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company,

(d)	any Investment made as a result of the receipt of non-cash consideration from (1) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Put Option of Holders — Asset Sales” or (2) a disposition of assets that does not constitute an Asset Sale,

(e)	Investments in stock, obligations or securities received in settlement of any claim or debts owing to the Company or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or received in satisfaction of any judgment or in settlement of any claim in circumstances where the Company does not expect it would receive cash payment in a timely manner, or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, in each case as to any claim or debts owing to the Company or any Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary, provided that any stocks, obligations or securities received in settlement of any claim or debts that arose in the ordinary course of business (and received other than as a result of bankruptcy or insolvency proceedings or received in satisfaction of any judgment or in settlement of any claim in circumstances where the Company does not expect it would receive cash payment in a timely manner, or upon foreclosure, perfection or enforcement of any Lien) that are, within 180 days of receipt, converted into cash or Cash Equivalents shall be treated as having been cash or Cash Equivalents at the time received,

(f)	Investments in Argas Ltd. consisting of guarantees of its obligations incurred in the ordinary course of its business, provided that such Investments, when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, do not exceed €50,000,000,

(g)	Investments in Argas Ltd. (other than those described in clause (f) above) and any other Affiliate organized in a foreign jurisdiction that is required by the applicable laws and regulations of such foreign jurisdiction or its governmental agencies, authorities or state-owned businesses to be majority owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction or another foreign jurisdiction in order for such Affiliate to transact business in such foreign jurisdiction, provided that such Investments, when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, do not exceed 20% of Consolidated Tangible Net Worth,

(h)	Investments in any Person in exchange for, or out of the net cash proceeds of, an issue or sale by the Company of Equity Interests (other than Disqualified Stock), and

(i)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (i) that are at the time outstanding, do not exceed €25,000,000.

      “Permitted Liens” means:

(a)	Liens securing Indebtedness incurred pursuant to clause (a) of the second paragraph of the covenant entitled “— Incurrence of Indebtedness and Issuance of Disqualified Stock,” and Liens securing any other Indebtedness under Credit Facilities incurred pursuant to the first paragraph of such covenant,

(b)	Liens in favor of the Company and its Restricted Subsidiaries,

(c)	Liens on any property or asset of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to such merger or consolidation, were not created in contemplation of it and do not extend to any property or asset of the Company or any of its Restricted Subsidiaries other than those of the Person merged into or consolidated with the Company or any of its Restricted Subsidiaries,

(d)	Liens on any property or asset existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to such acquisition, were not created in contemplation of it and do not extend to any other property or asset of the Company or any of its Restricted Subsidiaries,

(e)	Liens securing the performance of statutory obligations, surety or appeal bonds, bid or performance bonds, insurance obligations or other obligations of a like nature incurred in the ordinary course of business,

(f)	Liens securing Hedging Obligations,

(g)	Liens existing on the date of the Indenture,

(h)	Liens securing Indebtedness (including Capital Lease Obligations) permitted by clause (g) of the second paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock,” provided that such Liens extend only to the property, plant or equipment financed by such Indebtedness,

(i)	any interest or title of a lessor under an operating lease,

(j)	Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business,

(k)	Liens on real or personal property or assets of the Company or a Restricted Subsidiary thereof to secure Indebtedness incurred for the purpose of (1) financing all or any part of the purchase price of such property or assets incurred prior to, at the time of, or within 90 days after, the acquisition of such property or assets or (2) financing all or any part of the cost of construction or improvement of any such property or assets, provided that the amount of any such financing shall not exceed the amount expended in the acquisition of, or the construction of, such property or assets and such Liens shall not extend to any other property or assets of the Company or a Restricted Subsidiary (other than any associated accounts, contracts and insurance proceeds),

(l)	judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired,

(m)	Liens securing Indebtedness of the Company or any Restricted Subsidiary of the Company that does not exceed €10,000,000 at any one time outstanding,

(n)	Liens securing Acquired Indebtedness incurred pursuant to the first paragraph of the covenant entitled “— Incurrence of Indebtedness and Issuance of Disqualified Stock”, provided that such Liens (1) secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, such incurrence, and (2) do not extend to any property or asset of the Company or any of its Restricted Subsidiaries other than the property or asset that secured the Acquired Indebtedness prior to the time that it became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company, and

(o)	Liens securing Permitted Refinancing Indebtedness with respect to any Indebtedness secured by Liens referred to in clauses (c), (d), (g), (h), (k) and (n) above and in this clause (o).
      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that

(a)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses incurred in connection therewith),

(b)	such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,

(c)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable, taken as a whole, to the holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and

(d)	if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, then such Permitted Refinancing Indebtedness is solely Indebtedness of the Company;
provided, however, that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further, however, that if such Permitted Refinancing Indebtedness is subordinated to the Notes, such guarantee shall be subordinated to such Restricted Subsidiary’s Subsidiary Guarantee to at least the same extent.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Qualified Equity Offering” means:

(a)	any issuance and sale of Equity Interests (other than Disqualified Stock) of the Company pursuant to an underwritten offering registered under the Securities Act or

(b)	any other issuance and sale of Equity Interests (other than Disqualified Stock) of the Company so long as, at the time of consummation of such sale, the Company has a class of common equity securities (including American depositary shares) registered pursuant to Section 12(b) or Section 12(g) under the Exchange Act.
      “Registration Rights Agreement” means (a) the Registration Rights Agreement, dated as of April 28, 2005, by and among the Company and the initial purchasers party thereto relating to the Offered Notes, and (b) any similar agreement that the Company may enter into in relation to any other Notes, in each case as such agreement may be amended, modified or supplemented from time to time.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.
      “Securities Act” means the U.S. Securities Act of 1933, as amended.
      “Sercel Inc.” means Sercel Inc., a Texas corporation with its head office in Tulsa, Oklahoma, and a Restricted Subsidiary of the Company as of the Issue Date.
      “Sercel SA” means:

(a)	Sercel S.A., a French limited liability corporation with its head office in Carquefou, France, and a Restricted Subsidiary of the Company as of the Issue Date, and/or

(b)	any company (including Sercel Holding S.A.) that holds all of the outstanding Capital Stock of either or both of Sercel SA and Sercel Inc. (other than directors’ qualifying shares and Capital Stock held by other statutorily required minority shareholders).
      “Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.
      “Stated Maturity” means, with respect to any mandatory sinking fund or other installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or purchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Strategic Assets” means assets or rights (other than assets that would be classified as current assets in accordance with GAAP) of the kind used or usable by the Company or its Restricted Subsidiaries in the business of providing services or software products to the oil and gas industry or manufacturing equipment for use by the oil and gas industry (or any business that is reasonably complementary or related thereto as determined in good faith by the Board of Directors).
      “Subsidiary” means, with respect to any Person,

(a)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof),

(b)	any partnership (1) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (2) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof), and

(c)	any other Person whose results for financial reporting purposes are consolidated with those of such Person in accordance with GAAP.
      “Subsidiary Guarantee” means the guarantee by each Guarantor of the Company’s obligations under the Indenture and the Notes (including any Additional Notes), executed pursuant to the provisions of the Indenture.
      “Treasury Rate” means, as of any redemption date in respect of the Notes, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 15, 2010; provided, however, that if the period from the redemption date to May 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
      “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution and any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate a Subsidiary as an Unrestricted Subsidiary only to the extent that such Subsidiary at the time of such designation

(a)	has no Indebtedness other than Non-Recourse Debt,

(b)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless such agreement, contract, arrangement or understanding does not violate the terms of the Indenture described under the caption “— Certain Covenants — Transactions with Affiliates,” and

(c)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.
      Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock,” the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1)	such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and

(2)	no Default or Event of Default would be in existence following such designation.
      “U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at or as of any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters (or, if Reuters ceases to provide such spot quotations, by any other reputable service as is providing such spot quotations, as selected by the Company) at approximately 11:00 a.m. (New York City time) on the date not more than two business days prior to such determination.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors, managers or trustees of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (2) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.
      “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person to the extent that

(a)	all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and Capital Stock held by other statutorily required minority shareholders) shall at the time be owned directly or indirectly by such Person or

(b)	such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction or its governmental agencies, authorities or state-owned businesses to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction or another foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that such Person, by contract or otherwise, controls the business and management of such Restricted Subsidiary.

Further, in relation to the Company, the term “Wholly Owned Restricted Subsidiary” includes any Foreign Restricted Subsidiary so long as the direct or indirect ownership interest of the Company in its Capital Stock is no less than at the Issue Date.

OUTSTANDING NOTES REGISTRATION RIGHTS AGREEMENT
      In connection with the sale of the outstanding notes, we entered into a registration rights agreement. Under that agreement, we agreed to:

•	file a registration statement with the Commission with respect to an offer to exchange the outstanding notes for new notes having substantially identical terms as the outstanding notes (except that the new notes will not contain terms with respect to transfer restrictions or liquidated damages);

•	use our reasonable best efforts to cause that registration statement to be declared effective under the Securities Act within 180 days of the date of original issuance of the outstanding notes;

•	use our reasonable best efforts to keep that registration statement effective until the first anniversary of the closing of the exchange offer; and

•	use our reasonable best efforts to cause the exchange offer to be consummated within 210 days following the original issuance of the outstanding notes.
      Promptly after the exchange offer registration statement has been declared effective, we will offer the new notes in exchange for surrender of the outstanding notes.
      Under the following circumstances, we will file with the Commission a shelf registration statement to cover resales of the outstanding notes by those holders who provide required information in connection with the shelf registration statement:

•	if any changes in law or applicable interpretations by the staff of the Commission do not permit us to effect the exchange offer as contemplated by the registration rights agreement; or

•	in certain limited circumstances, if any holder of the outstanding notes so requests.
      A “Registration Default” will occur if, among other things:

•	the exchange offer registration statement is not declared effective on or prior to the 180th day following the date of original issuance of the outstanding notes;

•	the exchange offer is not consummated on or prior to the 210th day following the date of original issuance of the outstanding notes; or

•	we file the exchange offer registration statement or shelf registration statement and the Commission declares it effective, but thereafter it ceases to be effective or fails to be usable for its intended purpose (except as specifically permitted in the registration rights agreement) without being succeeded within 10 business days by a post-effective amendment to such registration statement that cures such failure and that is itself declared effective within 10 business days of the date of filing of such post-effective amendment.
      If any Registration Default occurs, we will be obligated to pay liquidated damages to each holder of outstanding notes in an amount equal of $.05 per week per $1,000 principal amount of outstanding notes held by each such holder for each week or portion thereof that the Registration Default continues with respect to the first 90-day period immediately following the occurrence of such Registration Default. The amount of the liquidated damages shall increase by an additional $.05 per week per $1,000 principal amount of outstanding notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.30 per week per $1,000 principal amount of outstanding notes, provided that we will in no event be required to pay liquidated damages for more than one Registration Default at any given time.

      Holders who desire to tender their outstanding notes will be required to make to us the representations described under “The Exchange Offer — Purpose and Effect of the Exchange Offer” and “— Procedures for Tendering” in order to participate in the exchange offer. In addition, we may require holders to deliver information to be used in connection with the shelf registration statement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages described in the preceding paragraph. A holder who sells outstanding notes under the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers. Such a holder will also be subject to the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder, including indemnification obligations.
      The description of the registration rights agreement contained in this section is a summary only. For more information, you may review the provisions of the registration rights agreement that we filed with the Commission as an exhibit to the registration statement of which this prospectus is a part.

BOOK ENTRY; DELIVERY AND FORM
      The new notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form (the “Global Securities”) that will be registered in the name of Cede & Co., as nominee of DTC. The Global Securities will be deposited on behalf of the acquirors of the new notes represented thereby with a custodian for DTC for credit to the respective accounts of the acquirors or to such other accounts as they may direct at DTC. See “The Exchange Offer — Book-Entry Transfer.”
The Global Securities
      We expect that under procedures established by DTC:

•	upon deposit of the Global Securities with DTC or its custodian, DTC will credit on its internal system portions of the Global Securities that shall be comprised of the corresponding respective amounts of the Global Securities to the respective accounts of persons who have accounts with such depositary; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of persons who have accounts with DTC (“participants”), and the records of participants, with respect to interests of persons other than participants.
      So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder or such notes represented by the Global Securities for all purposes under the indenture and under the notes represented thereby. No beneficial owner of an interest in the Global Securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the indenture.
      Payments on the notes represented by the Global Securities will be made to DTC or its nominee, as the registered owner thereof. None of the Company, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.
      We expect that DTC or its nominee, upon receipt of any payment on the notes represented by the Global Securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the Global Securities as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Securities held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such participants.
      Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states that require physical delivery of such security or to pledge such securities, such holder must transfer its interest in the Global Securities in accordance with the normal procedures of DTC and the procedures in the indenture.
      DTC has advised us that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Securities are credited and only in respect of the aggregate principal amount as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Securities for certificated securities that it will distribute to its participants.
      DTC has advised us as follows:

•	DTC is a limited-purpose company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve

System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act;

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its participants and by the New York stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.;

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	The rules applicable to DTC and its participants are on file with the Commission.

      Although DTC is expected to follow these procedures in order to facilitate transfers of interests in the Global Securities among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither CGG nor the trustee will have any responsibility for the performance by DTC or its direct or indirect participants on their respective obligations under the rules and procedures governing their operations.
Certificated Securities
      Interests in the Global Securities will be exchanged for certificated securities if:

•	DTC or any successor depositary (the “Depositary”) notifies us that it is unwilling or unable to continue as depositary for the Global Securities, or has ceased to be a “clearing agency” registered under the Exchange Act, and, in either case, we fail to appoint a successor depositary within 90 days after the date of such notice; or

•	we determine not to have the notes represented by Global Securities.
      Upon the occurrence of either of the events described in the preceding sentence, we will cause the appropriate certified securities to be delivered.
      Neither CGG nor the trustee will be liable for any delay by the Depositary or its nominee in identifying the beneficial owners of the related notes. Each such person may conclusively rely on, and will be protected in relying on, instructions from such Depositary or nominee for all purposes, including the registration and delivery, and the respective principal amounts, of the notes to be issued.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
      To ensure compliance with Internal Revenue Service Circular 230, U.S. Holders are hereby notified that: (a) any discussion of federal tax issues in this document is not intended or written by us to be relied upon, and cannot be relied upon by U.S. Holders for the purpose of avoiding penalties that may be imposed on U.S. Holders under the Internal Revenue Code; (b) such discussion is written to support the promotion or marketing of the transactions or matters addressed herein; and (c) U.S. Holders should seek advice based on their particular circumstances from an independent tax advisor.
      The following discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the “Service”) will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.
      WE RECOMMEND THAT EACH HOLDER CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OUTSTANDING NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.
      We believe that the exchange of outstanding notes for new notes pursuant to the exchange offer will not be treated as an “exchange” for federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, the new notes received by a holder will be treated as a continuation of the outstanding notes in the hands of the holder. As a result, there will be no United States federal income tax consequences to holders exchanging outstanding notes for new notes pursuant to the exchange offer.

PLAN OF DISTRIBUTION
      Based on interpretations of the Commission staff in no action letters issued to third parties, we believe that each new note issued under the exchange offer may be offered for resale, resold and otherwise transferred by the holder of that new note without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	any new notes will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in and do not intend to engage in the distribution of the new notes.
      Broker-dealers receiving notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new notes.
      We believe that you may not transfer new notes issued under the exchange offer in exchange for outstanding notes if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired outstanding notes directly from us; or

•	a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities unless you acknowledge that, in connection with any resale of new notes acquired in exchange for such outstanding notes, you will deliver a prospectus meeting the requirements of the Securities Act.
      To date, the staff of the Commission has taken the position that participating broker-dealers may fulfill their prospectus deliver requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. In the registration rights agreement, we have agreed to permit participating broker-dealers to use this prospectus in connection with the resale of new notes. We have agreed that, for a period of up to one year after the expiration of the exchange offer, we will make this prospectus, and any amendment of supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.
      If you wish to exchange your outstanding notes for new notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer — Purpose and Effect of the Exchange Offer” and “— Procedures for Tendering — Your Representations to Us” of this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for outstanding notes that were acquired by it as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.
      We will not receive any proceeds from any sale of notes by broker-dealers. Broker-dealers who receive new notes for their own account in the exchange offer may sell them from time to time in one or more transactions in the over-the-counter market:

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale; or

•	at prices related to such prevailing market prices or negotiated prices.
      Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers. We will indemnify holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as provided in the registration rights agreement.
Transfer Restrictions on Outstanding Notes
      The outstanding notes were not registered under the Securities Act. Those outstanding notes may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in accordance with an exemption from the Securities Act registration requirements. Accordingly, the outstanding notes were offered and sold in the United States only to “qualified institutional buyers” under Rule 144A under the Securities Act in transactions exempt from the registration requirements of the Securities Act.

LEGAL MATTERS
      The validity of the notes will be passed on for us by Linklaters, Paris, France, who are acting as our special United States counsel and our French legal advisors. Certain legal matters with respect to the guarantees will be passed on for us by Andrews Kurth LLP, who are acting as our special Texas counsel, Osler, Hoskin & Harcourt LLP, who are acting as our special Alberta, Canadian counsel, Wiersholm Mellbye & Bech, who are acting as our special Norwegian counsel, Gable & Gotwals, who are acting as our special Oklahoma counsel, McInes Cooper, who are acting as our special New Brunswick, Canadian, counsel and Mallesons Stephen Jaques, who are acting as our special Australian counsel.
EXPERTS
      The consolidated financial statements of CGG as of and for the years ended December 31, 2003 and 2004 incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part have been audited by Barbier Frinault & Autres Ernst & Young and Mazars & Guerard, independent registered public accounting firms, as set forth in their report thereon incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon their report given on the authority of these firms as experts in accounting and auditing.
      The consolidated financial statements of CGG as of and for the year ended December 31, 2002 incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part have been audited by Ernst & Young Audit and Barbier Frinault & Autres, independent registered public accounting firms, as set forth in their report thereon incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon their report given on the authority of these firms as experts in accounting and auditing.
      The consolidated financial statements of Arabian Geophysical and Surveying Company (Argas) for the year ended December 31, 2004 incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon their report given on the authority of that firm as experts in accounting and auditing.
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES
      We are a company organized under the laws of France with our registered office and principal place of business in France. A majority of our directors and officers named herein are not residents of the United States, and all or a substantial portion of their assets are located outside the United States. Substantially all of our assets are located outside the United States. We have agreed, in accordance with the terms of the indenture relating to the notes, to accept service of process in any suit, action or proceeding with respect to the indenture or the notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may not be possible for you to effect service of process within the United States upon our directors and officers or to enforce against these persons, or us, judgments of United States courts predicated upon civil liability provisions of the federal securities laws of the United States.
      We have been advised by our French counsel, Linklaters, Paris, France, that if an original action is brought in France, predicated solely upon the United States federal securities laws, French courts may not have the requisite jurisdiction to grant the remedies sought and that actions for enforcement in France of a judgment by courts in the United States, rendered against any of the French persons referred to in the second sentence of the preceding paragraph, would require such French person to waive their rights under Article 15 of the French Civil Code to be sued in France only. We believe that no such French person has waived such right with respect to actions predicated solely upon the United States federal securities laws. In addition, actions in the United States under United States federal securities laws could be affected under certain circumstances by the French Law of 16 July 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with such actions.

GENERAL INFORMATION
Share Capital
      On December 31, 2003, CGG had authorized share capital of €47,365,391 and issued share capital of €23,361,436, divided into 11,680,718 ordinary shares of €2 nominal value each. As of December 31, 2004, CGG had authorized share capital of €56,581,647 and issued and fully paid-up share capital of €23,364,436, divided into 11,682,218 ordinary shares of €2 nominal value each, all of which were fully paid.
Corporate Authorizations
      The issue of the notes was authorized by the Chairman and Chief Executive Officer of CGG on April 22, 2005 pursuant to a resolution of the Board of Directors (Conseil d’Administration) of CGG adopted on March 8, 2005 and a further resolution adopted by the Board of Directors on April 22, 2005. The guarantee of the notes was authorized by the Board of Directors of each Initial Guarantor.
Listing of the Notes
      Application has been made for the new notes will be listed on the Euro MTF market of the Luxembourg Stock Exchange.
      In connection with the application to list the notes on the Luxembourg Stock Exchange, copies of the statuts of CGG and a legal notice relating to the issue of the notes (Notice Légale) will be deposited prior to listing with the Luxembourg Trade and Companies’ Register (Registre du Commerce et des Sociétés (Luxembourg)), where such documents may be inspected and copies obtained upon request so long as any of the notes are outstanding.
Clearing of the Notes
      The new notes will be accepted for clearance with the following securities codes: the CUSIP number is 204386 AF 3 and the ISIN is US204386AF39.
No Material Adverse Change
      Except as disclosed in this prospectus, there has been no significant change in the financial or trading position of CGG since December 31, 2004 and no material adverse change in the financial position or prospects of CGG since December 31, 2004.
Litigation
      Except as disclosed in this prospectus, neither CGG nor any of its subsidiaries is involved in any litigation, arbitration or administrative proceedings relating to amounts which, individually or in the aggregate, are material in the context of the issue of the notes and, to the best of the knowledge of CGG, there are no such litigation, arbitration or administrative proceedings pending or threatened.
Significant Subsidiaries
      For the year ended December 31, 2004, one subsidiary of CGG, Sercel S.A., represented more than 10% of consolidated revenues of CGG. Sercel S.A., a wholly-owned subsidiary of Sercel Holding S.A. had operating revenues of €266.1 million in the year ended December 31, 2004 and had shareholders’ equity of €89.0 million as at December 31, 2004. Sercel S.A. paid a dividend of €49,000 to CGG in 2004. Sercel S.A.’s registered office is at 16, rue de Bel Air, 44470 Carquefou, France.
      As at December 31, 2004, two subsidiaries of CGG, CGG Marine and CGG Americas Inc., each represented more than 10% of consolidated assets of CGG.
      CGG Marine SAS, a wholly-owned subsidiary of CGG, had operating revenues of €128.1 million in the year ended December 31, 2004 and had shareholders’ equity of €19.6 million as at December 31, 2004. CGG Marine did not pay any dividends to CGG in 2004. CGG Marine’s registered office is at 1, rue Léon Migaux, 91300 Massy, France.
      CGG Americas Inc. is described below under the heading “Initial Guarantors”.
Initial Guarantors
      CGG Americas Inc., a wholly-owned subsidiary of CGG, is primarily engaged in the production and sale of our multi-client data library in the Gulf of Mexico and the processing of data for clients in the United States. CGG Americas Inc. had operating revenues of €70.5 million in the year ended December 31, 2004 and had shareholders’ equity of €54.6 million as at December 31, 2004. CGG Americas Inc. did not pay any dividends to CGG in 2004. CGG Americas Inc.’s registered office is at 16430 Park Ten Place, Houston, Texas 77084, United States of America.
      CGG Canada Services Ltd, a wholly-owned subsidiary of CGG, is primarily engaged in the processing of seismic data in our Calgary center. CGG Canada Services had operating revenues of €4.6 million in the year ended December 31, 2004 and had shareholders’ equity of €2.3 million as at December 31, 2004. CGG Canada Service’s registered office is at 450, 808 — 4th avenue Southwest, SW, Calgary ABTP3E8, Canada.
      CGG Marine Resources Norge A/ S, a wholly-owned subsidiary of CGG, is the owner of the CGG Amadeus and CGG Symphony seismic vessels. CGG Marine Resource Norge A/ S had operating revenues of €47.9 million in the year ended December 31, 2004 and had shareholders’ equity of €47.0 million as at December 31, 2004. CGG Marine Resource Norge A/ S’s registered office is at OH BANGS VEI 70, N-1323 Hovik, Norway.
      Sercel Inc., a wholly-owned subsidiary of Sercel Holding S.A., is primarily engaged in the production and distribution of marine seismic equipment, geophones and other products. Sercel Inc. had operating revenues of €78.9 million in the year ended December 31, 2004 and had shareholders’ equity of €88.0 million as at December 31, 2004. Sercel Inc.’s registered office is at 17200 Park Row, Houston, Texas 77084, United States of America.
      Sercel Australia Pty Ltd, a wholly-owned subsidiary of Sercel Holding S.A., is primarily engaged in the production and distribution of marine seismic products. Sercel Australia had operating revenues of €19.3 million in the year ended December 31, 2004 and had shareholders’ equity of €13.7 million as at December 31, 2004. Sercel Australia’s registered office is at 274 Victoria Road, Rydalmere, New South Wales, Australia.
      Sercel Canada Ltd, a wholly-owned subsidiary of Sercel Inc., is primarily engaged in the rental and sale of products for the geophysical land market. Sercel Canada has operating revenues of €6.6 million in the year ended December 31, 2004 and had shareholders’ equity of €4.7 million as at December 31, 2004. Sercel Canada’s registered office is at 570 Queen Street, Suite 600, Post Office Box 610, Fredericton, NB, E3B 5A6, Canada.
      For more information on the Subsidiary Guarantors, see note 28 to our consolidated annual financial statements incorporated by reference in this prospectus.
Documents Available
      Copies of the annual reports of CGG for 2002, 2003 and 2004, the constitutive documents of CGG, the indenture and the registration rights agreement and copies of the most recently published report and consolidated and non-consolidated financial statements of CGG will, for so long as the notes are listed on the Luxembourg Stock Exchange, be available free of charge during usual business hours on any weekday (except Saturdays, Sundays and public holidays) at the specified offices of the Paying Agent in Luxembourg. CGG publishes a semi-annual consolidated statement of operations, statement of cash flow and balance sheet, each of which will be delivered to, and copies of which may be obtained free of charge from, the specified offices of the Paying Agent in Luxembourg. CGG does not publish interim non-consolidated statements. All published interim statements are unaudited.
      CGG has undertaken to the holders of the notes that it will submit certain quarterly financial information to the Commission. Any such quarterly information will also be delivered to, and copies of such information may be obtained free of charge from, the specified offices of the Paying Agent in Luxembourg.

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You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not offering the new notes in any jurisdiction where the offer is not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover.
$165,000,000
COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE
Offer to Exchange
7 1/2% Initial Senior Notes due 2015
Guaranteed on a senior basis by certain subsidiaries
for
7 1/2% Exchange Senior Notes due 2015
Guaranteed on a senior basis by certain subsidiaries
PROSPECTUS
We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained herein or in the documents we incorporate herein by reference. If you are given any information or representations about these matters that is not discussed or incorporated in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus offered hereby does not, under any circumstances, mean that there has not been a change in our affairs since the date hereof. It also does not mean that the information in this prospectus or in the documents we incorporate herein by reference is correct after this date.

Part II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 20.     Indemnification of Directors and Officers
      As used in this Item 20, “we”, “us” and “our” refer to the entity in the corresponding heading.
Compagnie Générale de Géophysique
      The French Commercial Code prohibits provisions of statuts that limit the liability of directors. The French Commercial Code also prohibits a company from indemnifying its directors against liability. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company may reimburse those fees and costs pursuant to an indemnification arrangement with the director.
      Our statuts do not expressly provide for indemnification by us of liabilities of our directors or officers in their capacity as such. However, we maintain officers’ and directors’ liability insurance, which insures against certain liabilities that officers and directors in our group companies may incur in such capacities, including liabilities arising under the U.S. securities laws, subject to certain exceptions.
CGG Americas Inc.
      Article 2.02-1 of the Texas Business Corporation Act, as amended, authorizes us to indemnify certain persons, including any person who was, is or is threatened to be made a named defendant or respondent in a threatened, pending, or completed action, suit or proceeding because the person is or was a director or officer, against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys’ fees) actually incurred by the person in connection with the threatened, pending, or completed action, suit or proceeding, if it is determined that the person conducted himself in good faith, reasonably believed, in the case of conduct in his official capacity, that his conduct was in our best interests, or in all other cases, that his conduct was not opposed to our best interests, and in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. We are required by Article 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys’ fees) incurred by him in connection with a threatened, pending, or completed action, suit or proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Article 2.02-1 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under the corporation’s articles of incorporation or any bylaw, agreement vote of shareholders or disinterested directors, or otherwise.
      Our revised bylaws state that we will indemnify any person who was or is a party or is threatened to be made a party to any (a) threatened, pending, or completed action, suit, proceeding, whether civil, criminal, administrative or administrative (other than an action by us or in our right), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in our best interest and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful and (b) threatened, pending, or completed action or suit by us or in our right to procure a judgment in our favor by reason of the fact that he is or was our director, officer, employee, fiduciary, or agent or is or was serving at our request as a director, officer, employee, fiduciary, or agent of another corporation, partnership, joint venture, trust, or another enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in our best interest; but no indemnification will be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to us unless and only to the extent that the court in which such action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper. To the extent that our director, officer, employee, fiduciary, or agent has been successful on the merits, he will be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him. A determination that indemnification is proper will be made by a majority vote of a quorum of our board of directors, consisting of a majority of uninterested directors or, in some circumstances, by independent legal counsel in a written opinion, or by the shareholders. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the U.S. securities laws.
CGG Canada Services Ltd.
      Under the Business Corporations Act (Alberta), we may indemnify a present or former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of us or that body corporate, if the director or officer acted honestly and in good faith with a view to our best interests, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from us as a matter of right if he or she was substantially successful on the merits, fulfilled the conditions set forth above, and is fairly and reasonably entitled to indemnity. In addition, we may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to above. However, such person will be required to repay the funds advanced if he or she is not substantially successful on the merits, does not fulfill the conditions set forth above and is not fairly and reasonably entitled to the indemnity. In addition, we may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to above. However, such person will be required to repay the funds advanced if he or she is not substantially successful on the merits, does not fulfill the conditions set forth above and is not fairly and reasonably entitled to the indemnity.
      Subject to the limitations in the Business Corporations Act (Alberta), our revised by-law no. 1 provides that we will indemnify a director, or a former director or officer, or a person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being of having been our director or officer of such body corporate, if (a) he acted honestly in good faith with a view to our best interests; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the U.S. securities laws.
CGG Marine Resources Norge A/ S
      Norwegian law provides that a director or the chief executive officer of a Norwegian company is liable for any loss or damage he has intentionally or negligently caused the company in the performance of his duties. The shareholders may, by a majority resolution at the general meeting, either hold liable or discharge from liability such director or chief executive officer. Notwithstanding a decision at the general meeting to discharge a person from liability or to reject a proposal to hold a person liable, shareholders owning at least 10% of the share capital may within a limited period of time bring a claim predicated on such liability on behalf of the company.
      Our articles of association do not expressly provide for indemnification by us of liabilities of our directors or officers in their capacity as such.

Sercel, Inc.
      The Oklahoma General Corporation Act allows us to indemnify each of our officers and directors against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any action, suit or proceeding brought by reason of the fact that such person is or has been our director, officer, employee or agent, or of any other corporation, partnership, joint venture, trust or other enterprise at our request, other than an action by us or in our right. Such indemnification may only be provided if the individual acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and with respect to any criminal action, the person seeking indemnification had no reasonable cause to believe that the conduct was unlawful. The Oklahoma General Corporation Act also allows us to indemnify our officers and directors for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of any action or suit by us or in our right brought by reason of the person seeking indemnification being or having been our director, officer, employee, or of any other corporation, partnership, joint venture, trust or other enterprise at our request, provided the actions were in good faith and were reasonably believed to be in or not opposed to our best interest. No indemnification shall be made in respect of any claim, issue or matter as to which the individual shall have been adjudged liable to us, unless and only to the extent that the court in which such action was decided has determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.
      Our bylaws provide that, to the extent and in the manner permitted by the laws of the State of Oklahoma and specifically as is permitted under Section 1031 of Title 18 of the Oklahoma Statutes, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by us or in our right, by reason of the fact that such person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the U.S. securities laws.
Sercel Australia Pty Ltd.

Corporations Act of Australia
      Section 199A(1) of the Corporations Act 2001 (Commonwealth) (the “Corporations Act”) provides that a company or a related body corporate must not exempt a person (whether directly or through an interposed entity) from a liability to the company incurred as an officer of the company.
      Section 199A(2) of the Corporations Act provides that a company or a related body corporate must not indemnify a person (whether by agreement or by making a payment and whether directly or through an interposed entity) against any of the following liabilities incurred as an officer of the company:

•	a liability owed to the company or a related body corporate;

•	a liability for a pecuniary penalty order or compensation order under sections 1317G, 1317H or 1317HA of the Corporations Act; or

•	a liability that is owed to someone other than the company or a related body corporate that did not arise out of conduct in good faith.

      Section 199A(2) does not apply to a liability for legal costs.
      Indemnification (as opposed to exemption) which falls outside this provision is permissible.

      Section 199A(3) provides that a company or a related body corporate must not indemnify a person (whether by agreement or by making a payment and whether directly or through an interposed entity) against legal costs incurred in defending an action for a liability incurred as an officer of the company if the costs are incurred:

•	in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under section 199A(2); or

•	in defending or resisting criminal proceedings in which the person is found guilty; or

•	in defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (but this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

•	in connection with proceedings for relief to the person under the Corporations Act in which the court denies the relief.

      Section 199B of the Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer of the company against a liability (other than one for legal costs) arising out of:

•	conduct involving a willful breach of any duty in relation to the company; or

•	a contravention of the officer’s duties under the Corporations Act not to improperly use their position or make improper use of information obtained as an officer.

      A contract will be void to the extent to which it purports to provide such insurance.
      For the purpose of sections 199A and 199B, an “officer” of a company includes:

•	a director or secretary;

•	a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;

•	a person who has the capacity to significantly affect the company’s financial standing; and

•	a person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

      Our constitution provides that, to the extent permitted by law and without limiting our powers, we must indemnify each person who is, or has been, our director or secretary against any liability which results from facts or circumstances relating to the person serving or having served as a director, secretary or employee of us or any of our subsidiaries (a) other than a liability owed to us or a related body corporate, a liability for a pecuniary penalty order under section 1317G or a compensation order under section 1317H of the Corporation Act or a liability this is owed to someone (other than us or a related body corporate) and did not arise out of conduct in good faith (but this does not apply to a liability for legal costs) or (b) other than for legal costs incurred in defending an action for liability if the costs are incurred:

(i)	in defending or resisting civil proceedings in which the person is found to have a liability for which they could not be indemnified under paragraph (a); or

(ii)	is defending or resisting criminal proceedings in which the person is found guilty;

(iii)	in defending or resisting proceedings brought by ASIC or a liquidator for a court order if the grounds for making the order are found by the court to be established;

(iv)	in connection with proceedings for relief to the person under the Corporations Act in which the Court denies relief.

Paragraph (iii) does not apply to costs incurred in responding to actions brought by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order.

      These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the U.S. securities laws.
Sercel Canada Ltd.
      Under the Business Corporations Act (New Brunswick) we may indemnify a present or former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of us or that body corporate, if the director or officer acted honestly and in good faith with a view to our best interests, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable ground for believing that his conduct was lawful. Such indemnification may be in connection with an action by or on behalf of our corporation or body corporate only with court approval. A director or officer is entitled to indemnification from us as a matter of right if he or she was substantially successful on the merits, fulfilled the conditions set forth above, and is fairly and reasonably entitled to indemnity..
      Our by-law no. 1 provides that, subject to subsections 81(2) and 81(3) of the Business Corporations Act (New Brunswick), except in respect to an action by or on behalf of us to procure a judgment in our favor, we will indemnify a director or officer, or a former director or officer, and each person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being of having been our director or officer of such corporation or body corporate, if (a) he acted honestly in good faith with a view to our best interests; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the U.S. securities laws.

ITEM 21.	Exhibits and Financial Schedules
      The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are so indicated.

Exhibit No	Exhibit

1.1*	Purchase Agreement dated April 21, 2005 among the Registrants, Credit Suisse First Boston (Europe) Limited, BNP Paribas Securities Corp., RBC Capital Markets Corporation and Natexis Banques Populaires.

3.1*	English translation of the Articles of Association (status) of Compagnie Generale de Geophysique.

3.2*	Articles of Incorporation of CGG Americas Inc., dated May 15, 1998

3.3*	Articles of Amendment to the Articles of Incorporation of CGG Americas, Inc., dated December 1, 1999.

3.4*	Articles of Amendment by the Sole Shareholder to the Articles of Incorporation of CGG Americas Inc., dated December 22, 2001.

3.5*	Articles of Amendment by the Sole Shareholder to the Articles of Incorporation of CGG Americas, Inc., dated December 15, 2004.

3.6*	Revised bylaws of Georex, Inc. (CGG Americas Inc.)

3.7*	Articles of Amalgamation of CGG Canada Services Ltd.

3.8*	CGG Canada Services Ltd. Resolution of the Sole Shareholder

3.9*	By-law No. 1 of CGG Canada Services Ltd.

Exhibit No	Exhibit

3.10*	Articles of Association of CGG Marine Resources Norge A/ S

3.11*	Amended Certificate of Incorporation of Opseis, Inc. (Sercel, Inc.), dated February 24, 1993

3.12*	Certificate of Amendment of Certificate of Incorporation of Opseis, Inc. (Sercel, Inc.), dated December 23, 1996

3.13*	Bylaws of Opseis, Inc. (Sercel, Inc.)

3.14*	Constitution of Sercel Australia Pty Ltd.

3.15*	Articles of Incorporation of Sercel Canada Ltd.

3.16*	By-Law No. 1 of Sercel Canada Ltd.

4.1*	Indenture dated as of April 28, 2005 among the Registrants and JP Morgan Chase Bank, National Association, as Trustee, which includes the form of the 7 1/2% Senior Notes due 2015 as an exhibit thereto.

4.2*	Registration Rights Agreement dated April 28, 2005 among the Registrants, Credit Suisse First Boston (Europe) Limited, BNP Paribas Securities Corp., RBC Capital Markets Corporation and Natexis Banques Populaires.

5.1*	Opinion of Linklaters, special U.S. counsel to the Registrants, as to the legality of the notes and the guarantees.

5.2*	Opinion of Linklaters, French legal advisor to Compagnie Générale de Géophysique, as to the legality of the notes.

5.3*	Opinion of Andrews Kurth LLP, special Texas counsel to CGG Americas Inc., as to the legality of its guarantee.

5.4*	Opinion of Osler, Hoskin & Harcourt LLP, special Alberta, Canadian counsel to CGG Canada Services Ltd. Registrants, as to the legality of its guarantee.

5.5*	Opinion of Wiersholm Mellbye & Bech, special Norwegian counsel to CGG Marine Resources Norge A/S, as to the legality of its guarantee.

5.6*	Opinion of Gable & Gotwals, special Oklahoma counsel to Sercel, Inc. as to the legality of its guarantee.

5.7*	Opinion of McInnes Cooper, special New Brunswick, Canadian counsel to Sercel Canada Ltd., as to the legality of its guarantee

5.8*	Opinion of Mallesons Stephen Jaques, special Australian counsel to Sercel Australia Pty Ltd., as to the legality of its guarantee.

12.1**	Statement re Computation of Ratios.

23.1*	Consent of Linklaters, special U.S. counsel to the Registrants (included in Exhibit 5.1).

23.2*	Consent of Linklaters, French legal advisor to Compagnie Générale de Géophysique (included in Exhibit 5.2).

23.3*	Consent of Andrews Kurth LLP, special Texas counsel to CGG Americas Inc. (included in Exhibit 5.3.)

23.4*	Consent of Osler, Hoskin & Harcourt LLP, special Alberta, Canadian counsel to CGG Canada Services Ltd. (included in Exhibit 5.4.)

23.5*	Consent of Wiersholm Mellbye & Bech, special Norwegian counsel to CGG Marine Resources Norge A/S (included in Exhibit 5.5.)

23.6*	Consent of Gable & Gotwals, special Oklahoma counsel to Sercel, Inc. (included in Exhibit 5.6.)

23.7*	Consent of McInnes Cooper, special New Brunswick, Canadian counsel to Sercal Canada Ltd. (included in Exhibit 5.7.)

Exhibit No	Exhibit

23.8*	Consent of Mallesons Stephen Jaques, special Australian counsel to Sercal Australia Pty Ltd. (included in Exhibit 5.8.)

23.9**	Consent of Barbier Frinault & Autres Ernst & Young Audit and Mazars & Guérard.

23.10**	Consent of Barbier Frinault & Autres and Ernst & Young Audit

23.11**	Consent of Ernst & Young.

24.1*	Powers of Attorney (included as part of the signature pages of the Registration Statement (SEC File No. 333-126556) filed by Compagnie Generale de Geophysique with the Securities and Exchange Commission on July 13, 2005).

25.1**	Statement of Eligibility of Trustee.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Instructions to Registered Holder or DTC Participant.

99.4*	Form of Letter to Registered Holders and Depositary Trust Company Participants.

99.5*	Form of Letter to Clients.

*	Previously filed

**	Filed herewith

ITEM 22.     Undertakings
      The undersigned Registrants hereby undertake:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by Section 10(a)(3) of the Securities Act;

•	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

•	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

•	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•	For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To (i) respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

•	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants, the Registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless, in the opinion of their counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Paris, France, on September 21, 2005.

CGG Americas Inc.

By:	/s/ Robert Brunck

Robert Brunck

Chairman of the Board

      Pursuant to the requirements of the Securities Act of 1933, this registration document has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	* Robert Brunck	Chairman of the Board	September 21, 2005

By:	* Jonathan Miller	President and Chief Executive Officer (Principal executive officer)	September 21, 2005

By:	* Kay Pratt	Treasurer (Principal financial and accounting officer)	September 21, 2005

By:	/s/ Michel Ponthus Michel Ponthus	Director	September 21, 2005

By:	* Thierry Le Roux	Director	September 21, 2005

Signatures		Title	Date

By:	* Christophe Pettenati-Auzière	Director	September 21, 2005

By:	* Gérard Chambovet	Director	September 21, 2005

*By:	/s/ Michel Ponthus Michel Ponthus Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nantes, France, on September 21, 2005.

Sercel, Inc.

By:	/s/ Thierry Le Roux

Thierry Le Roux

Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration document has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	* Thierry Le Roux	Chief Executive Officer (Principal executive officer) and Director	September 21, 2005

By:	* Kenneth O. Fitts	Chief Financial Officer (Principal financial officer)	September 21, 2005

By:	* Bill Demko	Controller (Principal accounting officer)	September 21, 2005

By:	* Pascal Rouiller	Director	September 21, 2005

Signatures		Title	Date

By:	* George Wood	Director	September 21, 2005

By:	* Kenneth O. Fitts	Director	September 21, 2005

*By:	/s/ Michel Ponthus Michel Ponthus Attorney-in-Fact